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As filed with the Securities and Exchange Commission on May 9, 2003

Registration No. 333-104783

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CENTRAL PACIFIC FINANCIAL CORP.
(formerly CPB INC.)
(Exact name of registrant as specified in its charter)

Hawaii (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	99-0212597 (I.R.S. Employer Identification Number)
220 South King Street Honolulu, Hawaii 96813 (808) 544-0500 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Neal K. Kanda
Chief Financial Officer and Treasurer
220 South King Street
Honolulu, Hawaii 96813
(808) 544-0500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:
Gordon Bava, Esq. Manatt Phelps & Phillips, LLP 11355 West Olympic Boulevard Los Angeles, California 90064-1614 (310) 312-4000

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the transactions described in the enclosed prospectus.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Common Stock, No Par Value (including associated preferred share purchase rights)	7,974,289	66.80	192,668,508	$15,586.89(4)

(1)
This Registration Statement relates to securities of Central Pacific Financial Corp. ("CPF") exchangeable for all of the issued and outstanding shares of common stock, par value $1.00 per share ("common stock"), of CB Bancshares, Inc., a Hawaii corporation ("CB Bancshares"), in the exchange offer by registrant for all of the issued and outstanding shares of CB Bancshares common stock and in the proposed merger with CB Bancshares.

(2)
This amount is based upon the maximum number of shares of common stock of CPF issuable for shares of CB Bancshares common stock upon completion of the exchange offer and merger described herein.

(3)
Computed solely for purposes of calculating the registration fee. The registration fee has been computed pursuant to Rules 457(f)(1) and 457(f)(3) under the Securities Act of 1933, as amended, based on the average of the high and low prices for shares of CB Bancshares common stock as reported on the Nasdaq National Market on April 23, 2003 ($66.80) and the maximum number of such shares (4,206,736) that may be exchanged for the securities being registered, minus the maximum cash consideration payable for such shares.

(4)
Previously paid.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated May 9, 2003

The information in this prospectus may change. Central Pacific Financial Corp. may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and Central Pacific Financial Corp. is not soliciting offers to buy these securities in any state where the offer is not permitted.

Offer To Exchange Each Outstanding Share of Common Stock
of

CB BANCSHARES, INC.

for cash and for Shares of Common Stock of Central Pacific Financial Corp.
by

CENTRAL PACIFIC FINANCIAL CORP.

in each case subject to the procedures and limitations described in this exchange offer.

        The exchange offer of Central Pacific Financial Corp., a Hawaii corporation, and the withdrawal rights of the shareholders of CB Bancshares Inc., a Hawaii corporation, will expire at 12:00 midnight, New York City time, on                , 2003, unless extended. Shares of CB Bancshares common stock tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration of the exchange offer, but not during any subsequent offering period.

        CPF will offer, upon the terms and subject to the conditions set forth in this exchange offer and the related letter of transmittal, to exchange cash and shares of CPF common stock, no par value per share, for each of the issued and outstanding shares of common stock, par value $1.00 per share of CB Bancshares.

        Pursuant to the exchange offer, CPF proposes to offer each CB Bancshares shareholder the right to exchange each share of common stock of CB Bancshares for cash, shares of CPF common stock or a combination of cash and shares of CPF common stock. In this exchange offer, we refer to the cash and/or shares that a shareholder would receive as the acquisition consideration. See "The Exchange Offer" beginning on page 31 for a discussion of the acquisition consideration.

        After taking the June 27, 2003 10% stock dividend announced by CB Bancshares into account, shareholders will be entitled to elect to receive $22.27 and 1.6005 shares of CPF common stock, the maximum amount of cash or the maximum amount of stock. Before adjusting for the announced stock dividend, the consideration offered is $24.50 and 1.7606 shares of CPF common stock for each CB Bancshares share currently owned. If you elect to receive the maximum amount of cash or the maximum amount of stock, your election may be subject to proration. See "The Exchange Offer—Election and Proration Procedures" on page 31. Regardless of the type of consideration you elect to receive, the value of the cash, stock or cash and stock, that you receive will equal the per share consideration which is determined by adding $22.27 to the product of 1.6005 and the average closing price of CPF common stock over a 20-day period ending one trading day prior to the close of the exchange offer.

        The purpose of the exchange offer is for CPF to acquire at least majority control of, and ultimately the entire equity interest in, CB Bancshares. Promptly after completion of the exchange offer, CPF intends to seek to have CB Bancshares complete a merger, which we refer to as the CB Bancshares merger, with CPF or a wholly-owned subsidiary of CPF, in which each outstanding share of common stock of CB Bancshares (except for treasury shares of CB Bancshares and shares beneficially owned directly or indirectly by CPF for its own account (except shares held by CPF in a fiduciary capacity)) would be converted into the right to receive the same acquisition consideration as offered in the exchange offer, subject to dissenters' rights under Hawaii law.

        CPF's obligation to exchange each share of CB Bancshares common stock for the acquisition consideration is subject to each of the conditions listed under "The Exchange Offer—Conditions to the Exchange Offer" beginning on page 49.

        CPF's common stock trades on the New York Stock Exchange, or NYSE, under the symbol "CPF," and CB Bancshares' common stock trades on the Nasdaq National Market under the symbol "CBBI."

        All references to CPF common stock in this exchange offer include the associated preferred share purchase rights issued pursuant to the CPF Rights Agreement (see "Description of CPF Capital Stock" for more information about the rights and the Rights Agreement) and all references to CB Bancshares common stock include the associated CB Bancshares rights issued pursuant to the CB Bancshares Rights Agreement (see "Conditions to the Exchange Offer—Rights Agreement Condition" about the rights and the Rights Agreement).

        See "Risk Factors" beginning on page 9 for a discussion of various factors that shareholders should consider about the exchange offer.

        WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY. Any solicitation of proxies will only be made pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934.

        Neither the Securities and Exchange Commission, nor any state securities commission, has approved or disapproved of these securities or passed upon the adequacy or accuracy of this exchange offer. Any representation to the contrary is a criminal offense.

The date of this prospectus is                            , 2003.

        This exchange offer incorporates important business and financial information about CPF and CB Bancshares and their respective subsidiaries from documents filed with Securities and Exchange Commission, or the SEC, that have not been included in, or delivered with, this offer to exchange. This information is available on the SEC's website at http://www.sec.gov and from other sources. See "Where Can I Find More Information?" on page 72.

        You may also request copies of these documents from US, without charge, upon written or oral request to our information agent,                         toll-free at (800)             or by calling collect at                        .

        In order to receive timely delivery of the documents, you must make requests no later than                , 2003 (five business days before the initially scheduled expiration date of the exchange offer).

TABLE OF CONTENTS

Page
PROSPECTUS SUMMARY	1
The exchange offer	1
Information about CPF and CB Bancshares	2
CPF's obligation to complete the exchange offer is subject to a number of conditions.	3
The receipt of the acquisition consideration in exchange for CB Bancshares common stock pursuant to the exchange offer and/or the CB Bancshares merger may be a taxable transaction to you	3
The exchange offer is currently scheduled to expire on , 2003.	4
The exchange offer may be extended, terminated or amended.	4
The exchange shall occur promptly after the expiration date.	5
Tendered shares may be withdrawn at any time prior to the exchange of those shares.	5
We may provide a subsequent offering Period.	5
Shareholders must comply with the procedure for tendering shares.	5
Reasons for the exchange offer.	5
Plans for CB Bancshares.	6
In order to complete the exchange offer, CPF must first obtain federal and state regulatory approvals.	6
Dividend policy of CPF.	6
Dividend policy of CB Bancshares.	6
There are no dissenters' rights in connection with the exchange offer although dissenters' rights will exist in connection with the CB Bancshares merger.	6
There are material differences in rights of shareholders.	7
We will account for the CB Bancshares merger using the purchase method.	7
Forward-looking statements may prove inaccurate.	7
RISK FACTORS	9
There are uncertainties in integrating our business operations and those of CB Bancshares (including their and our subsidiary banks) and in realizing enhanced earnings for the combined company.	9
The stock portion of the acquisition consideration is directly related to the market value of CPF's common stock.	9
The receipt of CPF common stock could be taxable to you depending on facts surrounding the exchange offer and the CB Bancshares merger.	9
The exchange offer may reduce the liquidity of CB Bancshares common stock and could result in its delisting from the Nasdaq National Market	10

i

Resales of CPF common stock following the offer to exchange may cause the market price of that stock to fall.	10
The trading price of CPF common stock may be affected by factors different from those affecting the price of CB Bancshares common stock.	10
We may be unable to retain personnel who are key to our and CB Bancshares' businesses.	10
There are risks related to the business of CPF and CB Bancshares.	11
RATIO OF EARNINGS TO FIXED CHARGES	12
SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA	13
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA	14
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA	15
COMPARATIVE PER SHARE DATA	17
MARKET PRICE DATA AND DIVIDEND INFORMATION	18
Comparative Market Data	18
Historical Market Price and Dividend Information	19
Dividend Policies	19
Effect of Regulatory Restrictions on CPF's and CB Bancshares' Dividend Policies	20
INFORMATION ABOUT CPF AND CB BANCSHARES	21
CPF	21
General	21
Central Pacific Bank	21
CB Bancshares	22
General	22
City Bank	22
Datatronix Financial Services, Inc.	22
BACKGROUND OF THE EXCHANGE OFFER	23
REASONS FOR THE EXCHANGE OFFER	29
THE EXCHANGE OFFER	31
Consideration to Be Paid	31
Election and Proration Procedures	31
Other Aspects of the Exchange Offer	35
Timing of the Exchange Offer	37
Extension, Termination and Amendment	37
Exchange of CB Bancshares Shares; Delivery of CPF Common Stock	38

Cash Instead of Fractional Shares of CPF Common Stock	39
Withdrawal Rights	39
Procedure for Tendering	40
Guaranteed Delivery	42
Material U.S. Federal Income Tax Consequences of the Exchange Offer and the CB Bancshares Merger	43
Effect of the Exchange Offer on the Market for CB Bancshares Shares; Registration Under the Exchange Act	47
Purpose of the Exchange Offer; the CB Bancshares Merger; Dissenters' Rights	48
Plans for CB Bancshares After the CB Bancshares Merger	49
Conditions to the Exchange Offer	49
Minimum Tender Condition	49
Regulatory Condition	49
Control Share Condition	51
Rights Agreement Condition	52
CPF Shareholder Approval Condition	53
Due Diligence Condition	54
Certain Other Conditions to the Exchange Offer	54
Regulatory Approvals	55
Source and Amount of Funds	56
Certain Relationships with CB Bancshares	56
Fees and Expenses	57
Accounting Treatment	58
NYSE Listing	58
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	59
Unaudited Pro Forma Condensed Combined Statement of Financial Position	60
Unaudited Pro Forma Condensed Combined Statement of Income	61
Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)	62
REGULATION AND SUPERVISION	63
DESCRIPTION OF CPF CAPITAL STOCK	65
COMPARISON OF RIGHTS OF HOLDERS OF CPF COMMON STOCK AND CB BANCSHARES COMMON STOCK	67
Corporate Governance	67
Authorized Capital Stock	67

Number, Classification and Election of Board of Directors	67
Removal of Directors	68
Newly Created Directorships and Vacancies	68
Quorum of the Board	69
Voting	69
Annual Meetings of Shareholders	69
Special Meetings of Shareholders	69
Quorum of the Shareholders	70
Shareholder Action by Written Consent	70
Special Voting Requirements	70
Amendments of Articles of Incorporation	70
Amendments of Bylaws	71
Rights Plan	71
WHERE CAN I FIND MORE INFORMATION?	72
CB BANCSHARES INFORMATION	73
FORWARD-LOOKING STATEMENTS	74
LEGAL MATTERS	75
EXPERTS	75
DIRECTORS AND EXECUTIVE OFFICERS OF CPF	A-1
DISSENTING RIGHTS SECTION UNDER THE HAWAII BUSINESS CORPORATION ACT	B-1
A. Right to Dissent and Obtain Payment for Shares.	B-1
B. Procedure for Exercise of Dissenters' Rights.	B-2
C. Judicial Appraisal of Shares.	B-5

PROSPECTUS SUMMARY

        This summary does not contain all of the information that may be important to you and is qualified in its entirety by reference to the information contained elsewhere in, or incorporated by reference into, this exchange offer. You are urged to read the entire exchange offer, including the information set forth in the section entitled "Risk Factors" beginning on page 9, and the attached exhibits and annexes. See "Where Can I Find More Information?" on page 72.

The exchange offer (Page 31)

        Under the terms of the exchange offer, we are offering to exchange shares of newly issued CPF common stock and/or cash, for each of the issued and outstanding shares of CB Bancshares common stock. You may elect to receive cash, shares of CPF common stock or a combination of cash and shares of CPF common stock in exchange for your shares of CB Bancshares common stock. Your election may be subject to proration, however, which means that you may not receive all the consideration in the form that you selected. The value of the consideration that you receive for each share you exchange will be the same, regardless of the type of election you make.

        If you elect to receive a combination of cash and stock, which we call a fixed election, you will receive, for each CB Bancshares share you exchange, $22.27 in cash and 1.6005 shares of CPF common stock, after taking the 10% stock dividend announced by CB Bancshares into account. Before adjusting for the announced stock dividend, the consideration offered is $24.50 and 1.7606 shares of CPF common stock for each CB Bancshares share currently owned. If you elect to receive the maximum amount of cash, which we call a cash election, or the maximum amount of stock, which we call a stock election, the amount of cash and/or stock that you receive will be determined by reference to the average price of CPF common stock over a 20-day period ending one trading day prior to the closing of the exchange offer, which we refer to as the average CPF price. The total amount of cash that we will pay CB Bancshares shareholders in exchange for their shares, which we call the total cash consideration, will not exceed the product of $22.27 and the number of CB Banchares accepted at the close of the exchange offer. The total number of shares of CPF common stock that we will issue and deliver to CB Bancshares stockholders in exchange for their shares, which we call the total stock consideration, will not exceed the product of 1.6005 and the number of CB Bancshares accepted at the close of the exchange offer. As a result, if you make a cash election or stock election, the consideration you receive may be subject to proration.

  •
  The number of shares for which fixed elections have been made and shares for which no election has been made, will receive $22.27 in cash and 1.6005 shares of CPF common stock, regardless of the CPF average price.

  •
  If the number of shares for which cash elections have been made divided by the number of shares for which stock elections have been made is greater than the number reached by dividing $22.27 by the product of 1.6005 and the CPF average price, all the shares for which stock elections were made will receive stock, but the shares for which cash elections were made will receive both cash and the amount of stock remaining after distribution of stock in exchange for shares for which fixed elections, stock elections, and no elections were made.

  •
  If the number of shares for which cash elections have been made divided by the number of shares for which stock elections have been made is less than the number reached by dividing $22.27 by the product of 1.6005 and the average CPF price, all the shares for which cash elections were made will receive cash, but the shares for which stock elections were made will receive both stock and the amount of cash remaining after distribution of cash in exchange for shares for which fixed elections and cash elections were made.

        You will not receive any fractional shares of CPF common stock in the exchange offer. Instead, you will receive cash in an amount equal to the value of the fractional share of CPF common stock that you would otherwise have been entitled to receive.

        Promptly after completion of the exchange offer, we intend to seek to merge CB Bancshares with CPF or a wholly-owned subsidiary of CPF, which we refer to as the CB Bancshares merger. The exchange offer, together with the CB Bancshares merger, is referred to as the CB Bancshares acquisition. In the CB Bancshares merger, each share of CB Bancshares common stock that has not been exchanged in the exchange offer (except for treasury shares of CB Bancshares and shares beneficially owned directly or indirectly by CPF for its own account (except shares held by CPF in a fiduciary capacity)) would be converted into the right to receive the same acquisition consideration, as offered in the exchange offer, subject to dissenters' rights under Hawaii law. See "The Exchange Offer" on page 31. Upon completion of the CB Bancshares acquisition, based on the receipt by CB Bancshares shareholders of the total stock consideration, the former CB Bancshares shareholders will own a maximum of            % of the then outstanding shares of CPF common stock.

Information about CPF and CB Bancshares (Page 21)

Central Pacific Financial Corp.

Central Pacific Financial Corp.
220 South King Street
Honolulu, Hawaii 96813
(808) 544-0500

        CPF is a Hawaii bank holding company with $2.0 billion in assets as of December 31, 2002. Central Pacific Bank, a wholly-owned subsidiary of CPF, is the third largest commercial bank in the state of Hawaii with 24 branch offices statewide. Until April 23, 2003, Central Pacific Financial Corp. was known as CPB Inc.

        CPF was organized in 1982 to serve as a holding company for Central Pacific Bank. Central Pacific Bank was incorporated in its present form in 1982 in connection with the holding company reorganization for CPF, and its predecessor entity was incorporated in the State of Hawaii in 1954. Central Pacific Bank was initially founded by Japanese-Americans to meet the banking needs of the Japanese-American community and post-World War II veterans in Hawaii. Since its founding, Central Pacific Bank has developed into a financial institution offering a full range of banking services and products to businesses, professionals and individuals in Hawaii. Central Pacific Bank's deposits are insured by the Federal Deposit Insurance Corporation, or FDIC, up to applicable limits.

CB Bancshares, Inc.

The following information is derived from CB Bancshares' publicly available documents.

CB Bancshares, Inc.
201 Merchant Street
Honolulu, Hawaii 96813
(808) 535-2500

        CB Bancshares, which was incorporated in the State of Hawaii in 1980, is a bank holding company with $1.67 billion in assets as of December 31, 2002. CB Bancshares has three wholly-owned subsidiaries, City Bank, Datatronix Financial Services, Inc. and O.R.E., Inc. (inactive). City Bank is a commercial bank based in Honolulu, Hawaii with 21 branches statewide, and Datatronix offers item processing services to financial institutions, with City Bank as its primary customer.

        Based on the closing price of CB Bancshares common stock on the Nasdaq National Market on April 25, 2003 ($67.49) and the number of shares of CB Bancshares common stock outstanding on March 4, 2003 (3,902,309), CB Bancshares' market capitalization was approximately $263.4 million, an increase of 48% from CB Bancshares' market capitalization on April 15, 2003, the last trading day before the announcement of this proposed business combination.

CPF's obligation to complete the exchange offer is subject to a number of conditions (Page 49).

        Our obligation to exchange shares of our common stock and cash for CB Bancshares common stock pursuant to the exchange offer is subject to a number of conditions, some of which may be waived by us, including, but not limited to, the following:

  •
  The tender of enough shares of CB Bancshares common stock so that, after the completion of the offer, we own a number of shares of CB Bancshares common stock which, together with any shares of CB Bancshares common stock that we beneficially own for our own account, constitutes 75.1% of the total outstanding common shares of CB Bancshares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for shares of CB Bancshares common stock had been converted, exercised or exchanged);

  •
  The receipt of all applicable regulatory approvals required to consummate the CB Bancshares acquisition, including the expiration or termination of any applicable waiting periods;

  •
  The requisite approval of CB Bancshares' shareholders under the Hawaii Control Share Acquisitions statute or our being satisfied, in our sole discretion, that such law is inapplicable or invalid;

  •
  The approval of the issuance of shares of CPF common stock pursuant to the CB Bancshares acquisition by the shareholders of CPF;

  •
  CB Bancshares' not having entered into or effectuated any other agreement or transaction with any person or entity having the effect of impairing our ability to acquire CB Bancshares or otherwise diminishing the value of the acquisition of CB Bancshares;

  •
  The board of directors of CB Bancshares having redeemed the Rights (as defined and discussed under "The Exchange Offer—Rights Agreement Condition" on page 52) or the CB Bancshares Rights Agreement having been found inapplicable or illegal;

  •
  Our completion of satisfactory due diligence on CB Bancshares or our waiver of this condition; and

  •
  This registration statement filed with the Securities and Exchange Commission, or SEC, relating to the securities to be issued in the offer, having become effective.

        The exchange offer is also subject to other terms and conditions described in the exchange offer. These conditions and the other conditions to the exchange offer are discussed under "The Exchange Offer—Conditions to the Exchange Offer" on page 49.

The receipt of the acquisition consideration in exchange for CB Bancshares common stock pursuant to the exchange offer and/or the CB Bancshares merger may be a taxable transaction to you (Page 43).

        In the opinion of Manatt, Phelps & Phillips, LLP, counsel to CPF, the exchange of shares of CB Bancshares common stock for CPF shares pursuant to the exchange offer and the CB Bancshares merger will be treated as component parts of an integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to herein as the Code. This opinion is based in part on certain factual representations made to Manatt, Phelps & Phillips, LLP, and certain assumptions. If the transactions so qualify, holders of shares of CB Bancshares common stock generally will not recognize any gain or loss for United States federal income tax purposes on the exchange of their shares of CB Bancshares common stock for CPF common stock in the exchange offer and the CB Bancshares merger, except for any gain or loss attributable to the receipt of cash in lieu of a fractional share of CPF common stock. However, with respect to the cash portion of the acquisition consideration (including any cash received in lieu of fractional share), CB Bancshares shareholders generally will recognize gain in an amount equal to the lesser of the total amount of cash received or the amount of gain realized on the exchange. Any gain recognized may be treated as a dividend or capital gain, depending on your circumstances. The treatment of the exchange offer and the CB Bancshares merger as component parts of an integrated transaction that qualifies as a reorganization for tax purposes is based in part on certain factual assumptions, but there can be no assurance at the present time that such factual assumptions will in fact be satisfied. For more information, see "The Exchange Offer—Material United States Federal Income Tax Consequences of the Exchange Offer and the CB Bancshares Merger" on page 43.

The exchange offer is currently scheduled to expire on                , 2003 (Page 37).

        The exchange offer is scheduled to expire at 12:00 midnight, New York City time, on                , 2003. The term expiration date means 12:00 midnight, New York City time, on                , 2003, unless we extend the period of time for which the exchange offer is open, in which case the term "expiration date" means the latest time and date on which the exchange offer, as so extended, expires.

The exchange offer may be extended, terminated or amended (Page 37 ).

        We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the exchange offer remains open, and we can do so by giving oral or written notice of the extension to the exchange agent. We are not providing any assurance that we will exercise this right to extend the exchange offer, although we currently intend to do so until all conditions have been satisfied or, to the extent permissible, waived. During any extension, all shares of CB Bancshares common stock previously tendered and not properly withdrawn will remain subject to the exchange offer, subject to the right of each shareholder of CB Bancshares to withdraw his or her shares of CB Bancshares common stock.

        Subject to the SEC's applicable rules and regulations, we also reserve the right, in our sole discretion, at any time or from time to time:

  •
  to delay our acceptance for exchange or the exchange of any shares of CB Bancshares common stock, or to terminate the exchange offer, upon the failure of any of the conditions of the exchange offer to be satisfied prior to the expiration date, or upon the failure of the condition relating to regulatory approvals to be satisfied at any time after the expiration date; and

  •
  to waive any condition (other than the conditions relating to regulatory approvals, the absence of an injunction and the effectiveness of the registration statement for the CPF common stock to be issued in the exchange offer) or otherwise to amend the exchange offer in any respect, by giving oral or written notice of such delay, termination or amendment to the exchange agent and by making a public announcement.

        We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any related announcement will be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which require that any material change in the information published, sent or given to CB Bancshares' shareholders in connection with the offer to exchange be promptly sent to those shareholders in a manner reasonably designed to inform them of that change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement of this type other than by making a release to the Dow Jones News Service, PR Newswire or some other similar national news service.

The exchange shall occur promptly after the expiration date (Page 37 ).

        Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for exchange, and will exchange, shares of CB Bancshares common stock validly tendered and not properly withdrawn promptly after the expiration date and promptly after they are tendered during any subsequent offering period that may apply.

Tendered shares may be withdrawn at any time prior to the exchange of those shares (Page 39).

        Shares of CB Bancshares common stock tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date, and, unless we previously accepted them pursuant to the exchange offer, may also be withdrawn at any time after                , 2003.

We may provide a subsequent offering period (Page 38).

        We may elect to provide a subsequent offering period of not less than three nor more than 20 business days after the acceptance of shares of CB Bancshares common stock pursuant to the exchange offer if the requirements of Rule 14d-11 under the Exchange Act have been met. You will not have the right to withdraw shares of CB Bancshares common stock that you tender in the subsequent offering period, if any.

Shareholders must comply with the procedure for tendering shares (Page 40).

        You cannot tender your shares until we commence the exchange offer and appoint an exchange agent, among other things.

        Once the exchange offer commences, for you to validly tender shares of CB Bancshares common stock pursuant to the exchange offer:

  •
  the exchange agent must receive at one of its addresses set forth on the back cover of this exchange offer (1) a properly completed and duly executed letter of transmittal, along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, and (2) either certificates for tendered shares of CB Bancshares common stock or if those shares of CB Bancshares common stock are tendered pursuant to the procedures for book-entry set forth below, confirmation of receipt of that tender (we refer to this confirmation below as a "book-entry confirmation"), in each case before the expiration date, or

  •
  you must comply with the guaranteed delivery procedures set forth in "The Exchange Offer—Guaranteed Delivery" on page 42.

Reasons for the exchange offer and the merger (Page 29).

        We are proposing the exchange offer and the CB Bancshares merger because we believe that the exchange offer and the CB Bancshares merger will benefit our shareholders, including CB Bancshares shareholders who would become CPF shareholders by means of the CB Bancshares acquisition, as well as customers, employees and the State of Hawaii. We believe that the CB Bancshares acquisition will create a stronger local alternative to better compete with the larger banks in the state. We believe customers would benefit in many ways, including an expanded menu of business and retail services, a particularly stronger commercial real estate capability and trust and wealth management services, an expanded branch network and increased number of ATMs available to customers, increased lending limits and increased resources.

Plans for CB Bancshares (Page 49).

        We are making the exchange offer in order to acquire control of, and ultimately the entire equity interest in, CB Bancshares. The exchange offer is the first step in our acquisition of CB Bancshares and is intended to facilitate the acquisition of all shares of CB Bancshares common stock. We intend, as soon as possible after completion of the exchange offer, to seek to have CB Bancshares merge with CPF or a wholly-owned subsidiary of CPF. The purpose of the CB Bancshares merger would be to acquire all shares of CB Bancshares common stock not exchanged in the exchange offer. In the CB Bancshares merger, each outstanding share of CB Bancshares common stock (except for treasury shares of CB Bancshares and shares beneficially owned directly or indirectly by CPF for its own account (except shares held by CPF in a fiduciary capacity)) would be converted into the right to receive the acquisition consideration that was offered to CB Bancshares shareholders in the exchange offer, subject to dissenters' rights under Hawaii law and subject to proration.

In order to complete the exchange offer, CPF must first obtain federal and state regulatory approvals (Page 55).

        In order to complete the exchange offer, we must obtain the prior written approval of, or confirmation that prior written approval is not required by, the Board of Governors of the Federal Reserve System under the Bank Holding Company Act. A request for their approval or confirmation was filed on April 28, 2003. We also filed an application with the Hawaii Commissioner of Financial Institutions on April 28, 2003 for permission to acquire shares of CB Bancshares common stock pursuant to the exchange offer.

Dividend policy of CPF (Page 19).

        The holders of CPF common stock receive dividends if and when declared by our board of directors out of legally available funds. We and our predecessor have paid regular semiannual cash dividends since 1958. Beginning in 1988, we commenced paying quarterly cash dividends. For the first quarter of 2003, we paid, on April 25, 2003, a cash dividend of $0.16 per common share to shareholders of record as of March 31, 2003.

        Following completion of the CB Bancshares acquisition, we expect to continue paying quarterly cash dividends on a basis consistent with our past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements, covenants in our debt instruments and our board of directors' consideration of other relevant factors. We can give shareholders no assurance that we will continue to pay dividends on our common stock in the future.

Dividend policy of CB Bancshares (Page 20)

        The following description is based on our understanding of CB Bancshares' dividend policy as derived from its publicly available documents.

        The holders of CB Bancshares common stock receive dividends if and when declared by CB Bancshares' board of directors out of legally available funds. The principal source of CB Bancshares' cash flow has been dividend payments received from City Bank. Under the laws of Hawaii, payment of dividends by City Bank is subject to certain restrictions, and payment of dividends by CB Bancshares is likewise subject to certain restrictions. CB Bancshares evaluates the dividend on a quarterly basis.

There are no dissenters' rights in connection with the exchange offer although dissenters' rights will exist in connection with the CB Bancshares merger (Page 48).

        No dissenters' rights are available in connection with the exchange offer. If the CB Bancshares merger is consummated, however, CB Bancshares shareholders will have certain rights under the Hawaii Business Corporation Act to dissent and demand dissenters' rights and to receive payment in cash of the fair value of their shares. CB Bancshares shareholders who perfect such rights by complying with the procedures set forth in Sections 414-351, 414-352, 414-354 and 414-359 will have the fair value of their shares of CB Bancshares common stock determined by a Hawaii trial court and will be entitled to receive a cash payment equal to such fair value from the surviving corporation. In addition, such dissenting shareholders would be entitled to receive payment of a fair rate of interest at a rate determined by the trial court on the amount determined to be the fair value of their shares of CB Bancshares common stock. In determining the fair value of the shares, the court may appoint appraisers to receive evidence and recommend decisions on the question of fair value. A copy of Sections 414-351, 414-352, 414-354 and 414-359 of the Hawaii Business Corporation Act is provided in Annex B.

There are material differences in rights of shareholders (Page 67 ).

        The governing documents of CPF and CB Bancshares vary, and to that extent, CB Bancshares shareholders will have different rights once they become CPF shareholders. The differences are described in more detail under "Comparison of Rights of Holders of CPF Common Stock and CB Bancshares Common Stock" beginning on page 67.

We will account for the CB Bancshares merger using the purchase method (Page 58).

        We will account for the merger as a purchase for financial reporting purposes.

Forward-looking statements may prove inaccurate (Page 74).

        We have made forward-looking statements in this document, and in certain documents referred to in this document, that are subject to risks and uncertainty. Such statements include, but are not limited to, (i) statements about the benefits of the proposed merger, including future financial and operating results, costs savings and accretion to reported and cash earnings that may be realized from such merger; (ii) statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as "believes", "expects", "anticipates", "estimates", "intends", "plans", "targets", "projects" and other similar expressions. These statements are based upon our current beliefs and expectations and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

        The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

  •
  our business and the business of CB Bancshares may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

  •
  expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

  •
  revenues following the merger may be lower than expected;

  •
  deposit attrition, operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the merger;

  •
  the regulatory approvals required for the merger may not be obtained on the proposed terms;

  •
  our shareholders or CB Bancshares' shareholders may fail to approve the merger;

  •
  competitive pressures among depository and other financial institutions may increase significantly and may have an effect on pricing, spending, third-party relationships and revenues;

  •
  the strength of the United States economy in general and the strength of the Hawaii economy may be different than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on the combined company's loan portfolio and allowance for loan losses;

  •
  changes in the U.S. legal and regulatory framework; and

  •
  adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the combined company's activities.

        Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC's Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.

        With respect to financial projections for CB Bancshares contained in this document, neither CB Bancshares nor any analyst has published any information for 2003, 2004 or 2005. In addition, we have not been given the opportunity to do any due diligence on CB Bancshares other than reviewing its publicly available information. Therefore, we have created our own financial model for CB Bancshares based on its historical performance and our assumptions regarding the reasonable future performance of CB Bancshares on a stand-alone basis. These assumptions may or may not prove to be correct. The assumptions are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of CB Bancshares. There is no assurance that these projections will be realized and actual results are likely to differ significantly from such projections.

RISK FACTORS

        In deciding whether to tender shares of CB Bancshares common stock for exchange pursuant to the exchange offer, you should read carefully this exchange offer and all other documents attached to or incorporated by reference into this exchange offer. You should, in particular, read and consider the following risk factors, as well as the other risks associated with each of the businesses of CB Bancshares and CPF, because these risks also will affect the combined businesses should the merger be completed. These other risks associated with the businesses of CB Bancshares and CPF can be found in CB Bancshares' and CPF's respective Annual Reports on Form 10-K for the year ended December 31, 2002 and CB Bancshares' and CPF's documents filed subsequent thereto with the SEC and incorporated by reference into this document. Additional risks and uncertainties not presently known to CB Bancshares or us also may adversely affect the merger and us following the merger.

There are uncertainties in integrating our business operations and those of CB Bancshares (including their and our subsidiary banks) and in realizing enhanced earnings for the combined company.

        The merger involves the integration of companies that have previously operated independently. Successful integration of CB Bancshares' consolidated operations will depend primarily on our ability and the ability of our subsidiary bank, Central Pacific Bank, to consolidate operations, systems and procedures with CB Bancshares and its subsidiary bank, City Bank, to eliminate redundancies and costs. No assurance can be given that CB Bancshares and CPF and their subsidiary banks will be able to integrate their operations without encountering difficulties, including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies.

        The combined company's results may be affected if:

  •
  the combination of the businesses of CPF and CB Bancshares and their subsidiary banks takes longer, or is more difficult, time-consuming or costly to accomplish than expected;

  •
  the expected growth opportunities and cost savings from the CB Bancshares merger are not fully realized or take longer to realize than expected; or

  •
  operating costs, customer losses and business disruption following the CB Bancshares merger, including adverse effects on relationships with employees, are greater than expected.

        If any of these risks were to occur, the business, operations and/or earnings of the combined company could be negatively affected.

The stock portion of the acquisition consideration is directly related to the market value of CPF's common stock.

        We calculate the consideration that you receive for each share of CB Bancshares exchanged by reference to the average price of CPF common stock over a 20-day period ending on one trading day prior to the expiration date. The per share consideration is determined by adding $22.27 to the product of 1.6005 and the average price of CPF common stock. Accordingly, a portion of the actual value of the acquisition consideration to CB Bancshares shareholders will fluctuate based on the market price of shares of CPF common stock.

The receipt of CPF common stock could be taxable to you depending on facts surrounding the exchange offer and the CB Bancshares merger.

        We do not plan to request a ruling from the Internal Revenue Service with regard to the tax consequences of the exchange offer and/or the CB Bancshares merger. The exchange offer and the CB Bancshares merger are expected to qualify as component parts of an integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code provided that certain factual assumptions are satisfied. If the transaction does not qualify as a reorganization, your exchange of shares of CB Bancshares common stock for the CPF common stock portion of the consideration in the exchange offer or the CB Bancshares merger could be a taxable transaction, depending on the surrounding facts. In any event, the cash portion of the consideration, including cash you may receive in lieu of fractional shares, will be taxed to you as either a capital gain or a dividend, depending on your circumstances. You are urged to consult your tax advisors concerning the United States federal income and other tax consequences of participation in the exchange offer and/or the CB Bancshares merger. For more information see "The Exchange Offer—Material U.S. Federal Income Tax Consequences of the Exchange Offer and the CB Bancshares Merger" beginning on page 43.

The exchange offer may reduce the liquidity of CB Bancshares common stock and could result in its delisting from the Nasdaq National Market.

        The tender of shares of CB Bancshares common stock pursuant to the exchange offer will reduce the number of holders of shares of CB Bancshares common stock and the number of shares of CB Bancshares common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of CB Bancshares common stock held by the public. Shares of CB Bancshares common stock are listed and principally traded on the Nasdaq National Market. Depending on the number of shares of CB Bancshares common stock acquired pursuant to the exchange offer, following the completion of the exchange offer and before the CB Bancshares merger, shares of CB Bancshares common stock may no longer meet the requirements of the Nasdaq National Market for continued listing.

Resales of CPF common stock following the exchange offer may cause the market price of that stock to fall.

        As of March 31, 2003, we had 16,008,158 shares of common stock outstanding and 922,530 shares subject to outstanding options and other rights to purchase or acquire. Based upon publicly available information on CB Bancshares, we expect that we will issue a maximum of 7,406,170 shares in connection with the exchange offer and the CB Bancshares merger. The issuance of these new shares and the sale of additional shares of our common stock that may become eligible for sale in the public market from time to time upon exercise of options could have the effect of depressing the market price for our common stock.

The trading price of CPF common stock may be affected by factors different from those affecting the price of CB Bancshares common stock.

        Upon completion of the exchange offer and the CB Bancshares merger, holders of CB Bancshares common stock will become holders of CPF common stock. Our business differs from that of CB Bancshares, and CPF's results of operations, as well as the trading price of CPF common stock, may be affected by factors different from those affecting CB Bancshares' results of operations and the price of CB Bancshares common stock.

We may be unable to retain personnel who are key to our and CB Bancshares' businesses.

        The success of our operations is dependent on, among other things, our ability to attract and retain highly qualified professional personnel. Competition for key personnel in the various localities and business segments in which we operate is intense. Our ability to attract and retain key personnel, in particular senior officers, is dependent on a number of factors, including prevailing market conditions and compensation packages offered by companies competing for the same talent. These same pressures and concerns also apply to CB Bancshares' business.

There are risks related to the businesses of CPF and CB Bancshares.

        Results of operations of CPF and CB Bancshares are subject to numerous risks affecting their respective businesses, many of which are beyond the companies' control, as described in the respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2002 for each of CPF and CB Bancshares.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our unaudited historical ratios of earnings to fixed charges for each of the years in the five-year period ended December 31, 2002 and the unaudited pro forma combined ratios of earnings to fixed charges of us and CB Bancshares for the year ended December 31, 2002.

        The unaudited pro forma ratios of earnings to fixed charges are based upon our and CB Bancshares historical financial statements adjusted to give effect to the CB Bancshares acquisition and the June 27, 2003 10% stock dividend. The pro forma amounts have been developed from (a) our audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 which is incorporated by reference in this exchange offer, and (b) CB Bancshares' audited consolidated financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2002 which is incorporated by reference in this exchange offer.

	Pro Forma	CPF Historical Data
	Year Ended December 31,
	2002	2002	2001	2000	1999	1998
Ratio of earnings to fixed charges:
Excluding interest on deposits	3.31	5.92	3.82	3.17	3.49	3.48
Including interest on deposits	1.88	2.42	1.71	1.53	1.53	1.50

        For purposes of computing the ratios of earnings to fixed charges, earnings include income before income taxes plus fixed charges minus preference security dividend requirements of consolidated subsidiaries. Fixed charges, excluding interest on deposits, consist of interest expense minus interest on deposits plus an estimate of interest included in net rental expense and preference security dividend requirements of consolidated subsidiaries. Fixed charges, including interest on deposits, consist of the above items plus interest on deposits. The ratios should be read in conjunction with the financial statements and other financial data included or incorporated by reference in this exchange offer. See "Where Can I Find More Information?" beginning on page 72.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL DATA

        The Unaudited Pro Forma Condensed Combined Financial Data set forth below is based upon the historical financial statements of CPF and CB Bancshares adjusted to give effect to the CB Bancshares acquisition. The pro forma financial statements have been developed from (a) the audited consolidated financial statements of CPF contained in our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference in this exchange offer, and (b) the audited consolidated financial statements of CB Bancshares contained in its Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference in this exchange offer.

        The final determination and allocation of the purchase price paid for the CB Bancshares acquisition may differ from the amounts assumed in this Unaudited Pro Forma Condensed Combined Financial Data.

        As of the date of this exchange offer, we have not done any due diligence and have not completed the valuation studies necessary to arrive at the required estimates of the fair market value of the CB Bancshares assets to be acquired and liabilities to be assumed and the related allocations of purchase price, nor have we identified the adjustments necessary, if any, to conform CB Bancshares data to our accounting policies. Accordingly, we have used the historical book values of the assets and liabilities of CB Bancshares and have used the historical revenue recognition policies of CB Bancshares to prepare the Unaudited Pro Forma Condensed Combined Financial Statements set forth herein, with the excess of the purchase price over the historical net assets of CB Bancshares recorded as goodwill and other purchased intangibles. Once we have completed the due diligence and the valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming changes, such pro forma financial statements will be subject to adjustment. Such adjustments will likely result in changes to the pro forma statement of financial position to reflect the final allocations of purchase price and the pro forma statements of income, and there can be no assurance that such adjustments will not be material.

        The Unaudited Pro Forma Condensed Combined Financial Data is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of CPF would have been had the CB Bancshares acquisition occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial position.

        The Unaudited Pro Forma Condensed Combined Financial Data does not include the realization of cost savings from operating efficiencies, synergies or other restructurings resulting from the CB Bancshares acquisition.

        The Unaudited Pro Forma Condensed Combined Financial Data should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of CPF and CB Bancshares that are incorporated by reference in this exchange offer and the Unaudited Pro Forma Condensed Combined Financial Statements on page 58.

Selected Unaudited Pro Forma Condensed Combined Financial Data
(In thousands, except per share data)

        The following table sets forth selected unaudited pro forma condensed combined financial data for CPF after giving effect to the CB Bancshares acquisition and the June 27, 2003 10% stock dividend. The pro forma information, which reflects the CB Bancshares acquisition using the purchase method of accounting, is presented for informational purposes only. The pro forma financial information should not be construed as indicative of the actual operations that would have occurred had the CB Bancshares acquisition occurred at the date or at the beginning of the periods indicated or that may be obtained in the future.

Year Ended December 31, 2002
Selected Operating Data
Total interest income	$225,407
Total interest expense	59,775
Net pro forma adjustments	(2,941)

Net interest income	162,691
Provision for loan losses	18,110

Net interest income after provision for loan losses	144,581
Total other operating income	28,097
Total other operating expense	111,797

Income before income taxes	60,881
Income taxes	18,374

Net income	$42,507

Basic earnings per share from continuing operations	$1.83
Diluted earnings per share from continuing operations	$1.80
Weighted average basic shares outstanding	23,180
Weighted average diluted shares outstanding	23,575
December 31, 2002
Selected Balance Sheet Data
Total assets	$3,817,572
Net loans	2,300,967
Total deposits	2,804,328
Shareholders' equity	384,792
Basic book value per share	$15.45
Shares outstanding	23,222

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

CPF

        The following selected consolidated financial data for CPF have been derived from, and are qualified by reference to, the audited consolidated financial statements and notes thereto contained in CPF's Annual Reports on Form 10-K for the years ended December 31, 2002, 2001, 2000, 1999 and 1998, which were filed with the SEC. See "Where Can I Find More Information?" for information on where such documents are available. You should read this summary financial information together with the financial statements and notes thereto referred to above.

Selected Consolidated Financial Information
(Dollars in thousands, except per share data)

	As of or For the Year Ended December 31,
	2002	2001	2000	1999	1998
Consolidated statements of income data:
Total interest income	$118,462	$129,873	$126,783	$112,840	$111,792
Total interest expense	29,483	51,421	55,559	44,418	46,705

Net interest income	88,979	78,452	71,224	68,422	65,087
Provision for loan losses	1,000	3,000	4,500	3,700	6,600

Net interest income after provision for loan losses	87,979	75,452	66,724	64,722	58,487
Total other operating income	15,282	14,113	12,887	13,103	16,822
Total other operating expense	55,023	50,683	49,592	53,448	51,273

Income before income taxes	48,238	38,882	30,019	24,377	24,036
Income taxes	14,955	10,177	10,585	8,051	8,967

Net income	$33,283	$28,705	$19,434	$16,326	$15,069

Net income available for common stock	$33,283	$28,705	$19,434	$16,326	$15,069

Per share amounts:
Basic earnings per share	$2.09	$1.75	$1.09	$0.85	$0.73
Diluted earnings per share	2.04	1.72	1.07	0.84	0.73
Diluted book value per share	10.58	9.10	8.30	7.59	7.52
Balance sheet data at period end:
Total assets	$2,028,163	$1,835,641	$1,816,918	$1,646,491	$1,560,885
Cash and due from banks	62,273	39,820	52,207	83,425	42,735
Total investment securities	540,924	391,947	384,619	321,670	351,436
Loans	1,289,892	1,266,949	1,290,145	1,167,466	1,099,677
Allowance for loan losses	24,197	24,564	22,612	20,768	20,066
Other real estate	1,903	812	1,792	1,366	1,155
Total deposits	1,641,101	1,450,925	1,363,066	1,305,654	1,269,123
Long-term debt	147,155	175,572	220,970	98,279	118,289
Total shareholders' equity	173,443	147,070	143,312	144,079	148,066

CB Bancshares

        The following selected consolidated financial data for CB Bancshares have been derived from, and are qualified by reference to, the audited consolidated financial statements and notes thereto contained in CB Bancshares' Annual Reports on Form 10-K for the years ended December 31, 2002, 2001, 2000, 1999 and 1998. See "Where Can I Find More Information?" for information on where such documents are available. You should read this summary financial information together with the financial statements and notes thereto referred to above.

Selected Consolidated Financial Information
(Dollars in thousands, except per share data)

	As of or For the Year Ended December 31,
	2002	2001	2000	1999	1998
Consolidated statements of income data:
Total interest income	$106,945	$128,254	$132,472	$111,233	$112,060
Total interest expense	30,292	57,448	71,478	52,717	53,811

Net interest income	76,653	70,806	60,994	58,516	58,249
Provision for loan losses	17,110	13,628	7,539	4,975	7,436

Net interest income after provision for loan losses	59,543	57,178	53,455	53,541	50,813
Total other operating income	12,815	2,817	10,024	10,328	9,789
Total other operating expense	52,618	50,595	46,679	58,336	46,768

Income before income taxes	19,740	9,400	16,800	5,533	13,834
Income taxes	6,258	3,250	5,582	5,227	5,465

Net income	$13,482	$6,150	$11,218	$306	$8,369

Net income available for common stock	$13,482	$6,150	$11,218	$306	$8,369

Per share amounts:
Basic earnings per share	$3.49	$1.60	$2.88	$0.07	$1.98
Diluted earnings per share	3.43	1.58	2.88	0.07	1.97
Diluted book value per share	37.95	35.07	31.84	29.15	31.28
Balance sheet data at period end:
Total assets	$1,674,358	$1,586,040	$1,721,602	$1,619,549	$1,428,438
Cash and due from banks	75,069	22,395	40,172	66,918	61,658
Total investment securities	370,234	261,969	364,215	356,030	270,847
Loans	1,160,963	1,242,942	1,301,358	1,152,731	1,079,297
Allowance for loan losses	27,123	19,464	17,447	17,942	17,771
Other real estate	2,193	4,674	3,458	6,385	8,583
Total deposits	1,163,227	1,138,435	1,218,463	1,106,145	1,084,610
Long-term debt	319,407	214,424	181,563	225,140	171,087
Total shareholders' equity	144,253	128,666	118,132	127,567	128,889

COMPARATIVE PER SHARE DATA

        The following table sets forth selected historical and pro forma per share consolidated financial data for CPF and CB Bancshares as of and for the year ended December 31, 2002. The historical information presented for CPF and CB Bancshares is derived from the historical consolidated financial statements of CPF and CB Bancshares contained in their Annual Reports on Form 10-K for the year ended December 31, 2002.

        The pro forma combined information, which gives effect to the CB Bancshares acquisition under the purchase method of accounting and the June 27, 2003 10% stock dividend, is presented for informational purposes only. The pro forma information should not be construed as indicative of the actual operations that would have occurred had the CB Bancshares acquisition occurred at the dates or at the beginning of the periods indicated or that may be obtained in the future. The pro forma information assumes that the CB Bancshares acquisition had been completed on the dates and at the beginning of the earliest period presented.

        You should read the information set forth below in conjunction with the audited consolidated financial statements of CPF and CB Bancshares incorporated by reference in this document. See "Where Can I Find More Information?" on page 72 for information on how you can get a copy of the financial reports of CPF and CB Bancshares.

	Year Ended December 31, 2002
	Historical
	CPF	CB Bancshares	Pro Forma Combined(1)	Per Equivalent CB Bancshares Share(2)
Earnings per share from continuing operations:
Basic	$2.09	$3.49	$1.83	$2.93
Diluted	2.04	3.43	1.80	2.88
Dividends declared—Common	0.40	0.44	0.40	0.64
Book value per share—Basic(3)
As of December 31, 2002	10.86	38.74	15.45	24.73
Book value per share—Diluted(3)
As of December 31, 2002	10.58	37.95	15.08	24.14

(1)
The pro forma per share earnings from continuing operations are computed by dividing the pro forma income from continuing operations available to holders of common stock by the pro forma weighted average number of shares outstanding. The pro forma combined book value per share is computed by dividing total pro forma shareholders' equity by the pro forma number of common shares outstanding at the end of the period. The pro forma combined per share data assumes that 7,406,170 shares of CPF common stock are issued in the CB Bancshares acquisition, based on 3,898,580 CB Bancshares shares outstanding as of March 3, 2003. See "The Exchange Offer—Consideration to be Paid," beginning on page 31.

(2)
CB Bancshares equivalent pro forma combined per share amounts are calculated by multiplying pro forma combined per share amounts by 1.6005, the number of CPF shares that would be exchanged as the stock portion of the acquisition consideration for each share of CB Bancshares common stock.

(3)
Book values were calculated using period-end shares outstanding.

MARKET PRICE DATA AND DIVIDEND INFORMATION

Comparative Market Data

        CPF's common stock trades on the NYSE under the symbol "CPF" and CB Bancshares' common stock trades on the Nasdaq National Market under the symbol "CBBI". The following table presents trading information for CPF and CB Bancshares common stock on:

  •
  April 15, 2003—the last trading day before the public announcement of CPF's proposal for a business combination of CPF and CB Bancshares; and

  •
      , 2003—the last trading day before the date of this exchange offer.

        CB Bancshares equivalent per share amounts are calculated by multiplying our per share amounts by 1.6005, the percentage of a share of our common stock that would be exchanged for each share of CB Bancshares common stock in the exchange offer. You should read the information presented below in conjunction with "—Historical Market Price and Dividend Information" on page 19.

	CPF Common Stock			CB Bancshares Common Stock			CB Bancshares Equivalent Per Share
	HIGH	LOW	CLOSING	HIGH	LOW	CLOSING	HIGH	LOW	CLOSING
April 15, 2003	25.85	25.50	25.56	45.98	45.50	45.50
, 2003

        You should obtain current market quotations for CPF common stock. The market price of CPF common stock will probably fluctuate between the date of this document and the date the exchange offer and the merger are completed and after their completion. Because the market price of CPF common stock is subject to fluctuation, the value of the shares of CPF common stock that you may receive in the exchange offer or the merger may increase or decrease prior to and after the completion of those transactions.

Historical Market Price and Dividend Information

        The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share reported on the NYSE and/or Nasdaq National Market(2) for CPF common stock and the Nasdaq National Market for CB Bancshares common stock and the dividends declared on CPF common stock and on CB Bancshares common stock.

	CPF Common Stock(1)			CB Bancshares Common Stock
	High	Low	Dividends	High	Low	Dividends
2000
March 31, 2000	$14.565	$11.00	$0.075	$24.69	$19.42	$0.07
June 30, 2000	14.625	10.375	0.075	21.07	18.80	0.07
September 30, 2000	13.50	12.00	0.075	23.76	20.35	0.10
December 31, 2000	14.155	12.125	0.08	23.76	20.66	0.10
2001
March 31, 2001	$15.00	$12.38	$0.08	$28.72	$21.49	$0.11
June 30, 2001	15.10	11.01	0.08	32.72	26.45	0.11
September 30, 2001	18.74	13.69	0.09	34.68	27.50	0.11
December 31, 2001	16.15	13.63	0.09	32.68	29.15	0.11
2002
March 31, 2002	$17.43	$14.63	$0.09	$34.21	$30.45	$0.11
June 30, 2002	23.38	17.00	0.10	40.87	33.52	0.11
September 30, 2002	23.68	13.82	0.10	40.22	33.05	0.11
December 31, 2002	31.24	22.16	0.11	43.00	35.02	0.11
2003
March 31, 2003	$31.08	$25.14	$0.16	$50.50	$40.90	$0.11
, 2003

(1)
Adjusted for a 2-1 stock split effected on November 8, 2002.

(2)
On December 31, 2002, we transfered our common stock listing to the NYSE from the Nasdaq National Market; therefore all prices included above for dates prior to December 31, 2002 are per share prices as reported on the Nasdaq National Market.

        On                        , 2003, the last full trading day prior to the date of this exchange offer, the last sale price per share of our common stock on the NYSE was $          and the last sale price per share of CB Bancshares common stock on the Nasdaq National Market was $            .

        We urge you to obtain current market quotations for CPF and CB Bancshares common stock before making any decision regarding the exchange offer.

Dividend Policies

  CPF

        We and our predecessor have paid regular semi-annual cash dividends on the common stock since 1958. Beginning in 1988, we commenced paying regular quarterly cash dividends. We expect to continue to pay regular quarterly cash dividends. However, since substantially all of the funds available for the payment of dividends are derived from Central Pacific Bank, future dividends will depend upon Central Pacific Bank's earnings, its financial condition, its capital needs, applicable governmental policies and regulations and such other matters as CPF's board of directors may deem to be appropriate.

        Our ability to pay dividends is also limited by certain restrictions imposed on Hawaii corporations. We may pay dividends out of funds legally available at such times as our board of directors determines are appropriate.

  CB Bancshares

        CB Bancshares' ability to pay dividends is limited by certain restrictions generally imposed on Hawaii corporations. CB Bancshares may pay dividends out of funds legally available at such times as the Board of Directors determines are appropriate.

  Effect of Regulatory Restrictions on CPF's and CB Bancshares' Dividend Policies

        The principal source of our and CB Bancshares' cash flow has been dividend payments received from Central Pacific Bank and City Bank, respectively. Under the laws of Hawaii, payment of dividends by Central Pacific Bank and City Bank is subject to certain restrictions, and payment of dividends by us and CB Bancshares is likewise subject to certain restrictions. We and CB Bancshares consider such factors as the Federal Reserve Board's indication that it would generally be an unsafe and unsound banking practice for banks to pay dividends except out of current operating earnings and that an insured depository institution, such as Central Pacific Bank and City Bank, cannot make a capital distribution (broadly defined to include, among other things, dividends, redemptions and other repurchases of stock), or pay management fees to its holding company if, thereafter, the depository institution would be undercapitalized. In addition, applicable regulatory authorities are authorized to prohibit banks, thrifts and their holding companies from paying dividends which would constitute an unsafe and unsound banking practice.

INFORMATION ABOUT CPF AND CB BANCSHARES

CPF

General

        We are a Hawaii corporation, and a bank holding company registered under the Bank Holding Company Act of 1956, as amended, or the Bank Holding Company Act. Pursuant to a plan of reorganization and agreement of merger, we were organized on February 1, 1982 to serve as a holding company for our subsidiary, Central Pacific Bank. Central Pacific Bank was incorporated in its present form in the State of Hawaii on March 16, 1982 in connection with our holding company reorganization, and our predecessor entity was incorporated in the State of Hawaii on January 15, 1954. Central Pacific Bank's deposits are insured by the Federal Deposit Insurance Corporation, or FDIC, up to applicable limits. As a bank holding company, we have the flexibility to directly or indirectly engage in certain bank-related activities other than banking, subject to regulation by the Board of Governors of the Federal Reserve System, or the Federal Reserve Board.

        Central Pacific Bank owns 100% of the outstanding stock of Central Business Club of Honolulu, Inc., whose principal business is the operation of a private food service facility. Central Pacific Bank also owns 99.8% and we own 0.2% of the outstanding common stock of CPB Real Estate, Inc. ("CPBREI"), a real estate investment trust, which acquires, holds and manages stable, long-term real estate related assets including residential mortgage loans, commercial real estate loans and mortgage-backed securities.

Central Pacific Bank

        Central Pacific Bank, a state-chartered bank, organized under the laws of the State of Hawaii in 1982, is a full-service commercial bank that has 24 banking offices and 77 ATMs located throughout the State of Hawaii. Central Pacific Bank's administrative and main offices are located in Honolulu, and there are eighteen other branches on the Island of Oahu. In addition, Central Pacific Bank operates two branches on the Island of Maui, one branch on the Island of Kauai and two branches on the Island of Hawaii.

        Through its network of banking offices, Central Pacific Bank emphasizes personalized services and offers a full range of banking services to small-and medium-sized businesses, professionals and individuals in Hawaii.

        Central Pacific Bank offers a variety of deposit instruments. These include personal and business checking and savings accounts, including interest-bearing negotiable order of withdrawal ("NOW") accounts, money market accounts and time certificates of deposit. Lending activities of Central Pacific Bank include granting of commercial, consumer and real estate loans. Central Pacific Bank offers inventory and accounts receivable financing, furniture, fixture and equipment financing, short-term operating loans, and commercial real estate and construction loans. Consumer loans include home equity lines of credit, loans for automobiles, home improvement and debt consolidation, personal and professional lines of credit and other installment and term loans for other personal needs. Central Pacific Bank offers credit cards and VISA check cards, a debit card service, and is a member of the Star and Plus ATM Networks. Central Pacific Bank also offers an internet banking service through its website at www.cpbi.com as well as an Infoline service, providing telephonic account information and funds transfer services.

        Other services of Central Pacific Bank designed to serve the needs of businesses and individuals include investment and life insurance services, business PC banking, travelers' checks, safe deposit boxes, international banking services, night depository facilities and wire transfer services. Central Pacific Bank's Trust Division offers asset management and custody services for a variety of accounts including revocable and irrevocable trusts, agency accounts, guardianships of property, charitable remainder trusts and probates.

        Based on total consolidated assets at December 31, 2002, CPF is the third largest bank holding company in the State of Hawaii and Central Pacific Bank, with $2.0 billion in assets, is the third largest commercial bank in the state, maintaining approximately 7% of the deposit market share. In order to compete with the other financial services providers in the State of Hawaii, Central Pacific Bank principally relies upon local promotional activities, personal relationships established by officers, directors and employees with its customers, and specialized services tailored to meet the needs of the communities served. Central Pacific Bank seeks to be competitive by offering attractive pricing and superior service levels.

        The principal office of CPF is located at 220 South King Street, Honolulu, Hawaii 96813, and its telephone number is (808) 544-0500.

        Additional information concerning CPF is included in the CPF documents incorporated by reference in this exchange offer. See "Where Can I Find More Information?" beginning on page 72.

CB Bancshares

        The following information is derived from CB Bancshares' publicly available documents.

General

        CB Bancshares is a bank holding company registered under the Bank Holding Company Act and was incorporated in the State of Hawaii in 1980. As a bank holding company, CB Bancshares has the flexibility to directly or indirectly engage in certain bank-related activities other than banking, subject to regulation by the Board of Governors of the Federal Reserve System, or the Federal Reserve Board. CB Bancshares has three wholly owned subsidiaries, City Bank, Datatronix Financial Services, Inc. ("Datatronix") and O.R.E., Inc. (inactive), which are discussed below. On July 1, 2000, International Savings and Loan Association, Limited, a wholly owned subsidiary of CB Bancshares, merged with City Bank.

City Bank

        City Bank is a state-chartered bank which was organized under the laws of the State of Hawaii in 1959. City Bank is insured by the FDIC and provides full commercial banking services through seventeen branches on the Island of Oahu, one branch on the Island of Hawaii, two branches on the Island of Maui and one branch on the Island of Kauai. These services include receiving demand, savings and time deposits; making commercial, real estate and consumer loans; financing leases and leasing activities; financing international trade activities; issuing letters of credit; handling domestic and foreign collections; selling travelers' checks and bank money orders; and renting safe deposit boxes.

        City Bank's primary focus has been corporate lending to small-to-medium-sized businesses by maintaining relationships and expertise within business segments and providing personal customer service.

Datatronix Financial Services, Inc.

        Datatronix Financial Services, Inc., a wholly owned subsidiary, was incorporated in the State of Hawaii in June 2000 and opened for business on July 1, 2000. Datatronix offers item processing services to banks, thrifts, credit unions and other financial institutions in the State of Hawaii. As of December 31, 2002, Datatronix had three customers, with City Bank as its primary customer.

        The principal office of CB Bancshares is located at 201 Merchant Street, Honolulu, Hawaii 96813, telephone number (808) 535-2500.

        Additional information concerning CB Bancshares is included in the CB Bancshares documents incorporated by reference in this offer to exchange. See "Where Can I Find More Information?" beginning on page 72.

BACKGROUND OF THE EXCHANGE OFFER

Background

        From time to time during the past few years, we have considered expanding our respective operations through acquisitions of other companies. In December 1999, CB Bancshares approached CPF to discuss a proposal to combine the companies. CB Bancshares proposed that their senior management team assume key management positions in the resulting company. CPF's management discussed the proposal with its board of directors and rejected the offer.

        In May 2002, CPF approached CB Bancshares with a proposal to acquire their company in a stock merger transaction. CB Bancshares declined to accept the proposal.

        On February 26, 2003, we began purchasing shares of CB Bancshares common stock in the open market. We accumulated 2.27% of CB Bancshares' outstanding common stock by March 13, 2003. On March 17, 2003, representatives of Bear, Stearns & Co. Inc., our financial advisor in connection with the proposed CB Bancshares acquisition, met informally with Ronald K. Migita, the President and Chief Executive Officer of CB Bancshares, and Dean K. Hirata, the Chief Financial Officer of CB Bancshares, to present our offer to merge with CB Bancshares. After their presentation, Bear Stearns stated that our Chairman and Chief Executive Officer was standing by and would like to personally deliver a written offer consistent with the Bear Stearns presentation. Messrs. Migita and Hirata refused to meet with Mr. Arnoldus, and Bear Stearns then attempted to give the first offer letter to Mr. Migita and Mr. Hirata, who declined to accept it. On March 19, 2003, Mr. Migita communicated with the representatives of Bear Stearns and requested a meeting for April 2, 2003 to obtain additional information concerning the offer.

        On March 21, 2003, Clint Arnoldus, our Chief Executive Officer, messengered the March 17, 2003 offer letter to Mr. Migita at CB Bancshares. On March 24, 2003, our Chief Financial Officer, spoke with Mr. Hirata and confirmed receipt of the March 21, 2003 letter with the first offer letter attached thereto.

        On April 2, 2003, Messrs. Arnoldus and Kanda and Mr. Migita, Richard Lim and Warren Y. Kunimoto of CB Bancshares met to discuss the first offer letter. Also in attendance were representatives of Bear Stearns.

        At that meeting, Mr. Arnoldus reviewed our view of the benefits of the merger to the shareholders, employees, customers, and communities in which both companies operate. Bear Stearns reviewed again the assumptions underlying the pricing of the offer and other financial aspects of the merger, including consolidation and cost savings opportunities. Mr. Arnoldus also indicated our desire to add representatives of CB Bancshares' board to our board of directors following the merger and a willingness to discuss appropriate positions for CB Bancshares' senior management. During this discussion Messrs. Migita and Lim stated that, notwithstanding that CPF shareholders would own approximately 68% of the outstanding shares of the surviving corporation with the shareholders of CB Bancshares owning approximately 32%, senior management of CB Bancshares should become senior management of the merged company because, in their view, they were of superior quality. It was also revealed during this meeting that CB Bancshares' board of directors had not yet met, or scheduled a meeting, to consider the offer, and that CB Bancshares' board of directors had not retained a financial advisor or special legal counsel. Messrs. Arnoldus and Kanda were left with the impression that the CB Bancshares' board of directors had not received, or otherwise been informed of the terms of, the March 17 offer letter.

        At the conclusion of the April 2, 2003 meeting, the officers of CB Bancshares indicated that they would contact us by April 4 to inform us of CB Bancshares' proposed timetable. No one at CB Bancshares contacted us by that date to discuss a timetable for the offer or the offer itself. As a result, on April 4, 2003, we sent another copy of our March 17, 2003 offer to each of CB Bancshares'

directors to eliminate any doubt as to whether the CB Bancshares board of directors had received it, and requested a reply by April 11, 2003. While CB Bancshares acknowledged receipt of our letter, we received no reply to its terms, other than CB Bancshares' request not to send any more communications to their directors but only to communicate with Mr. Migita.

        On April 16, 2003, we entered into a voting agreement with TON Finance, B.V., pursuant to which TON agreed to vote 295,587 shares of its CB Bancshares common stock in favor of the CB Bancshares acquisition, which, when added to the shares we own, represent slightly less than 9.9% of CB Bancshares' outstanding shares. TON has agreed to vote the remaining 52,677 of its CB Bancshares shares in favor of the CB Bancshares merger only after any required shareholder approval under the Hawaii Control Share Acquisitions statute, which is described below under "Conditions to the Exchange Offer—Control Share Condition." On April 25, 2003, we filed a Schedule 13D, which describes the voting agreement.

        On April 16, 2003, we sent a letter to CB Bancshares dated April 15, 2003, setting forth again our offer for a business combination between CB Bancshares and CPF. The terms of the April 15 letter were equivalent to those of our March 17 letter. On April 16, 2003, we issued a press release that attached a copy of the letter. The key terms contained in the April 15 letter included an offer of 1.8956 shares of our common stock plus $21 in cash for each share of CB Bancshares common stock. Based on the closing price of our common stock on April 14, 2003, this represented an offer of $70 per share of CB Bancshares common stock. Additionally, the April 15 letter stated that discussions would take place regarding what number of members of CB Bancshares' current board of directors would be appropriate to add to our board of directors following the merger and appropriate roles of CB Bancshares' current management team. The April 15 letter also contained a proposal to establish an Advisory Board to include those current members of CB Bancshares' board of directors who do not join our board of directors following the merger. Finally, the April 15 letter requested that Mr. Migita and the CB Bancshares' board of directors respond to our offer before 12 noon on April 25, 2003.

        On April 16, 2003, we held a press conference to announce the proposed business combination publicly to ensure that CB Bancshares' shareholders were aware of the offer. Throughout the rest of the week after April 16, 2003 and the week of April 21, 2003, we discussed the offer with local news media and in conversations with shareholders and investors.

        On April 28, 2003, we requested that CB Bancshares call a special meeting, and deliver an information statement, in accordance with Hawaii's Control Share Acquisitions statute so that CB Bancshares shareholders could vote on our acquisition of CB Bancshares common stock pursuant to our exchange offer.

        On April 28, 2003, we filed applications with the Federal Reserve Bank of San Francisco pursuant to the Bank Holding Company Act and with the Hawaii Commissioner of Financial Institutions for prior approval to acquire control of CB Bancshares and, indirectly, City Bank. On April 30, 2003 we amended our application to the Hawaii Commissioner to include an application for prior approval of the proposed exchange offer.

        On April 29, 2003, CB Bancshares announced a 10% stock dividend to be payable on June 27, 2003 to CB Bancshares' shareholders of record on June 16, 2003. On May 1, 2003, we announced that we had notified CB Bancshares that although the total consideration we are offering to CB Bancshares remained unchanged, the per share amounts of cash and shares of our common stock to be paid and issued, pursuant to our offer, would be adjusted in accordance with the 10% stock dividend. Thus, taking into effect the 10% stock dividend to be issued by CB Bancshares on June 27, 2003, the per share amounts offered by us to CB Bancshares shareholders was adjusted from $21.00 in cash and 1.8956 shares of our common stock per share of CB Bancshares common stock (as announced on April 16, 2003) to $19.09 in cash and 1.7233 shares of our common stock per share of CB Bancshares common stock.

        On May 2, 2003, the Hawaii Commissioner of Securities confirmed that we had filed a complete registration statement as of April 30, 2003 under the Hawaii Take-Overs Act. Such registration statement became effective on May 3, 2003.

        On May 4, 2003, CB Bancshares announced that its board of directors rejected our offer to acquire all of the outstanding shares of CB Bancshares common stock for a combination of $19.09 in cash and 1.7233 shares of our common stock per share of CB Bancshares common stock. CB Bancshares stated that its board of directors concluded that our offer was inadequate from a financial point of view and not in the best interests of its shareholders, employees, customers, suppliers and local communities.

        On May 5, 2003, CB Bancshares announced that its board of directors set May 28, 2003 as the meeting date of the special meeting we requested under the Hawaii Control Share Acquisitions statute in connection with our original offer, and that shareholders of record at the close of business on May 5, 2003 would be eligible to vote at the special meeting.

        On May 5, 2003, we and CB Bancshares filed preliminary proxy materials with the SEC in connection with the special meeting set for May 28, 2003 by CB Bancshares under the Hawaii Control Share Acquisitions Statute.

        On May 5, 2003, we delivered a letter to Mr. Migata requesting that CB Bancshares set a new meeting date of June 19, 2003, in order to allow the necessary time to enable all shareholders to have a sufficient opportunity to consider the issues and vote. We also announced our continued commitment to ensuring that the CB Bancshares' shareholders are afforded a meaningful opportunity to evaluate the offer and vote on our proposed acquisition of shares of CB Bancshares common stock.

        On May 9, 2003, we delivered a letter to CB Bancshares rescinding, revoking and withdrawing the offer we made in our letters dated March 17 and April 15, 2003 and our related information statement dated as of April 28, 2003. As a result, the call for the special meeting scheduled for May 28, 2003 is moot and has no force or effect.

        On May 9, 2003, we delivered a letter to CB Bancshares with setting forth a new offer for a business combination between CB Bancshares and CPF. The terms of our new offer as set forth in the May 9 letter provide for a per share consideration of 1.7606 shares of our common stock and $24.50 cash for each share of CB Bancshares common stock currently outstanding, and 1.6005 shares of our common stock and $22.27 in cash taking into account the 10% stock dividend. On May 9, 2003, we issued a press release which attached a copy of the May 9 letter.

        The full text of the May 9 letter is as follows:

May 9, 2003

Board of Directors
CB Bancshares, Inc.
201 Merchant Street
Honolulu, Hawaii 96813

Attention:    Mr. Ronald K. Migita
                      President and Chief Executive Officer

Dear Mr. Migita:

        We are extremely disappointed by CB Bancshares, Inc.'s ("CB") rejection of our original offer to combine Central Pacific Financial Corp. ("CPF") and CB Bancshares, Inc. through a cash-and-stock transaction valued at $70 per share (the "Merger"), as set forth in our March 17, 2003 and April 15, 2003 letters (the "Original Proposal"). We continue to believe that a combination of our two companies presents a unique opportunity to create a stronger Hawaii-focused bank with enhanced capability to deliver superior results for your shareholders and benefits to your customers, employees and the State of Hawaii—benefits that CB cannot realistically expect to achieve on its own in the foreseeable future. Therefore, we are presenting you with a new offer for your consideration. This new offer supercedes the terms of our Original Proposal.

        We are increasing the cash portion of our proposal by approximately 17%. For your shareholders desiring a larger cash allocation, or desiring additional comfort about the value of the Merger Consideration (as defined), this new offer is even more attractive than our Original Proposal. We believe this additional cash allocation will be very well received by your shareholders and should be carefully considered by your Board of Directors.

Terms of Our New Proposal

1.
Offer Price. We are offering 1.7606 shares of CPF's NYSE-listed common stock plus $24.50 in cash for each outstanding share of CB common stock based upon the CB shares currently outstanding, and 1.6005 shares and $22.27 in cash on a post-stock dividend basis. Based on CPF's closing price on May 8, 2003, this represents an offer of $70 per CB share, comprised of approximately 35% in cash and 65% in CPF common stock (the "Merger Consideration"). Based upon our closing price on the NYSE on May 8, 2003, the Merger Consideration of this new offer represents a premium of 62.3% over CB's closing price as reported on the NASDAQ on February 25, 2003, the day before CPF started to buy CB's shares on the open market.

2.
Structure. As a first step to the Merger, CPF will make an exchange offer directly to the CB Shareholders for up to 100% of the outstanding common stock of CB whereby each share of CB stock would receive the Merger Consideration. Upon completion of this exchange offer we would complete the combination through a second step merger of CPF and CB (the "Merger") with CPF being the resulting corporation. The Merger will be structured so that the CPF stock received in the Merger should be tax-free to CB's shareholders. Central Pacific Bank and City Bank will also be merged immediately following the Merger, with Central Pacific Bank being the resulting bank.

3.
Treatment of Stock Options. Any options to acquire shares of CB that remain unexercised upon consummation of the Merger will be converted into options to acquire shares of CPF, with appropriate adjustments to reflect the Merger.

4.
Employee Benefits. All CB employees will be eligible to participate in CPF's benefit programs and will receive credit for their tenure at CB.

5.
Board Representation. If we are able to negotiate this transaction with you in the very near future, we would be willing to discuss what number of members of CB's current Board of Directors would be appropriate to add to CPF's Board of Directors following the Merger. We propose that the resulting corporation establish an Advisory Board to include those current members of CB's Board of Directors who do not join CPF's Board of Directors following the Merger plus additional prominent community members to be selected by the resulting corporation's Board.

6.
Conditions. The terms of the Merger will be set forth in detail in a definitive merger agreement, which would contain representations, warranties and conditions customary for a transaction of this type, including, without limitation, all necessary determinations by your Board of Directors to exempt this transaction under your Shareholder Rights Plan and under the Control Share Acquisitions Act of the State of Hawaii. Such conditions would include, but not be limited to, satisfactory completion of due diligence, receipt of all necessary regulatory, shareholder and corporate approvals, and the absence of any material adverse changes. Customary protections for the transaction (e.g., break-up fees, non-competition agreements) will be included. We anticipate that the definitive agreement will be negotiated and prepared in conjunction with our due diligence process.

        The Board of Directors and I continue to believe that the transaction we are proposing is in the interests of both companies' shareholders and all our other constituencies—the customers, the employees, the community and the State of Hawaii. Despite your strong negative reaction to our Original Proposal, I would like to reiterate our strong preference continues to be to work with you in a professional and constructive manner to complete this transaction so that its full potential can be realized. We hope that you and your Board of Directors give careful consideration to this enhanced offer and the merits of this combination.

        We request a response to our new offer by Monday, May 12, 2003, by 12:00 p.m. Hawaii Standard Time.

Very truly yours,
Clint Arnoldus Chairman, President and Chief Executive Officer

        On May 9, 2003, we delivered a call for a special meeting of shareholders to the board of directors of CB Bancshares to be held on June 26, 2003. The purpose of calling this special meeting is to provide the shareholders with the opportunity to consider our new offer and vote on our proposal to authorize our acquisition of shares of CB Bancshares in connection with our proposed exchange offer or otherwise under the Hawaii Control Share Acquisition statute. On May 9, 2003, we filed preliminary proxy materials with the SEC in connection with the special meeting we have called for to be held on June 26, 2003 under the Hawaii Control Share Acquisitions statute.

REASONS FOR THE EXCHANGE OFFER

        We believe that the proposed CB Bancshares acquisition presents a unique opportunity to create a stronger locally based and locally managed bank for Hawaii. Compelling opportunities exist to better serve our community, customers, employees and shareholders. The combined company would have expanded banking services and lending capacity benefiting both our community and customers. The combination would create the potential for revenue enhancements, cost savings and great market and client penetration. We believe that it would also bring enhanced liquidity and increased market capitalization, potentially doubling the daily trading of our common stock, thus benefiting our shareholders. We anticipate that the combined company would be accretive to earnings by 2004.

Reasons for the Exchange Offer and the Merger

        We and our board of directors believe that the CB Bancshares acquisition is in the best interest of us and our shareholders and CB Bancshares and their shareholders. Accordingly, our board of directors unanimously approved the exchange offer and the CB Bancshares merger. In reaching its decision, the board of directors consulted with CPF's management, legal counsel and investment bankers. Our board of directors considered a number of factors, to which relative weights were not assigned, including the following:

  •
  The best interests of CPF, our subsidiaries, our shareholders and our banking customers including, among other things, the anticipated financial strength of the combined company and expanded choices, convenience and capacity for our customers;

  •
  The business, operations, financial condition and earnings of CPF and CB Bancshares on an historical and a prospective basis and of the combined company on a pro forma basis;

  •
  The financial condition and prospects of CPF and CB Bancshares, including but not limited to results of operations, capital levels and asset quality;

  •
  Our board's familiarity with and review of CB Bancshares' business, operations, financial condition and earnings on an historical and a prospective basis;

  •
  The dominance in the Hawaii market of a relatively small number of major banks with many offices operating over a wide geographic area, and opportunities for the combined company to gain additional market share following the merger;

  •
  The then-current and prospective economic and regulatory environment, burdens and constraints affecting banking organizations and commercial banks such as CPF and CB Bancshares and the changing competitive environment for banking services;

  •
  The consolidation and increasing competition in the banking and related industries, and the expectation that the combined company will have over $3.8 billion in assets, potentially giving it greater access to financial, managerial and technological resources and making the combined company a more effective competitor in the banking and related industries;

  •
  The complementary nature of our business and the business of CB Bancshares, which could potentially provide revenue enhancement opportunities for the combined company, based on such things as:

  •
  An increased ability to cross-sell a wider variety of banking products and services;

  •
  The opportunity to generate increased loan and fee income as a result of the higher lending limits available to the combined entity;

  •
  The opportunity to leverage certain expenses; and

    •
    The opportunity to achieve cost savings, operating efficiencies and other opportunities for revenue enhancement.

  •
  The likelihood that the CB Bancshares acquisition will be approved by the appropriate regulatory authorities;

  •
  The acquisition consideration to be paid to CB Bancshares shareholders in relation to the book value and earnings per share of CB Bancshares' common stock, and in relation to the market prices and acquisition prices paid for comparable companies in the United States over the past several years;

  •
  Industry and economic conditions;

  •
  The expanded menu of business and retail services, including a strong commercial real estate capability and trust and wealth management services, and the increased lending limits and resources we anticipate that the combined entity would offer;

  •
  The probable impact of the CB Bancshares acquisition on the depositors, employees, customers, suppliers, creditors and communities served by CPF and CB Bancshares through expanded commercial, consumer and retail banking products and services; and

  •
  The ability of the combined company after the CB Bancshares acquisition to compete in relevant banking and non-banking markets.

        In making its determination, the CPF board of directors did not ascribe any relative or specific weights to the factors that it considered. The foregoing discussion of the factors considered by the CPF board of directors is not intended to be exhaustive, but it does include the material factors considered by the board.

        The only information available to us regarding CB Bancshares is information that they have made publicly available. If we conduct due diligence, our beliefs about the benefits of the CB Bancshares acquisition may change.

        There are numerous factors, other than the CB Bancshares acquisition, that could cause our results of operations, including, among other things, earnings per share, to increase or decrease after the CB Bancshares acquisition. Therefore, we cannot assure you that the anticipated benefits of the CB Bancshares acquisition discussed in the previous paragraphs will happen. You should read "Risk Factors" on pages 9 through 11 and "Forward-Looking Statements" on pages 74 through 75 for a discussion of the factors that could affect our future operations and financial condition.

THE EXCHANGE OFFER

Consideration to Be Paid

        You may elect to receive cash, CPF common stock or a combination of cash and stock for each of your CB Bancshares common shares that are validly tendered and not properly withdrawn, subject, in each case, to the election and proration procedures described in this prospectus and the related letter of transmittal form of election. Based on the closing price of CPF common stock on                        , 2003 of $        , and taking the 10% stock dividend announced by CB Bancshares into account, you would receive consideration with a value of $        , which is determined by adding $22.27 to the product of 1.6005 and $        , the average price.

        Before adjusting for the announced stock dividend, the consideration offered is $24.50 and 1.7606 shares of CPF common stock for each CB Bancshares share currently owned. Using the same assumptions, you would receive consideration with a value of $        , which is determined by adding $24.50 to the product of 1.7606 and $        , the average price.

Election and Proration Procedures

        Making the Election.    You may elect to receive cash, shares of CPF common stock or a combination of cash and shares of CPF common stock in exchange for your shares of CB Bancshares common stock. Your election may be subject to proration, however, which means that you may not receive all the consideration in the form that you selected. The value of the consideration that you receive for each share you exchange will be the same, regardless of the type of election you make.

        If you elect to receive a combination of cash and stock, which we call a fixed election, you will receive, for each CB Bancshares share you exchange, $22.27 in cash and 1.6005 shares of CPF common stock. If you elect to receive the maximum amount of cash, which we call a cash election, or the maximum amount of stock, which we call a stock election, the amount of cash and/or stock that you receive will be determined by reference to the average price of CPF common stock over a 20-day period ending one trading day prior to the closing of the exchange offer, which we refer to as the average CPF price. All shares for which an election is not made will be referred to as undesignated shares. All undesignated shares will be deemed to have made a fixed election.

If you make a cash election or a stock election your election may be subject to proration, which means that you may not receive consideration in the form that you selected. See "—Proration" below for more information about proration.

        At the closing of the exchange offer, we will determine the value of the consideration that you will receive for each share you exchange, regardless of the type of election made. That value is called the per share consideration, which will be determined by adding $22.27 to the product of 1.6005 and the average CPF price. For a fixed election, a share will receive $22.27 and 1.6005 shares of CPF common stock. Assuming that no proration is necessary, for a cash election, each share will receive cash in the amount of the per share consideration, and for a stock election each share will receive an amount of stock equal to the per share consideration divided by the average CPF price. Although the shares receive different types of consideration, the value of the consideration received by each share is the same.

        You will not receive any fractional shares of CPF common stock in the exchange offer. Instead, you will receive cash in an amount equal to the value of the fractional share of CPF common stock that you would otherwise have been entitled to receive.

        Assuming that no proration is necessary, the chart below shows the type and value of consideration you would receive for each share of CB Bancshares common stock based on your election and fluctuations in the average price of CPF common stock:

Average Price	Per Share Consideration		Fixed Election	Cash Election	Stock Election
$20.00	$54.2836	Consideration received	$22.27 + 1.6005 shares	$54.2836	2.7142 shares
		Value of the consideration received	$22.27 + (1.6005 × $20.00) = $54.2836	$54.2836	2.7142 × $20.00 = $54.2836
$22.00	$57.4847	Consideration received	$22.27 + 1.6005 shares	$57.4847	2.6129 shares
		Value of the consideration received	$22.27 + (1.6005 × $22.00) = $57.4847	57.4847	2.6129 × $22.00 = $57.4847
$24.00	$60.6858	Consideration received	$22.27 + 1.6005 shares	$60.6858	2.5286 shares
		Value of the consideration received	$22.27 + (1.6005 × $24.00) = $60.6858	$60.6858	2.5286 × $24.00 = $60.6858
$25.00	$62.2864	Consideration received	$22.27 + 1.6005 shares	$62.2864	2.4915 shares
		Value of the consideration received	$22.27 + (1.6005 × $25.00) = $62.2864	$62.2864	2.4915 × $25.00 = $62.2864
$26.00	$63.8869	Consideration received	$22.27 + 1.6005 shares	$63.8869	2.4572 shares
		Value of the consideration received	$22.27 + (1.6005 × $26.00) = $63.8869	$63.8869	2.4572 × $26.00 = $63.8869
$28.00	$67.0880	Consideration received	$22.27 + 1.6005 shares	$67.0880	2.3960 shares
		Value of the consideration received	$22.27 + (1.6005 × $28.00) = $67.0880	$67.0880	2.3960 × $28.00 = $67.0880
$30.00	$70.2891	Consideration received	$22.27 + 1.6005 shares	$70.2891	2.3430 shares
		Value of the consideration received	$22.27 + (1.6005 × $30.00) = $70.2891	$70.2891	2.3430 × $30.00 = $70.2891

Proration.

        The total amount of cash that we will pay CB Bancshares shareholders in exchange for their shares, which we call the total cash consideration, will not exceed the product of $22.27 and the number of CB Banchares accepted at the close of the exchange offer. The total number of shares of CPF common stock that we will issue and deliver to CB Bancshares stockholders in exchange for their shares, which we call the total stock consideration, will not exceed the product of 1.6005 and the number of CB Bancshares accepted at the close of the exchange offer. As a result, if you make a cash election or stock election, the consideration you receive may be subject to proration.

  •
  The number of shares for which fixed elections have been made and shares for which no election has been made, will receive $22.27 in cash and 1.6005 shares of CPF common stock, regardless of the average CPF price.

  •
  If the number of shares for which cash elections have been made divided by the number of shares for which stock elections have been made is greater than the number reached by dividing $22.27 by the product of 1.6005 and the average CPF price, all the shares for which stock elections were made will receive stock, but the shares for which cash elections were made will receive both cash and the amount of stock remaining after distribution of stock in exchange for which fixed elections, stock elections, and no elections were made.

  •
  If the number of shares for which cash elections have been made divided by the number of shares for which stock elections have been made is less than the number reached by dividing $22.27 by the product of 1.6005 and the average CPF price, all the shares for which cash elections were made will receive cash, but the shares for which stock elections were made will receive both stock and the amount of cash remaining after distribution of cash in exchange for shares for which fixed elections and cash elections were made.

        The following are examples of the possible effects of proration on those tendering in the exchange offer.

Case 1: After distribution of cash to shares of CB Bancshares for which a fixed election or no election was made, payment for the number of shares of CB Bancshares for which the cash election is made would be greater than the remaining amount of cash available for payment under the offer.

        Assuming the following:

  •
  A fixed election or no election was made by 50% of the shares of CB Bancshares accepted in the exchange offer;

  •
  A cash election was made by 40% of the shares of CB Bancshares accepted in the exchange offer; and

  •
  A stock election was made by 10% of the shares of CB Bancshares accepted in the exchange offer.

        In this scenario:

  •
  those shares for which the fixed election or no election was made will get $22.27 in cash and 1.6005 shares of CPF common stock

  •
  those shares for which the cash election was made will get a mixture of cash and CPF common stock; and

  •
  those shares for which the stock election was made will get solely shares of CPF common stock.

        The chart below shows the type and value of consideration you would receive for each share of CB Bancshares common stock based on the assumptions above, your election and fluctuations in the average price of CPF common stock:

Average Price	Per Share Consideration		Fixed Election	Cash Election * subject to proration	Stock Election
$20.00	$54.2836	Consideration received	$22.27 + 1.6005 shares	$27.84 + 1.3221 shares	2.7142 shares
		Value of the consideration received	$22.27 + (1.6005 × $20.00) = $54.2836	$27.84 + (1.3221 × $20.00) = $54.2836	2.7142 x $20.00 = $54.2836
$22.00	$57.4847	Consideration received	$22.27 + 1.6005 shares	$27.84 + 1.3474 shares	2.6129 shares
		Value of the consideration received	$22.27 + (1.6005 × $22.00) = $57.4847	$27.84 + (1.3474 × $22.00) = $57.4847	2.6129 x $22.00 = $57.4847
$24.00	$60.6858	Consideration received	$22.27 + 1.6005 shares	$27.84 + 1.3685 shares	2.5286 shares
		Value of the consideration received	$22.27 + (1.6005 × $24.00) = $60.6858	$27.84 + (1.3685 × $24.00) = $60.6858	2.5286 x $24.00 = $60.6858
$25.00	$62.2864	Consideration received	$22.27 + 1.6005 shares	$27.84 + 1.3778 shares	2.4915 shares
		Value of the consideration received	$22.27 + (1.6005 × $25.00) = $62.2864	$27.84 + (1.3778 × $25.00) = $62.2864	2.4915 x $25.00 = $62.2864
$26.00	$63.8869	Consideration received	$22.27 + 1.6005 shares	$27.84 + 1.3864 shares	2.4572 shares
		Value of the consideration received	$22.27 + (1.6005 × $26.00) = $63.8869	$27.84 + (1.3864 × $26.00) = $63.8869	2.4572 x $26.00 = $63.8869
$28.00	$67.0880	Consideration received	$22.27 + 1.6005 shares	$27.84 + 1.4017 shares	2.3960 shares
		Value of the consideration received	$22.27 + (1.6005 × $28.00) = $67.0880	$27.84 + (1.4017 × $28.00) = $67.0880	2.3960 x $28.00 = $67.0880
$30.00	$70.2891	Consideration received	$22.27 + 1.6005 shares	$27.84 + 1.4149 shares	2.3430 shares
		Value of the consideration received	$22.27 + (1.6005 × $30.00) = $70.2891	$27.84 + (1.4149 × $30.00) = $70.2891	2.3430 x $30.00 = $70.2891

Case 2: After distribution of CPF common stock to shares of CB Bancshares tendered for which a fixed election or no election was made, the number of shares of CPF common stock to be issued for the number of shares of CB Bancshares for which the stock election is made would be greater than the remaining number of shares of CPF common stock available for issuance under our offer.

        Assuming the following:

  •
  A fixed election or no election was made by 50% of the shares of CB Bancshares accepted in the exchange offer;

  •
  A cash election was made by 10% of the shares of CB Bancshares accepted in the exchange offer; and

  •
  A stock election was made by 40% of the shares of CB Bancshares accepted in the exchange offer.

        In this scenario:

  •
  those shares for which the fixed election or no election was made will get $22.27 in cash and 1.6005 shares of CPF common stock;

  •
  those shares for which the cash election was made will get all cash; and

  •
  those shares for which the stock election was made will get a mixture of cash and shares of CPF common stock.

        The chart below shows the type and value of consideration you would receive for each share of CB Bancshares common stock based on the assumptions above, your election and fluctuations in the average price of CPF common stock:

Average Price	Per Share Consideration		Fixed Election	Cash Election	Stock Election * subject to proration
$20.00	$54.2836	Consideration received	$22.27 + 1.6005 shares	$54.2836	2.0007 shares + $14.2700
		Value of the consideration received	$22.27 + (1.6005 × $20.00) = $54.2836	$54.2836	(2.0007 × $20.00) + $14.2700= $54.2836
$22.00	$57,4847	Consideration received	$22.27 + 1.6005 shares	$57,4847	2.0007 shares + $13.4697
		Value of the consideration received	$22.27 + (1.6005 × $22.00) = $57,4847	$57,4847	(2.0007 × $22.00) + $13.4697 = $57,4847
$24.00	$60.6858	Consideration received	$22.27 + 1.6005 shares	$60.6858	2.0007 shares + $12.6695
		Value of the consideration received	$22.27 + (1.6005 × $24.00) = $60.6858	$60.6858	(2.0007 × $24.00) + $12.6695 = $60.6858
$25.00	$62.2864	Consideration received	$22.27 + 1.6005 shares	$62.2864	2.0007 shares + $12.2693
		Value of the consideration received	$22.27 + (1.6005 × $25.00) = $62.2864	$62.2864	(2.0007 × $25.00) + $12.2693 = $62.2864
$26.00	$63.8869	Consideration received	$22.27 + 1.6005 shares	$63.8869	2.0007 shares + $11.8692
		Value of the consideration received	$22.27 + (1.6005 × $26.00) = $63.8869	$63.8869	(2.0007 × $26.00) + $11.8692 = $63.8869
$28.00	$67.0880	Consideration received	$22.27 + 1.6005 shares	$67.0880	2.0007 shares + $11.0689
		Value of the consideration received	$22.27 + (1.6005 × $28.00) = $67.0880	$67.0880	(2.0007 × $28.00) + $11.0689 = $67.0880
$30.00	$70.2891	Consideration received	$22.27 + 1.6005 shares	$70.2891	2.0007 shares + $10.2686
		Value of the consideration received	$22.27 + (1.6005 × $30.00) = $70.2891	$70.2891	(2.0007 × $30.00) + $10.2686 = $70.2891

Other Aspects of the Exchange Offer

        We are making the exchange offer in order to acquire at least majority control of, and ultimately the entire equity interest in, CB Bancshares. The exchange offer is the first step in our acquisition of CB Bancshares and is intended to facilitate the acquisition of all shares of CB Bancshares common stock. We intend, as soon as possible after completion of the exchange offer, to seek to have CB

Bancshares merge with CPF or a wholly owned subsidiary of CPF. The purpose of the CB Bancshares merger would be to acquire all shares of CB Bancshares common stock not exchanged in the exchange offer. In the CB Bancshares merger, each outstanding share of CB Bancshares common stock (except for treasury shares of CB Bancshares and shares beneficially owned directly or indirectly by us for our own account (except for shares held by CPF in a fiduciary capacity)) would be converted into the right to receive the acquisition consideration offered in the exchange offer, subject to dissenters' rights under Hawaii law and subject to proration. If we obtain all of the shares of CB Bancshares pursuant to our offer, former shareholders in CB Bancshares would own approximately    % of the shares of common stock of CPF, based upon the number of shares outstanding of CPF and CB Bancshares on                       , 2003 and March 4, 2003, respectively.

        Our obligation to exchange the acquisition consideration for shares of CB Bancshares common stock pursuant to the exchange offer is subject to the conditions referred to under —"Conditions to the Exchange Offer" beginning on page 49.

        CB Bancshares shareholders who tender shares of CB Bancshares common stock pursuant to the exchange offer will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Transfer taxes on the exchange of CB Bancshares common stock pursuant to our exchange offer will be paid by us or on our behalf unless we disclose otherwise in the instructions to the letters of transmittal when provided.

        On April 16, 2003, we asked CB Bancshares for its shareholder list and security position listings in order to communicate with shareholders and to distribute the exchange offer to the CB Bancshares shareholders. We received the list and listings on April 21, 2003.

        Our offer to acquire CB Bancshares common stock is also an offer to acquire CB Bancshares preferred share purchase rights ("Rights"), and, when we refer to the shares of CB Bancshares common stock, we are also referring to the associated rights, unless we indicate otherwise. In addition, all references to the rights include the benefits to holders of those rights pursuant to the Rights agreement (the "Rights Agreement"), including the right to receive any payment due upon redemption of those rights.

        You must tender one Right for each CB Bancshares share tendered in order to effect a valid tender of CB Bancshares common stock, unless the Rights have been redeemed. The Rights are currently represented by the certificates for the CB Bancshares common stock and your tender of CB Bancshares common stock prior to the Distribution Date will also constitute a tender of the associated Rights. We will not make a separate payment to you for the Rights. Upon the earlier to occur of (a) the close of business 20 days following a public announcement that a person or group of associated or affiliated persons other than CB Bancshares (an "Acquiring Person"), has acquired or generally accrued the right to acquire beneficial ownership of 20% or more of the outstanding CB Banschares shares or (b) 20 days (or a later date as may be determined by the CB Bancshares board of directors, prior to the time that any person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer, upon consummation of which such person or group would be the beneficial owner of 30% or more of such outstanding CB Bancshares common stock (we refer to the earliest of these dates as the "Distribution Date"), separate certificates representing the Rights will be mailed to holders of record of CB Bancshares common stock as soon as practicable after the Distribution Date, and those separate Rights certificates alone will evidence the Rights. The Distribution Date is scheduled to occur on            , 2003, which is the twentieth day following the commencement our exchange offer.

        If the Distribution Date occurs and CB Bancshares or the related rights agent distributes separate certificates representing the Rights to you prior to the time that you tender your CB Bancshares common stock pursuant to our offer, certificates representing a number of Rights equal to the number of CB Bancshares common stock tendered must be delivered to the exchange agent, or, if available, a book-entry confirmation received by the exchange agent with respect thereto, in order for those CB Bancshares common stock to be validly tendered. If the Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time CB Bancshares common stock are tendered pursuant to our offer, Rights may be tendered prior to the time that you receive the certificates for Rights by use of the guaranteed delivery procedure described under "Procedure for Tendering" below.

Timing of the Exchange Offer

        Our exchange offer is scheduled to expire at 12:00 midnight, New York City time, on                , 2003. For more information, you should read the discussion below under the caption "—Extension, Termination and Amendment."

        The term "expiration date" means 12:00 midnight, New York City time, on                , 2003, unless we extend the period of time for which the exchange offer is open, in which case the term "expiration date" means the latest time and date on which the exchange offer, as so extended, expires.

Extension, Termination and Amendment

        We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the exchange offer remains open, and we can do so by giving oral or written notice of that extension to the exchange agent. We can give you no assurance that we will exercise our right to extend the exchange offer, although currently we intend to do so until all conditions have been satisfied or, where permissible, waived. During any extension, all shares of CB Bancshares common stock previously tendered and not withdrawn will remain subject to the exchange offer, subject to each shareholder's right to withdraw his or her shares of CB Bancshares common stock. You should read the discussion under the caption "—Withdrawal Rights" on page 39 for more details.

        Subject to the SEC's applicable rules and regulations, we also reserve the right, in our sole discretion, at any time or from time to time:

  •
  to delay acceptance for exchange or the exchange of any shares of CB Bancshares common stock pursuant to the exchange offer, or to terminate the exchange offer and not accept for exchange or exchange any shares of CB Bancshares common stock not previously accepted for exchange or exchanged, upon the failure of any of the conditions of the exchange offer to be satisfied prior to the expiration date; and

  •
  to waive any condition (other than the regulatory condition, the conditions relating to the absence of an injunction and the effectiveness of the registration statement for the CPF shares to be issued in the exchange offer) or otherwise amend the offer to exchange in any respect, by giving oral or written notice of such delay, termination or amendment to the exchange agent and by making a public announcement.

        We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, the related announcement will be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to CB Bancshares shareholders in connection with the exchange offer be promptly sent to shareholders in a manner reasonably designed to inform shareholders of that change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement (i) of the type described in this paragraph or (ii) related to an election to provide a subsequent offering period, as explained below, other than by issuing a press release to the Dow Jones News Service, PR Newswire or some other similar national news service.

        If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or if we waive a material condition of the exchange offer, we will extend the exchange offer to the extent required under the Exchange Act. If, prior to the expiration date, we change the percentage of shares of CB Bancshares common stock sought in the exchange or the consideration offered to CB Bancshares shareholders, that change will apply to all holders whose shares of CB Bancshares common stock are accepted for exchange pursuant to the exchange offer whether or not these shares of CB Bancshares common stock were accepted for exchange prior to the change. If at the time notice of such a change is first published, sent or given to CB Bancshares shareholders, the exchange offer is scheduled to expire at any time earlier than the tenth business day from and including the date that the related notice is first so published, sent or given, we will extend the offer to exchange until the expiration of that ten business-day period. For purposes of the exchange offer, a business day means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

        We may elect to provide a subsequent offering period of not less than 3 nor more than twenty business days after the acceptance of shares of CB Bancshares common stock pursuant to our exchange offer if the requirements under Exchange Act Rule 14d-11 have been met. If we elect to provide a subsequent offering period, we will publicly announce the results of the exchange offer, including the approximate number of shares tendered and the percentage of CB Bancshares total shares outstanding that have been deposited to date, no later than 9:00 a.m., New York City time on the next business day after the expiration of the initial offering period and will immediately begin the subsequent offering period. CB Bancshares shareholders will not have the right to withdraw shares of CB Bancshares common stock that they tender in the subsequent offering period, if any.

        If CB Bancshares agrees upon a negotiated merger with us, we may amend or terminate the exchange offer without purchasing any shares of CB Bancshares common stock.

Exchange of CB Bancshares Shares; Delivery of CPF Common Stock

        Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of any extension or amendment), we will accept, and will exchange, shares of CB Bancshares common stock validly tendered and not properly withdrawn promptly after the expiration date and promptly after they are tendered during any subsequent offering period. In all cases, exchange of shares of CB Bancshares common stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

  •
  certificates for those shares of CB Bancshares common stock (or a confirmation of a book-entry transfer of those shares of CB Bancshares common stock in the exchange agent's account at The Depository Trust Company, or DTC);

  •
  a properly completed and duly executed letter of transmittal or a manually signed facsimile of that document; and

  •
  any other required documents.

        For purposes of the exchange offer, we will be deemed to have accepted for exchange shares of CB Bancshares common stock validly tendered and not withdrawn if and when we notify the exchange agent of our acceptance for exchange of those shares of CB Bancshares common stock pursuant to the exchange offer. As soon as practicable after receipt of that notice, the exchange agent will deliver the acquisition consideration to CB Bancshares' shareholders who tendered CB Bancshares common stock. The exchange agent will act as agent for tendering CB Bancshares shareholders for the purpose of receiving from us the CPF common stock component and the cash component of the acquisition consideration (including cash to be paid in lieu of fractional shares of CPF common stock) and transmitting the acquisition consideration, if any, to such shareholders. You will not receive any interest on any cash that we pay you regardless of any delay in making the exchange.

        If we do not accept any tendered shares of CB Bancshares common stock for exchange pursuant to the terms and conditions of the exchange offer for any reason, or if certificates are submitted for more shares of CB Bancshares common stock than are tendered, we will return certificates for such shares of CB Bancshares common stock without expense to the tendering shareholder. In the case of shares of CB Bancshares common stock tendered by book-entry transfer of those shares of CB Bancshares common stock into the exchange agent's account at DTC pursuant to the procedures set forth below under the discussion entitled —"Procedure for Tendering," those shares of CB Bancshares common stock will be credited to an account maintained within DTC as soon as practicable following expiration or termination of the exchange offer.

Cash Instead of Fractional Shares of CPF Common Stock

        We will not issue fractional shares of our common stock pursuant to the exchange offer. Instead, each tendering CB Bancshares shareholder who would otherwise be entitled to a fractional share of our common stock will receive cash in an amount equal to that fraction (expressed as a decimal, rounded to the nearest 0.01 of a share) multiplied by the average of the closing sale prices for a share of our common stock on the NYSE as reported in the Wall Street Journal over the five consecutive trading days ending immediately prior to the second trading day before the expiration of the offer.

Withdrawal Rights

        Shares of CB Bancshares common stock tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date, and, unless we previously accepted them pursuant to the exchange offer, may also be withdrawn at any time after                , 2003. Once we accept tendered shares for exchange, your tender is irrevocable. If we elect to provide a subsequent offering period under Exchange Act Rule 14d-11, shares of CB Bancshares common stock tendered in the subsequent offering period will be immediately accepted and promptly paid for following the tender and shareholders will not have the right to withdraw such shares of CB Bancshares common stock.

        For a withdrawal to be effective, the exchange agent must receive from each withdrawing CB Bancshares shareholder a written notice of withdrawal at one of its addresses set forth on the back cover of this offer to exchange, and such notice must include the CB Bancshares shareholder's name, address, social security number, the certificate number(s) and the number of shares of CB Bancshares common stock to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those shares of CB Bancshares common stock.

        A financial institution must guarantee all signatures on the notice of withdrawal in order for the exchange agent to release withdrawn securities. Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for shareholders. The financial institution must be a participant in the Securities Transfer Agents Medallion Program (unless those shares of CB Bancshares common stock have been tendered for the account of such a financial institution).

        If shares of CB Bancshares common stock have been tendered pursuant to the procedures for book-entry tender discussed under the caption entitled —"Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of CB Bancshares common stock and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the withdrawn shares of CB Bancshares common stock withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of those certificates.

        We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in our sole discretion, and our decision shall be final and binding. None of CPF, the exchange agent, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any shares of CB Bancshares common stock properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, CB Bancshares shareholders may retender withdrawn shares of CB Bancshares common stock by following one of the procedures discussed below under the captions entitled —"Procedure for Tendering" or —"Guaranteed Delivery" at any time prior to the expiration date.

        If you withdraw any of your CB Bancshares common stock, you automatically withdraw the associated Rights. You may not withdraw Rights unless you also withdraw the associated CB Bancshares common stock.

Procedure for Tendering

        You cannot tender your shares until we commence the exchange offer and appoint an exchange agent, among other things.

        If you have a preference as to the form of consideration to be received for your shares of CB Bancshares common stock, you should make an election. If you do not make an election in your letter of transmittal, you will be deemed to have made the fixed election. Neither CPF nor the CPF board of directors make any recommendation as to whether you should elect the cash, stock, or combination of stock and cash. You must make your own election decision.

        Once the exchange offer commences, to validly tender shares of CB Bancshares common stock pursuant to the exchange offer, (a) the exchange agent must receive at one of its addresses set forth on the back cover of this offer to exchange (1) a properly completed and duly executed letter of transmittal, along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, and (2) either certificates for tendered shares of CB Bancshares common stock or if those shares of CB Bancshares common stock are tendered pursuant to the procedures for book-entry tender set forth below, confirmation of receipt of that tender (we refer to this confirmation below as a book-entry confirmation), in each case before the expiration date, or (b) you must comply with the guaranteed delivery procedures set forth below under —"Guaranteed Delivery."

        The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment from the DTC participant tendering the shares of CB Bancshares common stock that are the subject of that book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that CPF may enforce that agreement against the participant.

        You must tender one Right for each CB Bancshares share tendered to effect a valid tender of CB Bancshares common stock, unless the Rights Agreement Condition has been satisfied or waived. Unless the Distribution Date occurs, a tender of CB Bancshares common stock will constitute a tender of the associated Rights. If the Distribution Date occurs and separate certificates representing the Rights are distributed by CB Bancshares or the Rights Agent to holders of CB Bancshares common stock prior to the time that you tender CB Bancshares common stock pursuant to the offer, certificates representing a number of Rights equal to the number of CB Bancshares common stock tendered must be delivered to the exchange agent, or, if available, a book-entry confirmation received by the exchange agent with respect thereto, in order for such CB Bancshares common stock to be validly tendered. If the Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time that you tender CB Bancshares common stock pursuant to the offer, Rights may be tendered prior to a shareholder's receipt of the certificates for Rights by use of the guaranteed delivery procedures described below. If Rights certificates are distributed but are not available to you before CB Bancshares common stock are tendered pursuant to the offer, a tender of CB Bancshares common stock constitutes an agreement by you to deliver to the exchange agent pursuant to the guaranteed delivery procedures described below, Rights certificates representing a number of Rights equal to the number of CB Bancshares common stock tendered prior to the expiration of the period to be specified in the notice of guaranteed delivery and the related letter of election and transmittal for delivery of Rights certificates or a book-entry confirmation for Rights (we refer to this as the Rights delivery period). We reserve the right to require receipt of such Rights certificates (or a book-entry confirmation with respect to such Rights) prior to accepting CB Bancshares common stock for exchange.

        Nevertheless, we will be entitled to accept for exchange CB Bancshares common stock that you tender prior to receipt of the Rights certificates required to be tendered with such CB Bancshares common stock or a book-entry confirmation with respect to such Rights and either (a) subject to complying with applicable rules and regulations of the SEC, withhold payment for such CB Bancshares common stock pending receipt of the Rights certificates or a book-entry confirmation for those Rights or (b) exchange CB Bancshares common stock accepted for exchange pending receipt of the Rights certificates or a book-entry confirmation for such Rights in reliance upon the guaranteed delivery procedures described below. In addition, after expiration of the Rights delivery period, we may instead elect to reject as invalid a tender of CB Bancshares common stock with respect to which Rights certificates or a book-entry confirmation for an equal number of Rights have not been received by the exchange agent. Any determination by us to make payment for CB Bancshares common stock in reliance upon such guaranteed delivery procedure or, after expiration of the rights delivery period, to reject a tender as invalid, shall be made, subject to applicable law, in our sole and absolute discretion.

        The exchange agent will establish accounts with respect to the shares of CB Bancshares common stock at DTC for purposes of the exchange offer, and any financial institution that is a participant in DTC will be able to make book-entry delivery of the shares of CB Bancshares common stock by causing DTC to transfer the shares of CB Bancshares common stock into the exchange agent's account in accordance with DTC's procedure for that transfer. However, although delivery of shares of CB Bancshares common stock may be effected through book-entry at DTC, the letter of transmittal, with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the exchange agent prior to the expiration date, or the guaranteed delivery procedures described below must be followed. We cannot assure you, however, that book-entry delivery of Rights will be available. If book-entry delivery of Rights is not available, you must tender Rights by means of delivery of Rights certificates or pursuant to the guaranteed delivery procedure set forth below.

        Signatures.    Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares of CB Bancshares common stock are tendered either by a registered holder of shares of CB Bancshares common stock who has not completed the box entitled "Special Issuance Instructions" on the letter of transmittal or for the account of an eligible institution.

        If the certificates for shares of CB Bancshares common stock or Rights (if any) are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged shares of CB Bancshares common stock or Rights (if any) are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.

        Method of Delivery.    The method of delivery of share certificates and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, shareholders should allow sufficient time to ensure timely delivery.

        Substitute Form W-9.    To prevent backup federal income tax withholding with respect to cash received pursuant to the offer to exchange, you must provide the exchange agent with your correct taxpayer identification number and certify whether you are subject to backup withholding of federal income tax by completing the substitute Form W-9 included in the letter of transmittal. Some CB Bancshares shareholders including, among others, all corporations and some foreign individuals, are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, the shareholder must submit a Form W-8, signed under penalty of perjury, attesting to that individual's exempt status.

Guaranteed Delivery

        If you wish to tender shares of CB Bancshares common stock or Rights (if any) pursuant to the exchange offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your shares of CB Bancshares common stock may nevertheless be tendered, so long as all of the following conditions are satisfied:

  •
  you make their tender by or through an eligible institution (see —"Withdrawal Rights" above);

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  the exchange agent receives, as provided below, a properly completed and duly executed notice of guaranteed delivery, substantially in the form we make available, on or prior to the expiration date; and

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  the exchange agent receives, within three Nasdaq National Market trading days after the date of execution of the notice of guaranteed delivery, the certificates for all tendered shares of CB Bancshares common stock (or a confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message) and all other documents required by the letter of transmittal.

        You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to the exchange agent, and you must include a guarantee by an eligible institution in the form set forth in that notice.

        In all cases, we will exchange shares of CB Bancshares common stock tendered and accepted for exchange pursuant to the exchange offer only after timely receipt by the exchange agent of certificates for shares of CB Bancshares common stock (or timely confirmation of a book-entry transfer of those securities into the exchange agent's account at DTC as described above), properly completed and duly executed letter(s) of transmittal, or an agent's message in connection with a book-entry transfer, and any other required documents.

        By executing a letter of transmittal as set forth above, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of CB Bancshares common stock tendered and accepted for exchange by us and with respect to any and all other shares of CB Bancshares common stock and other securities

issued or issuable in respect of the shares of CB Bancshares common stock on or after April    , 2003. That appointment is effective, and voting rights will be affected, when and only to the extent that we deposit with the exchange agent the cash and CPF common stock that comprise the acquisition consideration with respect to the shares of CB Bancshares common stock that shareholders have tendered. All proxies shall be considered coupled with an interest in the tendered shares of CB Bancshares common stock and therefore shall not be revocable once the appointment is effective. Upon the effectiveness of the appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies (and, if given, they will not be deemed effective). Our designees will, with respect to the shares of CB Bancshares common stock for which the appointment is effective, be empowered, among other things, to exercise all of the CB Bancshares shareholders' voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of CB Bancshares' shareholders or otherwise. We reserve the right to require that, in order for shares of CB Bancshares common stock to be deemed validly tendered, immediately upon our acceptance for exchange of those shares of CB Bancshares common stock, we must be able to exercise full voting rights with respect to those shares of CB Bancshares common stock. However, prior to acceptance for exchange by us in accordance with terms of the exchange offer, the appointment will not be effective, and we will have no voting rights as a result of the tender of shares of CB Bancshares common stock.

        We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of CB Bancshares common stock, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of shares of CB Bancshares common stock that we determine are not in proper form or the acceptance of, or exchange for, which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of our exchange offer (other than the regulatory condition, the conditions relating to the absence of an injunction and the effectiveness of the registration statement for CPF shares to be issued in the exchange offer), or any defect or irregularity in the tender of any shares of CB Bancshares common stock. No tender of shares of CB Bancshares common stock will be deemed to have been validly made until all defects and irregularities in tenders of shares of CB Bancshares common stock have been cured or waived. None of CPF, the exchange agent, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of CB Bancshares common stock or will incur any liability for failure to give any notification. Our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and its instructions) will be final and binding.

        The tender of shares of CB Bancshares common stock and Rights (if any) pursuant to any of the procedures described above will constitute a binding agreement between us and the tendering shareholders upon the terms and subject to the conditions of our exchange offer and the letter of transmittal.

Material U.S. Federal Income Tax Consequences of the Exchange Offer and the CB Bancshares Merger

        The following discussion summarizes the material U.S. federal income tax considerations that are generally applicable to holders of CB Bancshares common stock who exchange their CB Bancshares common stock in the exchange offer and the CB Bancshares merger for cash and shares of CPF common stock. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences of the offer to exchange and the merger that are described below. You should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular CB Bancshares shareholders in light of their individual circumstances, such as CB Bancshares shareholders who:

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  are dealers in securities;

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  are subject to the alternative minimum tax provisions of the Code;

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  are foreign persons;

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  do not hold their shares of CB Bancshares common stock as capital assets;

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  acquired their shares of CB Bancshares common stock in connection with stock option or stock purchase plans or in other compensatory transactions;

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  hold their shares of CB Bancshares common stock as part of an integrated investment (including a "straddle") comprised of shares of CB Bancshares common stock and one or more other positions; or

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  are subject to the constructive sale or constructive ownership provisions of the Code under Sections 1259 or 1260, respectively, with respect to their CB Bancshares common stock.

In addition, the following discussion does not address:

  •
  the tax consequences of the offer to exchange and the merger to any person under foreign, state or local tax laws.

        Accordingly, you are urged to consult your own tax advisors as to the specific tax consequences to you of the exchange offer and the CB Bancshares merger, including the applicable federal, state, local and foreign tax consequences.

        This discussion of material federal income tax consequences of the exchange of shares of CB Bancshares common stock for CPF shares and cash pursuant to the exchange offer and of the merger assumes that the exchange and the merger will be treated for tax purposes as component parts of an integrated transaction carried out pursuant to a plan of reorganization. In certain rulings, the Internal Revenue Service has aggregated steps in an integrated transaction and determined that the overall result is a qualifying reorganization within the meaning of Section 368(a) of the Code. See Revenue Ruling 2001-26 and Revenue Ruling 2001-46. Certain decided cases support such a result. See King Enterprises, Inc. v. United States, 418 F.2d 511 (Ct. Cl., 1969). Integrated transaction treatment also can occur when a merger is preceded by a tender offer. See J.F. Seagram Corp. V. Commissioner, 104 T.C. 75 (1995). However, whether two separate transactions will be integrated as one transaction for tax purposes depends in part on the factual context of the transactions. If the two transactions are not integrated for tax purposes, the result can be taxability caused by failure to qualify under Section 368(a) for one or both parts. We do not plan to request a ruling from the Internal Revenue Service with regard to the federal income tax consequences of the exchange offer or the CB Bancshares merger.

        In the opinion of Manatt Phelps & Phillips, LLP, counsel to CPF, the exchange of shares of CB Bancshares common stock for the acquisition consideration pursuant to the exchange offer and the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. This opinion is based in part on certain factual representations made to Manatt, Phelps & Phillips, LLP, and certain assumptions.

        Assuming that the exchange of CB Bancshares common stock for cash and our common stock pursuant to the exchange offer and the CB Bancshares merger will be treated for U.S. federal income tax purposes as an exchange pursuant to a plan of reorganization within the meaning of Section 368(a) of the Code, as described above, Manatt, Phelps & Phillips, LLP is further of the opinion that the following summarizes the material U.S. federal income tax consequences that will result from the exchange of CB Bancshares common stock for cash and our common stock pursuant to the exchange offer and the CB Bancshares merger.

Receipt Only of Cash

        In general, a CB Bancshares shareholder who receives only cash in exchange for CB Bancshares pursuant to the exchange offer and the CB Bancshares merger will recognize capital gain or loss equal to the difference between the amount of cash received and such CB Bancshares shareholder's adjusted tax basis in the CB Bancshares common stock shares surrendered (unless the CB Bancshares shareholder actually or constructively owns our common stock and the receipt of cash has the effect of the distribution of a dividend for U.S. federal income tax purposes as discussed below under "—Receipt of CPF Common Stock and Cash"). Such gain or loss will be long-term capital gain or loss if, as of the effective date of the CB Bancshares acquisition, the holding period for such CB Bancshares common stock shares is more than one year.

Receipt Only of CPF Common Stock

        A CB Bancshares shareholder who receives only our common stock in exchange for CB Bancshares common stock shares pursuant to our offer and the CB Bancshares merger will not recognize any gain or loss upon such exchange (except to the extent cash is received in lieu of a fractional share of our common stock, which will be taxed as discussed below). The aggregate adjusted tax basis of our common stock received in such exchange, including any fractional interest in our common stock for which cash is received, will be equal to the aggregate adjusted tax basis of the CB Bancshares common stock shares surrendered therefor. The holding period of our common stock will include the holding period of such shares of CB Bancshares common stock.

Receipt of CPF Common Stock and Cash

        A CB Bancshares shareholder who receives a combination of cash and our common stock in exchange for CB Bancshares common stock shares pursuant to the exchange offer and the CB Bancshares merger will recognize gain, if any, with respect to the shares so exchanged but only to the extent of the lesser of (a) the amount of gain realized with respect to the CB Bancshares common stock shares and (b) the amount of cash received (other than cash received in lieu of a fractional share of our common stock, which will be taxed as discussed below). The amount of gain realized with respect to the CB Bancshares common stock shares exchanged will equal the excess, if any, of the sum of the cash (including cash received in lieu of a fractional share) and the fair market value of our common stock received over the CB Bancshares shareholder's adjusted tax basis in such CB Bancshares common stock shares. No loss will be recognized by a CB Bancshares shareholder who receives a combination of cash and our common stock pursuant to our offer and the CB Bancshares merger (except in connection with cash received in lieu of a fractional share, as discussed below). Each share of CB Bancshares common stock, or block of shares acquired at the same price, will be treated as exchanged for a pro rata portion of cash and our common stock.

        Any gain recognized will be treated as capital gain unless, as discussed below, the receipt of the cash has the effect of the distribution of a dividend for U.S. federal income tax purposes, in which case such gain will be treated as ordinary dividend income to the extent of the CB Bancshares shareholder's ratable share of CB Bancshares common stock's accumulated earnings and profits. Any capital gain will be long-term capital gain if, as of the date of the exchange, the holding period for the shares of CB Bancshares common stock exchanged is more than one year.

        The adjusted tax basis of our common stock received by a CB Bancshares shareholder in exchange for CB Bancshares common stock shares pursuant to the exchange offer and the CB Bancshares merger, including any fractional interest in a share of our common stock for which cash is received, generally will be equal to the tax basis of the shares surrendered therefor, decreased by the amount of cash received and increased by the amount of gain or dividend income recognized, if any. The holding period of our common stock received will include the holding period of the CB Bancshares common stock shares exchanged therefor.

        The exchange will not have the effect of a dividend with respect to a CB Bancshares shareholder if either the exchange is substantially disproportionate with respect to the CB Bancshares shareholder or the exchange results in a meaningful reduction in the CB Bancshares shareholder's interest in our common stock. The exchange would be substantially disproportionate with respect to the CB Bancshares shareholder if the CB Bancshares shareholder's percentage interest in our common stock (including stock constructively owned by such CB Bancshares shareholder) immediately after the CB Bancshares acquisition is less than 80 percent of what the percentage interest would have been if, hypothetically, the CB Bancshares shareholder had elected to receive solely our common stock in exchange for all CB Bancshares common stock shares owned or constructively owned by the CB Bancshares shareholder before the CB Bancshares acquisition and no consideration other than shares of our common stock were received. Whether an exchange would result in a meaningful reduction depends on the particular CB Bancshares shareholder's facts and circumstances. However, the exchange should generally result in a meaningful reduction if the CB Bancshares shareholder's percentage interest in our stock, immediately after the CB Bancshares acquisition (including shares owned and constructively owned), is minimal, the CB Bancshares shareholder exercises no control over corporate affairs of CB Bancshares common stock or CPF, and the CB Bancshares shareholder's percentage interest in our common stock is actually reduced from what the interest would have been if, hypothetically, the CB Bancshares shareholder had elected to receive solely our common stock in exchange for all CB Bancshares common stock shares owned or constructively owned by the CB Bancshares shareholder before the CB Bancshares acquisition. In determining a CB Bancshares shareholder's interest in our common stock, the CB Bancshares shareholder would be deemed to own any shares of our common stock owned, or constructively owned, by certain persons related to such CB Bancshares shareholder or that are subject to an option held by the CB Bancshares shareholder or a related person.

        CB Bancshares shareholders should consult their own tax advisors as to the possibility that all or a portion of any cash received in exchange for their CB Bancshares common stock common stock will be treated as a dividend and with respect to the consequences thereof, including the eligibility of CB Bancshares shareholders that are corporations for a dividends received deduction and treatment of the dividend as an "extraordinary dividend" under section 1059 of the Code.

Cash Received in Lieu of a Fractional Share of CPF Common Stock

        A CB Bancshares shareholder who receives cash in lieu of a fractional share of our common stock and who does not otherwise hold shares of our common stock generally will recognize gain or loss equal to the difference between the amount of cash received and the CB Bancshares shareholder's tax basis in such fractional share. Such gain or loss will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such shares is more than one year. CB Bancshares shareholders who separately hold shares of our common stock should consult their own tax advisors concerning the treatment of cash received for a fractional share.

        The foregoing discussion is intended only as a summary and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences of the exchange offer and the CB Bancshares merger. You are urged to consult your tax advisors concerning the U.S. federal, state, local and foreign tax consequences of participation in the exchange offer and/or the CB Bancshares merger to you.

Effect of the Exchange Offer on the Market for CB Bancshares Shares; Registration Under the Exchange Act

        Reduced Liquidity; Possible Delisting.    The tender of shares of CB Bancshares common stock pursuant to the exchange offer will reduce the number of holders of shares of CB Bancshares common stock and the number of shares of CB Bancshares common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of CB Bancshares common stock held by the public. Shares of CB Bancshares common stock are listed and principally traded on the Nasdaq National Market. Depending on the number of shares of CB Bancshares common stock acquired pursuant to the exchange offer but before the CB Bancshares merger, following the completion of the exchange offer, shares of CB Bancshares common stock may no longer meet the requirements of the Nasdaq National Market for continued listing. For example, published guidelines of the Nasdaq National Market indicate that the Nasdaq National Market could consider delisting the outstanding shares of CB Bancshares common stock if, among other things:

  •
  the number of publicly held shares of CB Bancshares common stock (exclusive of holdings of officers, directors and members of their immediate families and other concentrated holdings of 10 percent or more) should fall below 1.1 million;

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  the number of record holders of 100 or more shares of CB Bancshares common stock should fall below 400; or

  •
  the aggregate market value of publicly held shares should fall below $15 million.

        Based on CB Bancshares' Annual Report on Form 10-K for the year ended December 31, 2002, as of January 31, 2003, there were 3,898,580 shares of CB Bancshares common stock outstanding, and as of March 1, 2003, there were approximately 4,000 holders of record.

        If the Nasdaq National Market were to delist the shares of CB Bancshares common stock after the exchange of shares of CB Bancshares common stock in our exchange offer, but prior to the CB Bancshares merger, the market for shares of CB Bancshares common stock could be adversely affected. It is possible that shares of CB Bancshares common stock would be traded on another securities exchange or in the over-the-counter market, and that price quotations would be reported by those other sources. The extent of the public market for the shares of CB Bancshares common stock and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the shares of CB Bancshares common stock remaining at that time, the interest in maintaining a market in the shares of CB Bancshares common stock on the part of securities firms, the possible termination of registration of shares of CB Bancshares common stock under the Exchange Act, as described below, and other factors.

        Status as Margin Securities.    The shares of CB Bancshares common stock are presently margin securities under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of CB Bancshares common stock. Depending on factors similar to those described above with respect to listing and market quotations, following completion of the exchange offer, the shares of CB Bancshares common stock may no longer constitute margin securities for the purposes of the Federal Reserve Board's margin regulations, in which event the shares of CB Bancshares common stock would be ineligible as collateral for margin loans made by brokers.

        Registration Under the Exchange Act.    The shares of CB Bancshares common stock are currently registered under the Exchange Act. CB Bancshares can terminate that registration upon application to the SEC if the outstanding shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares of CB Bancshares common stock. Termination of registration of the shares of CB Bancshares common stock under the Exchange Act would reduce the information that CB Bancshares must furnish to its shareholders and to the SEC and would make some provisions of the Exchange Act, including the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with shareholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to shareholders, no longer applicable with respect to shares of CB Bancshares common stock. Furthermore, the ability of CB Bancshares affiliates and persons holding restricted securities of CB Bancshares to dispose of securities pursuant to Rule 144 under the Securities Act of 1933, as amended, or the Securities Act may be impaired or eliminated. If registration of the shares of CB Bancshares common stock under the Exchange Act were terminated, shares of CB Bancshares common stock would no longer be eligible for Nasdaq National Market listing or for continued inclusion on the Federal Reserve Board's list of margin securities.

Purpose of the Exchange Offer; the CB Bancshares Merger; Dissenters' Rights

        The purpose of the exchange offer is to acquire control of CB Bancshares.    We are making the exchange offer in order to acquire control of, and ultimately the entire equity interest in, CB Bancshares. The exchange offer is the first step in our acquisition of CB Bancshares, and is intended to facilitate the acquisition of all shares of CB Bancshares common stock. CB Bancshares shareholders will not have dissenters' rights as a result of the completion of the exchange offer.

        Upon completion of the exchange offer we intend to proceed with the CB Bancshares merger.    As soon as practicable after the completion of the exchange offer, we intend to seek to merge CB Bancshares with CPF or a wholly owned subsidiary. The purpose of the CB Bancshares merger is to acquire all shares of CB Bancshares common stock not tendered and exchanged pursuant to the exchange offer. In the CB Bancshares merger, each then-outstanding share of CB Bancshares common stock (except for treasury shares of CB Bancshares and shares beneficially owned directly or indirectly by CPF for its own account) will be converted into the right to receive the acquisition consideration received in the exchange offer, subject to dissenters' rights under Hawaii law.

        If we become the owners of at least 90% of the outstanding shares of CB Bancshares common stock, the CB Bancshares merger may be completed pursuant to Section 414-314 of the Hawaii Business Corporation Act. Under Section 414-314, a parent corporation owning at least 90% of the outstanding shares of each class of a domestic subsidiary corporation may merge the subsidiary corporation into itself without the approval of the shareholders of the subsidiary corporation but with the approval of the board of directors of the subsidiary corporation.

        No dissenters' rights are available in connection with the exchange offer; however, there are dissenters' rights in connection with the proposed merger.    If the exchange offer is completed and then the CB Bancshares merger is consummated, CB Bancshares shareholders will have certain rights under the

Hawaii Business Corporation Act to dissent and demand dissenters' rights and to receive payment in cash of the fair value of their shares of CB Bancshares common stock. CB Bancshares shareholders that vote in favor of the CB Bancshares merger will not be entitled to relief as dissenting shareholders. CB Bancshares shareholders who perfect their rights by complying with the procedures set forth in Sections 414-351, 414-352, 414-354 and 414-359 will have the fair value of their shares determined by a Hawaii trial court and will be entitled to receive a cash payment equal to such fair value from the surviving corporation. In addition, such dissenting shareholders would be entitled to receive payment of a fair rate of interest at a rate determined by the trial court on the amount determined to be the fair value of their shares. In determining the fair value of the shares of CB Bancshares common stock, a court may appoint appraisers to receive evidence and recommend discussing the question of fair value.

        The foregoing summary of the rights of dissenting shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any available dissenters' rights and is qualified in its entirety by reference to the full text of Sections 414-351, 414-352, 414-354 and 414-359 included herewith in Annex B. The preservation and exercise of dissenters' rights are conditioned on strict adherence to the applicable provisions of the Hawaii Business Corporation Act.

        Rule 13e-3 of the General Rules and Regulations under the Exchange Act, which we do not believe would apply to the CB Bancshares merger if the merger occurred within one year of the completion of the exchange offer, would require, among other things, that some financial information concerning CB Bancshares, and some information relating to the fairness of the proposed transaction and the consideration offered to shareholders of CB Bancshares, be filed with the SEC and disclosed to shareholders prior to the completion of the CB Bancshares merger.

Plans for CB Bancshares After the CB Bancshares Merger

        Once we have completed the CB Bancshares merger, we expect that CB Bancshares would cease to exist and that its subsidiary bank, City Bank, would be merged into Central Pacific Bank.

Conditions to the Exchange Offer

        The exchange offer is also subject to a number of conditions, which are described below:

Minimum Tender Condition

        Consummation of the exchange offer is conditioned upon there being validly tendered and not withdrawn prior to the expiration of the exchange offer, a number of shares of CB Bancshares common stock which, together with any shares of CB Bancshares common stock that we beneficially own for our own account, will constitute at least 75.1% of the total number of outstanding shares of CB Bancshares common stock on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for shares of CB Bancshares common stock had been so converted, exercised or exchanged) as of the date that we accept the shares of CB Bancshares common stock for exchange pursuant to the exchange offer.

Regulatory Condition

        The exchange offer is conditioned upon all regulatory approvals required to consummate the exchange offer and merger having been obtained and remaining in full force and effect, all statutory waiting periods in respect thereof having expired and no such approval containing any conditions or restrictions that we reasonably determine will have or reasonably be expected to have a material adverse effect. The term material adverse effect means a material adverse effect on the business, results of operations or financial condition of CPF, CB Bancshares and their respective subsidiaries taken as a whole or a material adverse effect on our ability to consummate the transactions contemplated hereby.

        On April 28, 2003, we filed applications and notices with the Federal Reserve Bank of San Francisco and with the Hawaii Commissioner of Financial Institutions for permission to acquire control of a majority of the outstanding shares of CB Bancshares and indirectly, City Bank.

        On April 30, 2003, we amended our application to the Hawaii Commissioner to include an application for prior approval of the exchange offer.

        We will use our reasonable best efforts to obtain the requisite regulatory approvals, which include approval from the Federal Reserve Board and various state regulatory authorities. The exchange offer and/or the merger cannot be completed without the requisite regulatory approvals. Although no assurances can be given, we anticipate that we will receive all regulatory approvals on a timely basis.

        The exchange offer and the merger are subject to approval by the Federal Reserve Board pursuant to Sections 3 and 4 of the Bank Holding Company Act. Assuming Federal Reserve Board approval, the exchange offer may not be consummated until 30 days after such approval, during which time the Department of Justice may challenge the exchange offer on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the Department of Justice, the waiting period may be reduced to no less than 15 days.

        The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes which:

  •
  would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or

  •
  may have the effect in any section of the United States of substantially lessening competition, or tending to create a monopoly, or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

        In reviewing the exchange offer and the merger, the Department of Justice could analyze their effect on competition differently than the Federal Reserve Board, and thus it is possible that the Department of Justice could reach a different conclusion than the Federal Reserve Board regarding their competitive effects. The Federal Reserve Board will also consider the financial and managerial resources of the companies and their subsidiary banks.

        In addition, under the Community Reinvestment Act of 1977, as amended, or the CRA, the Federal Reserve Board must take into account the record of performance of CPF and CB Bancshares in meeting the credit needs of the entire community, including low and moderate income neighborhoods, that each company serves, respectively. As part of the review process, the Federal Reserve Board frequently receives comments and protests from community groups and others. In its most recent examination conducted, Central Pacific Bank, CPF's wholly-owned subsidiary bank, received a satisfactory rating. CB Bancshares' subsidiary bank, City Bank, received a satisfactory rating in February 2002.

        The Federal Reserve Board will furnish notice and a copy of the application for approval of the exchange offer and the merger to the Office of the Comptroller of the Currency, or the OCC, the FDIC and the appropriate state regulatory authorities. These agencies have 30 days to submit their views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from any of these agencies within such 30-day period. Furthermore, Federal Reserve Board regulations require publication of notice of, and the opportunity for public comment on, the application submitted by CPF for approval of the exchange offer and the merger and authorize the Federal

Reserve Board to hold a public hearing in connection therewith if the Federal Reserve Board determines that such a hearing would be appropriate.

        Under Section 4 of the Bank Holding Company Act and related regulations, the Federal Reserve Board must consider whether the performance of CPF's and CB Bancshares' nonbanking activities on a combined basis can reasonably be expected to produce benefits to the public (such as greater convenience, increased competition and gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices). This consideration includes an evaluation of the financial and managerial resources of CPF and CB Bancshares and the effect of the proposed transaction on those resources.

        The exchange offer and the acquisition of control of CB Bancshares are subject to the approval of the Hawaii Commissioner of Financial Institutions pursuant to the Hawaii Revised Statutes. The Hawaii Commissioner of Financial Institutions is prohibited from approving the transaction if it appears that:

  •
  the overall experience, moral character or integrity of CPF indicates that it would not be in the best interest of the depositors, beneficiaries, creditors or shareholders of CB Bancshares, or in the public interest, to permit the acquisition;

  •
  the acquisition will not promote the convenience, needs and advantage of the general public;

  •
  the effect of the acquisition may be substantially to lessen competition or create a monopoly or restrain of trade in any section of the United States that includes Hawaii and the anti-competitive effects are not clearly outweighed in the public interest by the probable effect of the acquisition in meeting the convenience and needs of the community;

  •
  the financial condition of CPF would jeopardize the safety and soundness of CB Bancshares or prejudice the interests of the depositors, beneficiaries, creditors or shareholders of CB Bancshares; or

  •
  any plan to make a major change in the business, corporate structure or management of CB Bancshares would not be fair and reasonable to the depositors, beneficiaries, creditors or shareholders of CB Bancshares.

Control Share Condition

        Consummation of the exchange offer is conditioned upon our acquisition of a majority or more CB Bancshares common stock being authorized by the shareholders of CB Bancshares pursuant to Chapter 414E of the Hawaii Business Corporation Act, referred to as the Control Share Acquisition statute, at a special meeting of shareholders of CB Bancshares in accordance with the Hawaii Control Share Acquisition statute, or our being satisfied, in our sole discretion, that the Control Share Acquisition statute is invalid or inapplicable to the acquisition of CB Bancshares capital stock pursuant to the exchange offer.

        Under the Hawaii Control Share Acquisition statute, unless a corporation's articles of incorporation otherwise provide, any "control share acquisition" of an "issuing public corporation" (such as CB Bancshares) may be made only with the prior authorization of its shareholders in accordance with the Control Share Acquisition statute. CB Bancshares' articles of incorporation, as amended, currently do not contain a provision by which CB Bancshares "opts out" of the Control Share Acquisition statute.

        Unless and until such time as CB Bancshares' articles are amended to include such an "opt out" provision or the law is determined to be invalid, the Control Share Acquisition statute requires shareholder approval of any proposed "control share acquisition" of CB Bancshares. A "control share acquisition" is the acquisition, directly or indirectly, by any person of beneficial ownership of shares of a corporation that, when added to all other shares of such corporation over which such person may exercise or direct the exercise of voting power, entitles such person to exercise or direct the exercise of 10% or more, 20% or more, or 30% or more, 40% or more, or a majority or more of the voting power in the election of directors. A control share acquisition must be authorized in advance by the holders of at least a majority of the voting power of all shares entitled to vote, excluding the voting power of shares beneficially owned by the acquiring person. Hawaii's Business Corporation Act provides that a quorum shall be deemed to be present at a meeting if at least a majority of the voting power of the shares are represented at such meeting. If an acquiring person fails to receive shareholder approval or fails to consummate the acquisition within 180 days after shareholder approval, all shares acquired by the acquiring person shall be denied voting rights for one year and will be subject to redemption by the corporation.

        Under the Control Share Acquisition statute, once it receives an information statement from the acquiring person, which in this case is CPF, CB Bancshares must call a meeting to vote upon a proposed control share acquisition within 5 days, and the meeting must be held no sooner than 30 days (unless requested in writing by the acquiring person at the time of the information statement) and no later than 55 days following its receipt of the information statement. The acquiring person can agree to a later date.

        Without waiving its right to challenge the validity of all or any part of the control share acquisition law or to seek an amendment to CB Bancshares' articles opting out of the control share acquisition law, and reserving its right to take actions inconsistent with the applicability of the control share acquisition law, we delivered to CB Bancshares on April 28, 2003 an information statement relating to the exchange offer and the CB Bancshares merger. Pursuant to the provisions of the control share acquisition law, the Hawaii control share acquisition meeting must be held no later than June 22, 2003.

        On May 5, 2003, CB Bancshares announced that its board of directors set May 28, 2003, as the meeting date of the special meeting to be held under the Hawaii Control Share Acquisitions statute pursuant to our original offer and that shareholders of record at the close of business on May 5, 2003 would be eligible to vote at the special meeting.

        On May 5, 2003, we and CB Bancshares filed preliminary proxy materials with the SEC in connection with the special meeting.

        On May 5, 2003, we delivered a letter to Mr. Migata requesting that CB Bancshares set a new meeting date of June 19, 2003, in order to allow the necessary time to enable all shareholders to have a sufficient opportunity to consider the issues and vote. We also announced our continued commitment to ensuring that the CB Bancshares' shareholders are afforded a meaningful opportunity to evaluate the offer and vote on our proposed acquisition of shares of CB Bancshares common stock.

        On May 9, 2003, we delivered a letter to CB Bancshares rescinding, revoking and withdrawing the offer we made in our letters dated March 17 and April 15, 2003 and our related information statement dated as of April 28, 2003. As a result, the call for the special meeting scheduled for May 28, 2003 is moot and has no force or effect.

        On May 9, 2003, we delivered a call for a special meeting of shareholders to the board of directors of CB Bancshares to be held on June 26, 2003. The purpose of calling this special meeting is to provide the shareholders with the opportunity to consider our new offer and vote on our proposal to authorize our acquisition of shares of CB Bancshares in connection with our proposed exchange offer or otherwise under the Hawaii Control Share Acquisition statute. On May 9, 2003, we filed preliminary proxy materials with the SEC in connection with the special meeting we have called for to be held on June 26, 2003 under the Hawaii Control Share Acquisitions statute.

Rights Agreement Condition

        Consummation of the exchange offer is conditioned upon the Rights Agreement, dated March 16, 1989, as amended (the "CB Bancshares Rights Agreement"), between CB Bancshares and City Bank, as Rights Agent, not being applicable to the exchange offer.

        This condition may be satisfied in a number of ways, including the following: (i) CB Bancshares' board may redeem or amend the Rights so they would not be triggered by the exchange offer and the merger, (ii) pursuant to a consent solicitation of a type referred to under "Background of the Exchange Offer—General," CPF could succeed in replacing CB Bancshares' board with new directors who would (subject to fiduciary duties and successful challenges to the Rights Agreement, including provisions requiring the approval of certain directors to redeem the Rights in certain circumstances) take such actions as may be necessary with respect to the Rights so that they would not be triggered by the exchange offer or the merger or (iii) we could file and be successful in litigation seeking, among other things, invalidation of the Rights or an injunction requiring CB Bancshares' board to redeem the Rights. We have not determined whether to commence litigation challenging the CB Bancshares Right Agreement, and if so, the basis for such a lawsuit.

        Pursuant to the Rights Agreement, on March 16, 1989, CB Bancshares' board declared a dividend of one right (a "Right") for each outstanding share, to the holders of record on March 27, 1989 and authorized and directed the issuance of one Right with respect to each share that shall become outstanding after March 27, 1989 and before the earliest to occur of (i) March 27, 2009, (ii) the date the Rights are redeemed or (iii) the Distribution Date (as defined below).

        The following description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement. Each Right entitles the registered holder thereof to purchase from CB Bancshares one share at a price of $100, subject to adjustment. The Rights expire on March 27, 2009, unless such date is extended or unless such Rights are redeemed earlier, and will not be exercisable or transferable separately from the shares until (i) 20 days following a public announcement that a person or group of persons (other than CB Bancshares, any subsidiary of CB Bancshares, any employee benefit plan of CB Bancshares or any subsidiary of CB Bancshares or any entity holding shares pursuant to the terms of any such plan) has beneficial ownership (including the right to acquire, vote or dispose of the shares) of 20% or more of the outstanding shares (an "Acquiring Person"), or (ii) 20 days (or such later date as may be determined by action of CB Bancshares' board) following the commencement of a tender offer or exchange offer by any person or group of persons (other than CB Bancshares, any subsidiary of CB Bancshares, any employee benefit plan of CB Bancshares or any subsidiary of CB Bancshares or any entity holding shares pursuant to the terms of any such plan) the consummation of which would result in the beneficial ownership by a person of 30% or more of such outstanding shares (the earlier of such dates being the "Distribution Date").

        At any time prior to 20 days after the date of public announcement that a person or group of persons has become an Acquiring Person, CB Bancshares' board may redeem the Rights in whole, but not in part, at a price of $.01 per Right.

        In the event that (i) an Acquiring Person merges into or otherwise combines with CB Bancshares and CB Bancshares is the surviving corporation, (ii) an Acquiring Person engages in one of a number of self-dealing transactions specified in the Rights Agreement, (iii) during such time as there is an Acquiring Person, an event occurs which results in such Acquiring Person's ownership interest being increased by more than 1% (other than a merger or consolidation) or (iv) a person or group becomes the beneficial owner of 50% or more of the shares of CB Bancshares (other than a merger or consolidation) each holder of a Right, other than an Acquiring Person whose Rights shall become permanently null and void on the occurrence of such an event, shall have the right to receive, upon exercise of the Rights at a purchase price equal to $100 multiplied by the number of shares for which the Right was exercisable, that number of shares determined by dividing the exercise price by 50% of the current per share market price, resulting in the receipt of a number of shares having a market value of two times the exercise price of the Right.

        In the event that (i) CB Bancshares merges with or into an Acquiring Person and CB Bancshares is not the surviving corporation, (ii) an Acquiring Person merges with or into CB Bancshares and CB Bancshares is the surviving corporation, but its shares are exchanged or (iii) 50% or more of CB Bancshares' assets or earning power are sold to an Acquiring Person, proper provision will be made so that each holder of a Right, except as otherwise provided in the Rights Agreement, will thereafter have the right to receive, upon exercise of the Rights at a purchase price equal to $100 multiplied by the number of shares for which the Right was exercisable, that number of shares of the acquiring corporation determined by dividing the exercise price by 50% of the current per share market price of the acquiring corporation's securities, resulting in the receipt of that number of shares of common stock of the acquiring corporation which at the time of such transaction will have a market value of two times the exercise price of the Right. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of CB Bancshares, including, without limitation, the right to vote or to receive dividends.

        The terms of the Rights may be amended by CB Bancshares' board without the consent of the holders of the Rights prior to the Distribution Date. The Board may redeem the Rights for $0.01 per Right at any time prior to the expiration of 20 days after a person becomes an Acquiring Person. However, any redemption of Rights (i) after a person becomes an Acquiring Person or (ii) after there is a change in majority of the directors in office pursuant to proxy contest after a person announces its intention to become an Acquiring Person, must be approved by a majority of the disinterested directors. Generally, a director is disinterested if he or she is not an Acquiring Person and was a director prior to the time that the Acquiring Person became such, or an affiliate or representative of an Acquiring Person and is not an officer or employee of CB Bancshares or a relative of such person.

        The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group of persons that attempts to acquire CB Bancshares in a manner which causes the Rights to become exercisable.

CPF Shareholder Approval Condition

        Consummation of the exchange offer is conditioned upon the approval by the shareholders of CPF of the issuance of CPF common stock pursuant to the exchange offer and the CB Bancshares merger.

        Pursuant to the rules of the NYSE, upon which CPF's common stock is listed, the issuance of CPF common stock pursuant to the exchange offer and the CB Bancshares merger must be approved by holders of a majority of the shares voted at a meeting of such holders at which the total number of votes cast represents over 50% in interest of all shares of CPF entitled to vote on the proposal. This approval is required because the number of shares of CPF's common stock to be issued will be equal to or in excess of 20% of the shares outstanding prior to such issuance. CPF intends to seek this approval at a meeting of its shareholders to be held as soon as practicable.

Due Diligence Condition

        Consummation of the exchange offer is conditioned upon completion of due diligence to our satisfaction or our decision to waive that condition. We have not had the opportunity to do any due diligence on CB Bancshares, and we have only had access to information that CB Bancshares has made publicly available. During the course of our due diligence, we may determine, among other things, that the terms of the exchange offer should be amended or that the exchange offer should be terminated.

Certain Other Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange or exchange any shares of CB Bancshares common stock, may postpone the acceptance for exchange of or the exchange for tendered shares of CB Bancshares common stock, and may, in our sole discretion, terminate or amend the exchange offer as to any shares of CB Bancshares common stock not then exchanged, if at the expiration date, any of the minimum tender condition, the regulatory condition, the control share condition, the takeover notice condition, the rights agreement condition, the due diligence condition or any of the other conditions to the exchange offer set forth in clauses (a) through (g) below has not been satisfied or, in the case of any condition other than the regulatory condition or the conditions set forth in clauses (b) or (c) below, waived.

        The other conditions to the exchange offer are as follows:

          (a)   the shares of CPF common stock to be issued to CB Bancshares shareholders in the exchange offer and the CB Bancshares merger have been authorized for listing on the NYSE, subject to official notice of issuance;

          (b)   the registration statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the registration statement or a proceeding seeking a stop order shall have been issued nor shall there have been proceedings for that purpose initiated or threatened by the SEC, and we shall have received all necessary state securities law or blue sky authorizations;

          (c)   no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the exchange offer, the CB Bancshares merger or any of the other transactions contemplated by the exchange offer shall be in effect; no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits, restricts or makes illegal the completion of the exchange offer or the CB Bancshares merger;

          (d)   there shall not be pending or threatened any suit, action or proceeding by any governmental entity (i) challenging the exchange offer, seeking to restrain or prohibit the completion of the exchange offer or seeking to obtain from CB Bancshares or us any damages that are material in relation to CB Bancshares and its subsidiaries taken as a whole or us and our subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by CB Bancshares or its subsidiaries or us or any of our subsidiaries of any material portion of the business or assets of CB Bancshares or its subsidiaries or us or any of our subsidiaries or to compel CB Bancshares or its subsidiaries or any of our subsidiaries to dispose of or hold separate any material portion of the business or assets of CB Bancshares or its subsidiaries or us or any of our subsidiaries as a result of our offer to exchange, (iii) seeking to prohibit us from effectively controlling in any material respect the business or operations of CB Bancshares or (iv) which otherwise is reasonably likely to have a material adverse effect on us or CB Bancshares;

          (e)   no change shall have occurred or been threatened (or any condition, event or development shall have occurred or been threatened involving a prospective change) in the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of CB Bancshares or any of its subsidiaries that, in our judgment, is or may be materially adverse to CB Bancshares or any of its subsidiaries, nor shall we have become aware of any facts that, in its our judgment, have or may have material adverse significance with respect to either the value of CB Bancshares or any of its subsidiaries or the value of the common stock of CB Bancshares to us;

          (f)    there shall not have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States or abroad or in the market price of the shares of CB Bancshares common stock, (iii) any change in the general political, market, economic or financial conditions in the U.S. or abroad that could, in our sole judgment, have a material adverse effect upon the business, properties, assets, liabilities, capitalization, shareholders equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of CB Bancshares or any of its subsidiaries, (iv) any material change in U.S. currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or governmental entity on, or other event that, in our sole judgment, might affect, the extension of credit by banks or other lending institutions, (vii) a commencement of war or armed hostilities or other national or international calamity directly or indirectly involving the U.S., or (viii) in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; and

          (g)   CB Bancshares shall not have entered into or effectuated any other agreement or transaction with any person or entity having the effect of impairing our ability to acquire CB Bancshares or otherwise diminishing the expected economic value to us of the CB Bancshares acquisition including, but not limited to, any material issuance of new securities of CB Bancshares, the declaration of any extraordinary dividend, or any other transaction not in the ordinary course of CB Bancshares' business.

        The conditions listed above are solely for our benefit and we may assert them regardless of the circumstances giving rise to any of the conditions (including any action or inaction by us). We may waive any of these conditions in whole or in part (other than the antitrust condition and the conditions set forth in clauses (b) and (c) above). The determination as to whether any condition has been satisfied shall be in our reasonable judgment and will be final and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each right shall be deemed a continuing right which may be asserted at any time and from time to time.

Regulatory Approvals

        Other than clearance under the banking laws applicable to the exchange offer and the CB Bancshares merger which are described above under "—Conditions to the Offer to Exchange—Regulatory Condition," the SEC's declaring the effectiveness of the registration statement of which this exchange offer is a part and possibly the filings under the takeovers law, we do not believe that any additional material governmental filings are required with respect to the exchange offer and the CB Bancshares merger.

Source and Amount of Funds

        We issued $15 million trust preferred securities on March 27, 2003 through a pooled trust preferred transaction. The trust preferred securities have a maturity of April 7, 2033 and are callable at par in whole or in part by us from April 7, 2008. The interest rate on the preferred securities floats quarterly at a spread of 3.25% over 3-month LIBOR with an initial interest rate of 4.54%. The $15 million raised through the issuance qualifies as Tier 1 regulatory capital. CPF will use the proceeds from that issuance of trust preferred securities plus our working capital to provide the cash component of the acquisition consideration.

Certain Relationships with CB Bancshares

        Except as set forth in this exchange offer under "Background of the Exchange Offer" on page 23, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has entered into any contract, arrangement, understanding or relationship with any other person with respect to any securities of CB Bancshares, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations. Except as described in this exchange offer, there have been no contracts, negotiations or transactions since January 1, 2001, between us or, to the best of our knowledge, any of our directors, executive officers or other affiliates on the one hand, and CB Bancshares or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of any CB Bancshares securities, an election of CB Bancshares' directors, or a sale or other transfer of a material amount of assets of CB Bancshares. In the normal course of our business, we and CB Bancshares are parties to transactions and agreements. Since January 1, 2001, we believe that no such transaction had an aggregate value in excess of 1% of CB Bancshares' consolidated revenues for the fiscal year when the transaction occurred or the past portion of the current fiscal year. Neither we, nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has, since January 1, 2001, had any transaction with CB Bancshares or any of its executive officers, directors or affiliates where the aggregate value of the transaction exceeded $60,000. As of the date of this offer to exchange, we beneficially own for our own account 88,741 shares of CB Bancshares common stock. In addition, officers and directors of CPF, own 1,437 shares of CB Bancshares common stock. Set forth below is a description of transactions in CB Bancshares' common stock by us and our officers and directors since February 24, 2003:

Date of Transaction	Number of Shares Purchased	Price Per Share	Party Purchasing	How Transaction Was Effected
02/26/03	700	43.21	CPF	Broker
02/27/03	24,100	44.74	CPF	Broker
03/03/03	12,800	45.97	CPF	Broker
03/04/03	2,500	45.74	CPF	Broker
03/05/03	8,500	45.64	CPF	Broker
03/06/03	1,964	45.60	CPF	Broker
03/07/03	1,244	45.94	CPF	Broker
03/10/03	10,139	45.81	CPF	Broker
03/11/03	8,970	45.99	CPF	Broker
03/12/03	17,424	45.42	CPF	Broker
03/13/03	400	46.00	CPF	Broker

Fees and Expenses

        We have retained Bear Stearns to act as our financial advisor in connection with the exchange offer and the CB Bancshares merger. Bear Stearns will receive reasonable and customary compensation for these services and will be reimbursed for out-of-pocket expenses, including reasonable expenses of counsel and other advisors. We have agreed to indemnify Bear Stearns and related persons against various liabilities and expenses in connection with its services as the financial advisor, including various liabilities and expenses under the U.S. federal securities laws. From time to time, Bear Stearns and its affiliates may actively trade the debt and equity securities of CPF and CB Bancshares for their own account or for the accounts of customers and, accordingly, may hold a long or short position in those securities. Bear Stearns has in the past performed various investment banking and financial advisory services for us for which they have received customary compensation.

        We have retained                        as information agent in connection with our exchange offer. The information agent may contact holders of shares of CB Bancshares common stock by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to our exchange offer to beneficial owners of shares of CB Bancshares common stock. We will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of- pocket expenses. We have agreed to indemnify the information agent against various liabilities and expenses in connection with our exchange offer, including various liabilities under the U.S. federal securities laws.

        In addition, we will retain an exchange agent. We expect to pay the exchange agent reasonable and customary compensation for its services in connection with our exchange offer, reimburse the exchange agent for its reasonable out-of-pocket expenses and indemnify the exchange agent against various liabilities and expenses, including various liabilities under the U.S. federal securities laws.

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of CB Bancshares common stock pursuant to our exchange. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Accounting Treatment

        The CB Bancshares acquisition would be accounted for under the purchase method of accounting under U.S. generally accepted accounting principles, which means that CB Bancshares' results of operations will be included with ours from the closing date and its consolidated assets and liabilities will be recorded at their fair values at the same date.

NYSE Listing

        Our common stock is listed on the NYSE. We will make an application to list on the NYSE the common stock that we will issue pursuant to the exchange offer and the CB Bancshares merger.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The Unaudited Pro Forma Condensed Combined Financial Statements presented below are derived from the historical consolidated financial statements of each of CPF and CB Bancshares. The Unaudited Pro Forma Condensed Combined Financial Statements are prepared using the purchase method of accounting, with CPF treated as the acquiror and as if the CB Bancshares acquisition had been completed as of the beginning of the periods presented for statements of operations purposes and as of December 31, 2002 for balance sheet purposes. For a summary of the proposed business combination, see "The Exchange Offer" beginning on page 31.

        The Unaudited Pro Forma Condensed Combined Financial Statements are based upon the historical financial statements of CPF and CB Bancshares adjusted to give effect to the CB Bancshares acquisition and the CB Bancshares 10% stock dividend payable on June 27, 2003. The pro forma adjustments are described in the accompanying notes presented on the following pages. The pro forma financial statements have been developed from (a) the audited consolidated financial statements of CPF contained in our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference in this exchange offer, and (b) the audited consolidated financial statements of CB Bancshares contained in its Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference in this exchange offer.

        As of the date of the exchange offer, we have not done any due diligence and have not completed the valuation studies necessary to arrive at the required estimates of the fair market value of the CB Bancshares assets to be acquired and the CB Bancshares liabilities to be assumed and the related allocations of purchase price, nor have we identified the adjustments necessary, if any, to conform CB Bancshares data to CPF's accounting policies. Accordingly, we have used the historical book values of the assets and liabilities of CB Bancshares and the historical revenue recognition policies of CB Bancshares to prepare the Unaudited Pro Forma Condensed Combined Financial Statements set forth herein, with the excess of the purchase price over the historical net assets of CB Bancshares recorded as goodwill and other purchased intangibles. Once we have determined the final purchase price for CB Bancshares and completed the due diligence and the valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming changes for CB Bancshares, such pro forma financial statements will be subject to adjustment. Such adjustments will likely result in changes to the pro forma statement of financial position to reflect the final allocations of purchase price and the pro forma statements of income, and there can be no assurance that such adjustments will not be material.

        The Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of CPF would have been had CPF's exchange offer and the CB Bancshares acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

        The Unaudited Pro Forma Condensed Combined Financial Statements do not include the realization of cost savings from operating efficiencies, synergies or other restructurings resulting from the CB Bancshares acquisition.

        The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of CPF and CB Bancshares that are incorporated by reference in this exchange offer.

Unaudited Pro Forma Condensed Combined
Statement of Financial Position
December 31, 2002

	Pro Forma
	CPF	CB Bancshares	Adjustments		Combined
	(Dollars in thousands)
ASSETS
Cash and due from banks	$62,273	$75,069	$(53,252	)(A)	$84,090
Interest-bearing deposits in other banks	39,358	1,214			40,572
Federal funds sold	—	20,525			20,525
Investment securities:
Held to maturity, at cost	56,320	112,013			168,333
Available for sale, at fair value	484,604	258,221			742,825

Total investment securities	540,924	370,234	—		911,158

Loans held for sale	6,420	98,568			104,988
Loans	1,289,892	1,062,395			2,352,287
Less allowance for loan losses	24,197	27,123			51,320

Net loans	1,265,695	1,035,272	—		2,300,967

Premises and equipment	57,725	16,596			74,321
Other real estate	1,903	2,193			4,096
Intangible assets	—	—	168,303	(B)	168,303
Other assets	53,865	54,687			108,552

Total assets	$2,028,163	$1,674,358	$115,051		$3,817,572

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing deposits	$305,351	$212,140			517,491
Interest-bearing deposits	1,335,750	951,087			2,286,837

Total deposits	1,641,101	1,163,227	—		2,804,328

Short-term borrowings	29,008	10,400			39,408
Long-term debt	147,155	319,407			466,562
Minority interest	10,064	2,720			12,784
Trust preferred securities	—	—	50,000	(C)	50,000
Other liabilities	27,392	27,595	30,711	(D)	85,698

Total liabilities	1,854,720	1,523,349	80,711		3,458,780

Shareholders' equity:
Preferred stock, no par value, authorized 1,000,000 shares, none issued	—	—	—		—
Common stock, no par value: authorized 50,000,000 shares; issued and outstanding 15,973,458 at December 31, 2002	8,707	3,898	(3,898	)(E)	196,456
			187,749	(F)
Surplus	45,848	78,311	(78,311	)(E)	45,848
Retained earnings	118,958	63,679	(63,679	)(E)	116,558
			(2,400	)(G)
Deferred stock awards	(99)	—	—		(99)
Unreleased shares to employee stock ownership plan	—	(1,486)	1,486	(E)	—
Accumulated other comprehensive income (loss)	29	6,607	(6,607	)(E)	29

Total shareholders' equity	173,443	151,009	34,340		358,792

Total liabilities and shareholders' equity	$2,028,163	$1,674,358	$115,051		$3,817,572

Unaudited Pro Forma Condensed Combined
Statement of Income
Year Ended December 31, 2002

	Pro Forma
	CPF	CB Bancshares	Adjustments		Combined
	(Dollars in thousands, except per share data)
Interest Income:
Interest and fees on loans	$93,257	$89,752	$—		$183,009
Interest and dividends on investment securities:
Taxable interest	20,305	13,478			33,783
Tax-exempt interest	3,129	1,557			4,686
Dividends	1,133	1,971			3,104
Other Interest income	638	187	(666	)(A)	159

Total interest income	118,462	106,945	(666)		224,741

Interest expense:
Interest on deposits	23,241	18,098			41,339
Interest on short-term borrowings	208	672			880
Interest on long-term debt	6,034	11,522	2,275	(B)	19,831

Total interest expense	29,483	30,292	2,275		62,050

Net interest income before provision for loan losses	88,979	76,653	(2,941)		162,691
Provision for loan losses	1,000	17,110			18,110

Net interest income after provision for loan losses	87,979	59,543	(2,941)		144,581
Other operating income:
Income from fiduciary activities	1,380	—			1,380
Service charges on deposit accounts	4,301	4,345			8,646
Other service charges and fees	4,814	6,784			11,598
Fees on foreign exchange	504	—			504
Investment securities gains (losses)	477	(1,765)			(1,288)
Gains on sales of loans	469	1,493			1,962
Gain on curtailment of pension obligation	1,395	—			1,395
Impairment of asset-backed securities	—	(1,399)			(1,399)
Other	1,942	3,357			5,299

Total other operating income	15,282	12,815	—		28,097

Other operating expense:
Salaries and employee benefits	29,828	24,675			54,503
Net occupancy	3,653	6,367			10,020
Equipment	2,744	2,942			5,686
Other	18,798	18,634	4,156	(C)	41,588

Total other operating expense	55,023	52,618	4,156		111,797

Income before income taxes	48,238	19,740	(7,097)		60,881
Income taxes	14,955	6,258	(2,839	)(D)	18,374

Net income	$33,283	$13,482	$(4,258)		$42,507

Per share data:
Basic earnings per share	$2.09	$3.49			$1.83
Diluted earnings per share	2.04	3.43			1.80
Cash dividends declared	0.40	0.44			0.40

Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)

Statement of Financial Position

(A)
Net cash used to acquire CB Bancshares' outstanding common stock. Includes $100.9 million for the cash component of the exchange offer, $4.1 million for purchases of CB Bancshares common stock in the open market, and $8.0 million paid for merger-related costs, net of $50.0 million in proceeds from issuance of trust preferred securities and $9.7 million received from the exercise of CB Bancshares outstanding stock options.

(B)
Represents goodwill of $139.2 million and core deposit premium of $29.1 million. Core deposit premium includes deferred tax adjustment of $8.3 million.

(C)
Represents trust preferred securities issued. On March 27, 2003, CPF issued $15.0 million in trust preferred securities. Trust preferred securities have a maturity of April 7, 2033 and are callable in whole or in part by CPF beginning April 7, 2008. The interest rate floats quarterly at a spread of 3.25% over 3-month LIBOR, with an initial interest rate of 4.54%. Additional trust preferred securities of $35.0 million are expected to be issued with similar structure and terms.

(D)
Represents $24.0 million in accrued merger-related costs, including change-of-control, severance and lease termination payments and $8.3 million in deferred tax liability related to core deposit premium.

(E)
Represents elimination of CB Bancshares equity.

(F)
Represents value of CPF common stock issued based on CPF's closing stock price on May 8, 2003 of $25.90.

(G)
Represents flow-through of merger-related charges to be recognized at consummation.

Statement of Income

(A)
Represents interest income foregone on net cash used at 1.25% interest rate.

(B)
Represents interest expense on trust preferred securities issued at 4.54% initial rate.

(C)
Represents amortization of core deposit premium intangible using a 7-year amortization period.

(D)
Represents tax effect of adjustments using an assumed effective tax rate of 40%.

REGULATION AND SUPERVISION

        The following is a summary of certain statutes and regulations affecting us and Central Pacific Bank, CB Bancshares and City Bank. This summary is qualified in its entirety by such statues and regulations.

  General

        We and CB Bancshares are registered bank holding companies under the Bank Holding Company Act, and as such are subject to regulation by the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve. A bank holding company is required to file with the Federal Reserve annual reports and other information regarding its business operations and those of its subsidiaries. A bank holding company and its subsidiary banks are also subject to examination by the Federal Reserve.

        The Bank Holding Company Act requires every bank holding company to obtain the approval of the Federal Reserve before acquiring substantially all the assets of any bank or bank holding company or ownership or control of any voting shares of any bank or bank holding company, if, after such acquisition, it would own or control, directly or indirectly, more than 5% of the voting shares of such bank or bank holding company

        In approving acquisitions by bank holding companies or companies engaged in banking-related activities, the Federal Reserve considers whether the performance of any such activity by a subsidiary of the holding company reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, which outweigh possible adverse effects, such as over-concentration of resources, decreased competition or unsound banking practices.

        In addition, bank holding companies are restricted in, and subject to, limitations regarding transactions with subsidiaries and other affiliates.

  Dividend Regulation

        Our ability and the ability of CB Bancshares to obtain funds for the payment of dividends and for other cash requirements is largely dependent on the amount of dividends which may be declared by our subsidiary, Central Pacific Bank, and their subsidiary, City Bank.

        See "Market Price Data and Dividend Information" on page 18 for more information.

  Government Policies

        The policies of regulatory authorities, including the Federal Reserve and the FDIC, have had a significant effect on the operating results of commercial banks in the past and are expected to do so in the future. An important function of the Federal Reserve System is to regulate aggregate national credit and money supply through such means as open market dealings in securities, establishing the discount rate on member bank borrowings and changes in reserve requirements against bank deposits. Policies of these agencies may be influenced by many factors, including inflation, unemployment, short-term and long-term changes in the international trade balance and fiscal policies of the United States government.

  USA Patriot Act

        On October 26, 2001, the President signed into law comprehensive anti-terrorism legislation known as the USA Patriot Act. Title III of the USA Patriot Act requires financial institutions, including the banks, to help prevent, detect and prosecute international money laundering and the financing of terrorism. Our bank has augmented its systems and procedures to accomplish this. We have not performed any due diligence on City Bank, and accordingly can make no assessment as to any steps City Bank may have taken in this regard.

  Federal Deposit Insurance

        Because of favorable loss experience and an adequate reserve ratio in the Bank Insurance Fund (BIF) of the FDIC, well-capitalized and well-managed banks, including Central Pacific Bank and City Bank, have in recent years paid minimal premiums for FDIC insurance. A number of factors suggest that as early as the second half of 2003, even well-capitalized and well-managed banks may be required to pay premiums for deposit insurance. The amount of any such premiums will depend on the outcome of legislative and regulatory initiatives as well as the growth of insured deposits, the BIF loss experience and other factors, none of which we are in position to predict at this time.

DESCRIPTION OF CPF CAPITAL STOCK

        The following description of the terms of our common stock is not meant to be complete and is qualified by reference to CPF's Articles of Incorporation, which is incorporated by reference herein. See "Where Can I Find More Information?" beginning on page 71.

        CPF is authorized to issue 50,000,000 shares of common stock, no par value per share. As of April 25, 2003, 16,015,076 shares of our common stock were issued and outstanding. CPF's outstanding shares of common stock are fully paid and nonassessable.

        CPF is authorized to issue 1,000,000 shares of preferred stock, no par value per share. As of April 25, 2003, no shares of our preferred stock were issued and outstanding.

        Dividend Rights.    Dividends may be paid on our common stock and on any class of stock entitled to participate with the common stock as to dividends but only when and as declared by our board of directors.

        Voting Rights.    Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of our common stock do not have cumulative voting rights for the election of directors or for any other purpose.

        Liquidation Rights.    If CPF liquidates, dissolves or winds up its business, holders of our common stock are entitled to receive all remaining assets available for distribution to shareholders after satisfaction of CPF's liabilities and the preferential rights of any preferred stock that may be outstanding at that time.

        Preemption Right and Sinking Fund, Redemption or Conversion Provisions.    Holders of common stock have no preemptive rights to purchase, subscribe for or receive shares of any class, or series thereof, of stock of CPF. The common stock is not entitled to any sinking fund, redemption or conversion provisions.

        Preferred Share Purchase Rights.    Pursuant to a Rights Agreement dated as of August 26, 1998, between CPF and the Rights Agent, CPF's board of directors declared a dividend of one preferred share purchase right for each outstanding share of CPF common stock on August 26, 1998. CPF's preferred share purchase rights when exercisable, entitle the registered holder to purchase from CPF one two-thousandth of a share of CPF's Series A Junior Participating Preferred Stock, no par value per share, at a price of $37.50 per one two-thousandth of a preferred share, subject to adjustment. These rights are attached to, and transferred with, all shares of our common stock outstanding until the distribution date described below. The rights will separate from the shares of CPF common stock on the distribution date. Distribution date means the date which is the earlier to occur of:

  •
  10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding common shares;

  •
  10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding common shares; or

        CPF may redeem the rights at the option of our board of directors for $0.02 per right, subject to adjustment, at any time prior to the earlier of the expiration of the rights or on the date that a person or persons acquire 15% of CPF's voting power. Our board of directors may amend the rights at any time without shareholder approval, provided, however, that from and after the date that a person or persons acquire beneficial ownership of 15% or more of CPF's outstanding common shares, the rights agreement shall not be amended in any manner that would adversely affect the holders of rights. Unless earlier redeemed, the rights will expire by their terms on August 26, 2008.

        See "Comparison of Rights of Holders of CPF Common Stock and CB Bancshares Common Stock—Special Voting Requirements" for a description of provisions in CPF's articles of incorporation regarding the shareholder vote needed to effect certain business combinations.

        CPF's common stock is currently listed on the NYSE under the symbol "CPF."

COMPARISON OF RIGHTS OF HOLDERS
OF CPF COMMON STOCK AND
CB BANCSHARES COMMON STOCK

        Upon completion of the CB Bancshares acquisition, CB Bancshares shareholders will become shareholders of CPF, rather than shareholders of CB Bancshares. Since both CPF and CB Bancshares are Hawaii corporations, the rights of the shareholders of CPF and CB Bancshares are governed by the applicable laws of the State of Hawaii, including the Hawaii Business Corporation Act, and by each company's respective articles of incorporation, as amended, and bylaws, as amended.

        The following is a summary comparison of:

  •
  the current rights of CB Bancshares shareholders under the Hawaii Business Corporation Act and the CB Bancshares articles of incorporation, as amended, or the CB Bancshares bylaws; and

  •
  the rights CB Bancshares shareholders will have as CPF shareholders under the Hawaii Business Corporation Act and the CPF articles of incorporation, as amended, the CPF articles, and bylaws, as amended, or the CPF bylaws, upon the completion of the exchange offer and the CB Bancshares merger.

        The following summary discusses some of the material differences between the current rights of CPF shareholders and CB Bancshares shareholders under the CPF articles and CPF bylaws and CB Bancshares articles and CB Bancshares bylaws. The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Hawaii Business Corporation Act, CPF articles, CPF bylaws, CB Bancshares articles and CB Bancshares bylaws. Copies of the CPF articles and CPF bylaws and the CB Bancshares articles and CB Bancshares bylaws are incorporated by reference herein and will be sent to CB Bancshares shareholders, upon request. See "Where Can I Find More Information?" beginning on page 72.

Corporate Governance

        CPF.    The rights of CPF shareholders are governed by Hawaii corporate law and the CPF articles and CPF bylaws.

        CB Bancshares.    The rights of CB Bancshares shareholders are governed by Hawaii corporate law and the CB Bancshares articles and CB Bancshares bylaws.

Authorized Capital Stock

        CPF.    The authorized capital stock of CPF currently consists of 51,000,000 shares of capital stock consisting of (i) 50,000,000 shares of common stock, no par value per share and (ii) 1,000,000 shares of preferred stock, no par value per share.

        CB Bancshares.    The authorized capital stock of CB Bancshares currently consists of 75,000,000 shares of capital stock consisting of (i) 50,000,000 shares of common stock, par value $1.00 per share and (ii) 25,000,000 shares of preferred stock, par value $1.00 per share.

Number, Classification and Election of Board of Directors

        The Hawaii Business Corporation Act provides that any shareholder may give written notice requesting that cumulative voting be used for the election of directors. The notice must be given to any officer of the corporation not less than 48 hours before the time fixed for holding a meeting of shareholders for the purpose of electing directors. Furthermore, an announcement of the giving of such notice must be made upon the convening of the meeting by the Chairman or Secretary or by or on behalf of such shareholder. The right to have directors elected by cumulative voting as provided for in the Hawaii Business Corporation Act exists notwithstanding that such a cumulative voting provision is not included in the articles of incorporation or bylaws of a corporation; however, this right may be restricted, qualified, or eliminated by a provision of the articles of incorporation or bylaws of any corporation having a class of equity securities registered pursuant to the Exchange Act, which are either listed on a national securities exchange or traded over-the-counter on the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System.

        CPF.    The CPF articles provide that the board of directors shall have not less than five members, at least one of whom shall be a resident of Hawaii, who shall be elected at the annual meeting of the CPF shareholders, in the manner described in the CPF bylaws. The CPF bylaws provide that the board of directors is to be divided into three classes of directors, with each class of directors (consisting of three directors) to be elected for a term expiring at the third succeeding annual meeting of shareholders after such directors' election. The CPF bylaws provide that the number of directors will be nine. As of April 25, 2003, the CPF board consisted of nine directors.

        Neither the CPF articles nor the CPF bylaws provide for or specifically eliminate cumulative voting for the election of directors.

        CB Bancshares.    The CB Bancshares articles and CB Bancshares bylaws provide that the board of directors is to be divided into three classes of directors with each director elected for a term expiring at the third succeeding annual meeting of shareholders after his or her election. Pursuant to the CB Bancshares articles and CB Bancshares bylaws, each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire board and the total number of directors shall be not less than three nor more than twenty-five directors (the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire board). Currently, the three classes of directors consist of the following: Class I consists of four (4) directors (one seat is currently vacant), Class II consists of four (4) directors and Class III consists of three (3) directors.

        The CB Bancshares bylaws specifically eliminate the right to cumulative voting as set forth in the Hawaii Business Corporation Act so long as CB Bancshares has a class of equity securities registered pursuant to the Exchange Act, which are either listed on a national securities exchange or traded over-the-counter on the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System.

Removal of Directors

        The Hawaii Business Corporation Act provides that, unless the articles of incorporation of a company provide otherwise, shareholders may remove directors with or without cause.

        CPF.    Under the CPF bylaws, directors may be removed (a) for cause by the board of directors when a director has been declared of unsound mind by an order of court or convicted of a felony or (b) without cause at any annual meeting of the shareholders by the affirmative vote of the holders of not less than 80% of the shares of CPF entitled to vote at the meeting.

        CB Bancshares.    Under the CB Bancshares bylaws, directors may be removed (a) with or without cause by an affirmative vote of the majority of the entire board of directors or (b) only for cause, by the affirmative vote of the holders of a majority of all outstanding shares of CB Bancshares. The articles do not define "cause" for these purposes.

Newly Created Directorships and Vacancies

        CPF.    The CPF bylaws provide that any vacancies on the board caused by the death, resignation, disqualification or otherwise, of any director who was previously duly elected, may be filled by the remaining members of the board, though less than a quorum, and each person so elected shall be a director until his or her successor is elected by the shareholders. Vacancies resulting from an increase in the number of directors may be filled only by the members of the board.

        CB Bancshares.    CB Bancshares bylaws provide that any vacancy on the board that results from an increase in the number of directors may be filled by a majority of the board then in office. Any other vacancy in the board may be filled by a majority of the directors then in office, although less than a quorum, or by the remaining directors.

Quorum of the Board

        CPF.    The CPF bylaws provide that a majority of all the directors of the board shall constitute a quorum.

        CB Bancshares.    The CB Bancshares bylaws provide that a majority of the entire board shall constitute a quorum to transact business, except that the remaining members of the board, although less than a quorum, may elect substitute directors. If a quorum is present when a vote is taken, the affirmation vote of a majority of directors present is the act of the board, unless the articles of incorporation or bylaws require the vote of a greater number of directors.

Voting

        CPF.    Each share of CPF common stock entitles the holder to one vote which may be voted in person or by proxy duly executed in writing.

        CB Bancshares.    Each share of CB Bancshares common stock is entitles the holder to one vote which may be voted in person or by proxy duly executed in writing.

Annual Meetings of Shareholders

        CPF.    The CPF bylaws provide that the annual meeting of the shareholders shall be held at such time and place, and within four months after the close of CPF's fiscal year, all as determined by the president or the board of directors.

        CB Bancshares.    The CB Bancshares bylaws provide that the annual meeting of shareholders will be held on such day following the close of each calendar year, as the board of directors shall designate.

Special Meetings of Shareholders

        The Hawaii Business Corporation Act provides that a corporation shall hold a special meeting of shareholders: (i) on call of its board of directors or the person or persons authorized to do so by the articles of incorporation or bylaws; or (ii) if the holders of at least ten percent (10%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the corporation's secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. Only business within the purpose or purposes described in the meeting notice may be conducted at a special shareholders' meeting.

        CPF.    The CPF bylaws provide that special meetings of the shareholders may be called at any time by the president, the chairman of the board of directors or a majority of the board of directors. Such requests must state the purpose of the meeting and the business of the special meeting shall be confined to that stated in the notice.

        CB Bancshares.    The CB Bancshares bylaws provide that a special meeting of the shareholders may be called at any time by the chairman of the board or the president or the board of directors or by a shareholder or shareholders owning not less than twenty-five percent (25%) of the issued and outstanding capital stock.

Quorum of the Shareholders

        CPF.    The CPF bylaws provide that the presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote shall constitute a quorum. If a meeting cannot be organized because a quorum has not attended, those present may adjourn the meeting to such time and place as they may determine; but in the case of a meeting called for the election of directors, those who attend the second adjournment of such meeting, although less than a quorum as described above (the holders of a majority of the outstanding shares entitled to vote), shall nevertheless constitute a quorum for the purpose of electing directors.

        CB Bancshares.    The CB Bancshares bylaws provide that a majority of the shares of stock issued, outstanding and entitled to vote, present in person or by proxy (duly executed in writing) shall constitute a quorum. At a meeting of which proper notice has not been given, the presence of all the shareholders, in person or by proxy, shall be required to constitute a quorum.

Shareholder Action by Written Consent

        The Hawaii Business Corporation Act provides that any action required or permitted to be taken at a meeting of the shareholders can be taken without a meeting if all shareholders entitled to vote on the action consent in writing to such action.

        CPF.    The CPF bylaws provide for action by unanimous written consent of the shareholders in lieu of a meeting.

        CB Bancshares.    The CB Bancshares articles and CB Bancshares bylaws are silent with respect to the ability of the shareholders to act by unanimous written consent in lieu of a meeting.

Special Voting Requirements

        The Hawaii Business Corporation Act provides that with respect to corporations incorporated before July 1, 1987, like CPF and CB Bancshares, a plan of merger or share exchange must be approved by the affirmative vote of the holders of three-fourths of all the issued and outstanding shares having voting power, unless the articles are amended by a three-fourths vote to provide for a lesser proportion of shares.

        CPF.    The CPF articles provide that in addition to any affirmative vote required by law or the CPF articles, holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class shall be required for certain business combinations (as set forth in the CPF articles) unless such business combinations are approved by a majority of disinterested directors and meet certain price and procedural requirements (as set forth in the CPF articles).

        CB Bancshares.    The CB Bancshares articles are silent regarding approval of plans of merger or share exchange.

Amendments of Articles of Incorporation

        The Hawaii Business Corporation Act provides that a corporation's board of directors may propose one or more amendments to the articles of incorporation for submission to the shareholders. For the amendment to be adopted: (a) the board of directors must recommend the amendment to the shareholders unless the board of directors determines that because of conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment; and (b) the shareholders entitled to vote on the amendment must approve the amendment in accordance with the following approval requirement (unless the Hawaii Business Corporation Act, the articles of incorporation, or the board of directors in accordance with the Hawaii Business Corporation Act require a greater vote or a vote by voting groups):

    with respect to corporations incorporated before July 1, 1987, like CPF and CB Bancshares, at such meeting a vote of the shareholders entitled to vote thereon shall be taken on the proposed amendment. The proposed amendment shall be adopted upon receiving the affirmative vote of the holders of two-thirds of the shares entitled to vote thereon. The articles of incorporation may be amended by a two-thirds vote to provide for a lesser proportion of shares, or of any class or series thereof, than two-thirds, in which case the articles of incorporation shall control; provided that the lesser proportion shall not be less than a majority.

        CPF.    The CPF articles do not specifically set forth the requirements for amending the CPF articles, except in the case of an amendment to the provisions related to the special voting requirements for certain business combinations, in which case the affirmative vote of the holders of seventy-five percent (75%) or more of the outstanding voting stock, voting together as a single class, shall be required to amend or repeal and adopt any provisions inconsistent with the provisions related to the special voting requirements for certain business combinations (notwithstanding the fact that a lesser percentage may be specified by law).

        CB Bancshares.    The CB Bancshares articles are silent regarding the requirements for amending the CB Bancshares articles.

Amendments of Bylaws

        The Hawaii Business Corporation Act provides that (a) a corporation's board of directors may amend or repeal the corporation's bylaws unless: (1) the articles of incorporation or the Hawaii Business Corporation Act reserve that power exclusively to the shareholders in whole or part; or (2) the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw and (b) a corporation's shareholders may amend or repeal the corporation's bylaws even though the bylaws may also be amended or repealed by its board of directors.

        CPF.    The CPF bylaws provide that, subject to repeal or change at any regular meeting of the shareholders, or at any special meeting called for that purpose by the vote of the holders of eighty percent (80%) of the outstanding shares entitled to vote at such meeting, the power to alter, amend or repeal any bylaw or adopt new bylaws shall be vested in the board of directors.

        CB Bancshares.    The CB Bancshares bylaws provide that the CB Bancshares bylaws may be amended by a resolution adopted by the affirmative vote of a majority of the entire board, except when a greater vote is required by the bylaws, subject to repeal or change by action of the stockholders. The bylaws may be repealed or changed by action of the stockholders at a duly called and noticed annual or special meeting, if (1) one of the purposes set forth in the notice is to repeal or change the bylaws, (2) the proposed changes are set forth with specificity in the notice or proxy, (3) the proposal complies with other requirements of the bylaws, and (4) the proposal is approved by the stockholders at the meeting.

Rights Plan

        CPF.    CPF entered into a Rights Agreement, dated as of August 26, 1998, between CPF and the Rights Agent, as amended. For more information, see "Description of CPF Capital Stock-Preferred Share Purchase Rights" on page 64.

        CB Bancshares.    CB Bancshares entered into a Rights Agreement, dated as of March 16, 1989, as amended between CB Bancshares and City Bank, as the rights agent. For more information, see "The Exchange Offer—Conditions to Exchange Offer—Rights Agreement Condition" on page 51.

WHERE CAN I FIND MORE INFORMATION?

        CPF and CB Bancshares file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC's Public Reference Room:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

        You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

        The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers like CPF and CB Bancshares that file electronically with the SEC. The address of that site is http://www.sec.gov.

        We filed a registration statement on Form S-4 with the SEC under the Securities Act to register the CPF common stock to be issued in our exchange offer and the CB Bancshares merger. This exchange offer is a part of that registration statement. As allowed by SEC rules, this offer to exchange does not contain all the information you can find in the registration statement or the exhibits to the registration statement. Shareholders may obtain copies of the Form S-4 and the Schedule TO, and any amendments to those documents, in the manner described above.

        The SEC allows us to incorporate by reference information into this exchange offer, which means that CPF can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this offer to exchange, except for any information superseded by information contained directly in this offer to exchange or in any subsequently filed document that is deemed to be incorporated by reference into this document. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

        This offer to exchange incorporates by reference the documents listed below that CPF and CB Bancshares have previously filed with the SEC. These documents contain important information about CPF and CB Bancshares and their business, financial condition and results of operations.

The following documents filed by CPF with the SEC are incorporated by reference:

  •
  Annual Report on Form 10-K, for the fiscal year ended December 31, 2002, as filed on March 14, 2003;

  •
  Proxy Statement for the Annual Meeting of Shareholders held on April 22, 2003, as filed on March 25, 2003;

  •
  Registration Statement on Form 8-A for the Rights Agreement of CPF adopted as of August 26, 1988, as filed on September 16, 1998, as amended.

The following documents filed by CB Bancshares with the SEC are incorporated by reference:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed on March 12, 2003;

  •
  Proxy Statement for Annual Meeting of Shareholders to be held on April 24, 2003, as filed on March 12, 2003;

  •
  The description of CB Bancshares' common stock set forth in CB Bancshares' registration statement on                        filed by CB Bancshares pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating the description, as filed on                        ; and

  •
  Registration Statement on Form 8-A for the Rights Agreement of CB Bancshares adopted as of March 16, 1989, as filed on April 24, 1989, and Amendments 1, 2 and 3 thereto as filed on July 11, 1989, August 2, 1990 and March 25, 1999, respectively.

        All documents filed by us or CB Bancshares pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this exchange offer to the date that the exchange offer expires or is terminated shall also be deemed to be incorporated in this exchange offer by reference.

        Documents incorporated by reference are available from us without charge upon request to our information agent,                        , toll-free at (800)     -            . In order to ensure timely delivery, any request should be submitted no later than                , 2003 (5 business days before the initial scheduled expiration date of our exchange offer). If request you any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

        We have not authorized anyone to give any information or make any representation about our exchange offer that is different from, or in addition to, that contained in this exchange offer or in any of the materials that we have incorporated by reference into this exchange offer. Therefore, if anyone does give you information of this sort, you should not rely on it. If shareholders are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this exchange offer are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then our offer presented in this exchange offer does not extend to you. The information contained in this exchange offer speaks only as of the date of this exchange offer unless the information specifically indicates that another date applies.

CB BANCSHARES INFORMATION

        While we have included in this offer to exchange information concerning CB Bancshares known to us based on publicly available information (primarily filings by CB Bancshares with the SEC), we are not affiliated with CB Bancshares, and CB Bancshares has not permitted us to have access to their books and records. Therefore, non-public information concerning CB Bancshares was not available to us for the purpose of preparing this exchange offer. Although we have no knowledge that would indicate that statements relating to CB Bancshares contained or incorporated by reference in this offer to exchange are inaccurate or incomplete, we were not involved in the preparation of those statements and cannot verify them.

        Pursuant to Rule 409 under the Securities Act and Rule 12b-21 under the Exchange Act, we are requesting that CB Bancshares provide us with information required for complete disclosure regarding the businesses, operations, financial condition and management of CB Bancshares. We will amend or supplement this exchange offer to provide any and all information we receive from CB Bancshares, if we receive the information before our exchange offer expires and we consider it to be material, reliable and appropriate. In addition, pursuant to Rule 439 under the Securities Act, we are requesting that CB Bancshares' independent accountants, KPMG LLP, provide us with the consent required for us to incorporate by reference into this offer to exchange the KPMG LLP audit report included in CB Bancshares' Annual Report on Form 10-K for the year ended December 31, 2002. If we receive this consent, we will promptly file it as an exhibit to our registration statement of which this exchange offer forms a part.

FORWARD-LOOKING STATEMENTS

        We have made forward-looking statements in this document, and in certain documents referred to in this document, that are subject to risks and uncertainty. Such statements include, but are not limited to, (i) statements about the benefits of the proposed merger, including future financial and operating results, costs savings and accretion to reported and cash earnings that may be realized from such merger; (ii) statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as "believes", "expects", "anticipates", "estimates", "intends", "plans", "targets", "projects" and other similar expressions. These statements are based upon our current beliefs and expectations and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

        The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

  •
  our business and the business of CB Bancshares may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

  •
  expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

  •
  revenues following the merger may be lower than expected;

  •
  deposit attrition, operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the merger;

  •
  the regulatory approvals required for the merger may not be obtained on the proposed terms;

  •
  the failure of our shareholders or CB Bancshares shareholders to approve the merger;

  •
  competitive pressures among depository and other financial institutions may increase significantly and may have an effect on pricing, spending, third-party relationships and revenues;

  •
  the strength of the United States economy in general and the strength of the Hawaii economy may be different than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on the combined company's loan portfolio and allowance for loan losses;

  •
  changes in the U.S. legal and regulatory framework; and

  •
  adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the combined company's activities.

        Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC's Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.

        With respect to financial projections for CB Bancshares contained in this document, neither CB Bancshares nor any analyst has published any information for 2003, 2004 or 2005. In addition, we have not been given the opportunity to do any due diligence on CB Bancshares other than reviewing its publicly available information. Therefore, we have created our own financial model for CB Bancshares based on its historical performance and our assumptions regarding the reasonable future performance of CB Bancshares on a stand-alone basis. These assumptions may or may not prove to be correct. The assumptions are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of CB Bancshares. There is no assurance that these projections will be realized and actual results are likely to differ significantly from such projections.

        Management of CPF believes these forward-looking statements are reasonable; however, you should not place undue reliance on such forward-looking statements, which are based on current expectations.

        Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of CPF following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond CPF's ability to control or predict. For those statements, CPF claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

        From time to time, CPF details other risks with respect to its business and/ or financial results in press releases and filings with the SEC, including without limitation, CPF's reports on Forms 10-K and 10-Q. We urge you to review the risks described in such releases and filings before deciding whether to tender CB Bancshares for exchange pursuant to this offer to exchange.

        See also "Risk Factors" beginning on page 9, and the risk factors disclosed in CPF's Annual Report on Form 10-K, for the fiscal year ended December 31, 2002, which is incorporated herein by reference. Readers are cautioned not to put undue reliance on forward-looking statements. CPF disclaims any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

LEGAL MATTERS

        The legality of CPF common stock offered by this offer to exchange will be passed upon by Manatt, Phelps & Phillips LLP, Los Angeles, California. Devens, Nakano, Saito, Lee, Wong & Ching will pass upon matters regarding the laws of Hawaii.

EXPERTS

        The consolidated financial statements of CPF (formerly CPB Inc.) and subsidiary as of December 31, 2002 and 2001, and for each of the years in the three year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

ANNEX A

DIRECTORS AND EXECUTIVE OFFICERS OF CPF

        The name, age, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of CPF are set forth below. Unless otherwise indicated, each position set forth opposite an individual's name refers to employment with CPF and each individual has held that position for at least the last five years. Each director and executive officer listed below is a citizen of the United States of America. Unless otherwise indicated below, the business address of each person is c/o CPF, 220 South King Street, Honolulu, Hawaii 96813.

Name	Business Address	Principal Occupation for the Past Five Years	Age
Clint Arnoldus	Central Pacific Financial Corp. 220 S. King Street Honolulu, HI 96813	Chairman, President and Chief Executive Officer of CPF (2002-present); President and Chief Operating Officer of Central Pacific Financial Corp. (2002); Chairman, President and Chief Executive Officer, Community Bank (1998-2001); Chairman, President and Chief Executive Officer, The Bank of New Mexico (1996-1998)	55
Neal K. Kanda	Central Pacific Financial Corp. 220 S. King Street Honolulu, HI 96813	Vice President, and Treasurer of CPF (2002-present); Vice President and Treasurer of the Company (1991-2001); Executive Vice President and Chief Financial Officer of Central Pacific Financial Corp. (2002-present); Executive Vice President of Central Pacific Financial Corp. (1996-2001)	54
Glenn K.C. Ching	Central Pacific Financial Corp. 220 S. King Street Honolulu, HI 96813	Vice President and Secretary of CPF (2003); General Counsel of CPF and Central Pacific Bank (2002-present); Associate Counsel and Compliance Officer, Finance Factors, Ltd. (1999-2002); Partner, Ashford & Wriston, Law Corporation (1998-1999)	44
Sherri Y. Yim	Central Pacific Financial Corp. 220 S. King Street Honolulu, HI 96813	Vice President, Assistant, Treasurer and Assistant Secretary of CPF (2003); Senior Vice President and Controller of Central Pacific Bank (2001); Vice President and Controller of CPF (1995-2002)	38

A-1

Joseph F. Blanco	P.O. Box 61235 Honolulu, HI 96839-1235	Director of CPF. Real Estate Consultant (2003-present): Executive Assistant to the Governor and Special Advisor for Technology Development, State of Hawaii (2000-2002); Executive Assistant to the Governor, State of Hawaii (1994-1999)	49
Alice F. Guild	210 Keeaumoku Street Honolulu, HI 96822	Director of CPF. Retired; Executive Director, The Friends of Iolani Palace (1998-2002)	68
Dennis I. Hirota, Ph.D.	Sam O. Hirota, Inc. 864 S. Beretania Street Honolulu, HI 96822	Director of CPF. President, Sam O. Hirota, Inc. Engineering and Surveying (1986-present); Registered Professional Engineer and Licensed Professional Land Surveyor	62
Clayton K. Honbo, M.D.	3109 Huelani Place Honolulu, HI 96822	Director of CPF. Retired; Doctor of Obstetrics and Gynecology, Clayton K. Honbo, M.D., Inc. (1977-1999)	65
Stanley W. Hong	Waste Management of Hawaii,Inc. 7 Waterfront Plaza, Suite 400 Honolulu, HI 96813	Director of CPF. President, Waste Management of Hawaii, Inc. (2002-present); Trustee, King Lunalilo Trust Estate (2001-present); President and Chief Executive Officer, The Chamber of Commerce of Hawaii (1996-2001); Attorney-at-Law	66
Paul J. Kosasa	MNS, Ltd., dba ABC Stores 766 Pohukaina Street Honolulu, HI 96813	Director of CPF. President and Chief Executive Officer of MNS, Ltd., dba ABC Stores (1999-present); Executive Vice President and District Manager of MNS Ltd., dba ABC Stores (1997-1998)	45
Gilbert J. Matsumoto	The Matsumoto Group 1060 Young Street Suite 301 Honolulu, HI 96814	Director of CPF. Certified Public Accountant; Principal-President, The Matsumoto Group, Certified Public Accountants (1979-present)	59
Daniel M. Nagamine	Flamingo Enterprises, Inc. 871 Kapiolani Blvd. Suite #6 Honolulu, HI 96813	Director of CPF. President, Flamingo Enterprises, Inc. (1985-present); General Partner, Flamingo Pearl City, a limited partnership (1998-present); Certified Public Accountant (Inactive)	61

A-2

ANNEX B

DISSENTING RIGHTS SECTION UNDER
THE HAWAII BUSINESS CORPORATION ACT

A. Right to Dissent and Obtain Payment for Shares

  § 414-341. Definitions.

        As used in this part:

  "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

  "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

  "Dissenter" means a shareholder who is entitled to dissent from corporate action under sections 414-342 and who exercises that right when and in the manner required by sections 414-351 to 414-359.

  "Fair value," with respect to a dissenters' shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

  "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

  "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

  "Shareholder" means the record shareholder or the beneficial shareholder.

  § 414-342. Right to dissent.

  (a)
  A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

  (1)
  Consummation of a plan of merger to which the corporation is a party:

  (A)
  If shareholder approval is required for the merger by section 414-313 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

  (B)
  If the corporation is a subsidiary that is merged with its parent under section 414-314;

  (2)
  Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

  (3)
  Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

    (4)
    An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenters' shares because it:

    (A)
    Alters or abolishes a preferential right of the shares;

    (B)
    Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

    (C)
    Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

    (D)
    Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

    (E)
    Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 414-74;

    (5)
    Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or

    (6)
    Consummation of a plan of conversion to which the corporation is the converting entity, if the shareholder is entitled to vote on the plan.

  (b)
  A shareholder entitled to dissent and obtain payment for the shareholder's shares under this part may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

  § 414-343. Dissent by nominees and beneficial owners.

  (a)
  A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenters' other shares were registered in the names of different shareholders.

  (b)
  A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

  (1)
  The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

  (2)
  The beneficial shareholder does so with respect to all shares of which the beneficial shareholder is the beneficial shareholder or over which the beneficial shareholder has power to direct the vote.

B. Procedure for Exercise of Dissenters' Rights.

  § 414-351. Notice of dissenters' rights.

  (a)
  If proposed corporate action creating dissenters' rights under section 414-342 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this part and be accompanied by a copy of this part.

  (b)
  If corporate action creating dissenters' rights under section 414-342 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in sections 414-353.

  § 414-352. Notice of intent to demand payment.

  (a)
  If proposed corporate action creating dissenters' rights under section 414-342 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

  (1)
  Must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

  (2)
  Must not vote the shareholder's shares in favor of the proposed action.

  (b)
  A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this part.

  § 414-353. Dissenters' notice.

  (a)
  If proposed corporate action creating dissenters' rights under section 414-342 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 414-352.

  (b)
  The dissenters' notice must be sent no later than ten days after the corporate action was taken, and must:

  (1)
  State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

  (2)
  Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

  (3)
  Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

  (4)
  Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered; and

  (5)
  Be accompanied by a copy of this part.

  § 414-354. Duty to demand payment.

  (a)
  A shareholder sent a dissenters' notice described in sections 414-353 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to sections 414-353(b)(3), and deposit the shareholder's certificates in accordance with the terms of the notice.

  (b)
  The shareholder who demands payment and deposits the shareholder's share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

  (c)
  A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this part.

  § 414-355. Share restrictions.

  (a)
  The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 414-357.

  (b)
  The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

  § 414-356. Payment.

  (a)
  Except as provided in section 414-358, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 414-354 the amount the corporation estimates to be the fair value of the dissenters' shares, plus accrued interest.

  (b)
  The payment must be accompanied by:

  (1)
  The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

  (2)
  A statement of the corporation's estimate of the fair value of the shares;

  (3)
  An explanation of how the interest was calculated;

  (4)
  A statement of the dissenters' right to demand payment under section 414-359; and

  (5)
  A copy of this part.

  § 414-357. Failure to take action.

  (a)
  If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

  (b)
  If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under sections 414-353 and repeat the payment demand procedure.

  § 414-358. After-acquired shares.

  (a)
  A corporation may elect to withhold payment required by section 414-356 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

  (b)
  To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenters' demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment under section 414-359.

  § 414-359. Procedure if shareholder is dissatisfied with payment or offer.

  (a)
  A dissenter may notify the corporation in writing of the dissenters' own estimate of the fair value of the dissenters' shares and amount of interest due, and demand payment of the dissenters' estimate (less any payment under section 414-356), or reject the corporation's offer under section 414-358 and demand payment of the fair value of the dissenters' shares and interest due, if:

  (1)
  The dissenter believes that the amount paid under section 414-356 or offered under section 414-358 is less than the fair value of the dissenters' shares or that the interest due is incorrectly calculated;

  (2)
  The corporation fails to make payment under section 414-356 within sixty days after the date set for demanding payment; or

  (3)
  The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

  (b)
  A dissenter waives the dissenters' right to demand payment under this section unless the dissenter notifies the corporation of the dissenters' demand in writing under subsection (a) within thirty days after the corporation made or offered payment for the dissenters' shares.

C. Judicial Appraisal of Shares.

  § 414-371. Court action.

  (a)
  If a demand for payment under section 414-359 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  (b)
  The corporation shall commence the proceeding in the circuit court. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

  (c)
  The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

  (d)
  The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

  (e)
  Each dissenter made a party to the proceeding is entitled to judgment:

  (1)
  For the amount, if any, by which the court finds the fair value of the dissenters' shares, plus interest, exceeds the amount paid by the corporation; or

    (2)
    For the fair value, plus accrued interest, of the dissenters' after-acquired shares for which the corporation elected to withhold payment under section 414-358.

  § 414-372. Court costs and counsel fees.

  (a)
  The court in an appraisal proceeding commenced under section 414-371 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 414-359.

  (b)
  The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

  (1)
  Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 414-351 to 414-359; or

  (2)
  Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.

  (c)
  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

        The Exchange Agent for CPF's offer to exchange is:

By Mail: ___________________________ _____________,_____________ ___________________________	By Hand Delivery ___________________________ _____________,_____________ ___________________________	By Overnight Delivery ___________________________ _____________,_____________ ___________________________

Confirm by Telephone:

(___) ___-____

Any questions or requests for assistance or additional copies of the offer to exchange, the letter of transmittal and the notice of guaranteed delivery and related exchange offer materials may be directed to the information agent at its telephone number and location listed below. Shareholders may also contact their local broker, commercial bank, trust company or nominee for assistance concerning the offer to exchange.

The Information Agent for the Offer is:

______________________________________

______________________________________

______________________________________

______________________________________

______________________________________

or

Call Toll-Free _________________________

Email: __________________@____________

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 414-242 of the Hawaii Business Corporation Act provides that a corporation may indemnify an individual who is a party to a proceeding because the individual is a director against the liability incurred in the proceeding if:

  •
  The individual conducted himself or herself in good faith and the individual reasonably believed: (i) in the case of conduct in the individual's official capacity, the individual's conduct was in the best interests of the corporation; and (ii) in all other cases, that the individual's conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful; or

  •
  the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation.

        The Hawaii Business Corporation Act also provides that a corporation may include indemnification provisions in its articles of incorporation that are broader than the foregoing provisions.

        To the extent that a director is successful in the defense of such a proceeding, the corporation is required by the Section 414-243 of the Hawaii Business Corporation Act to indemnify such director for reasonable expenses incurred thereby.

        Under the Section 414-244 of the Hawaii Business Corporation Act, a corporation, before final disposition of a proceeding, may advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding. Under certain circumstances, under the Section 414-245 of the Hawaii Business Corporation Act, a director may apply and obtain indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction. However, no indemnification may be made in a proceeding in respect of any matter as to which he or she has been adjudged to be liable for negligence or misconduct in the performance of his or her duties unless and only to the extent that the applicable court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for the expenses which the court deems proper.

        Further, under Section 414-246 of the Hawaii Business Corporation Act, indemnification may be made only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because he or she has met the applicable standard, with such determination to be made:

  •
  by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding;

  •
  if the quorum is not obtainable, by independent legal counsel in a written opinion to the corporation;

  •
  by a majority vote of the shareholders; or

  •
  by the court in which the proceeding is or was pending upon application.

        Under Section 414-427 of the Hawaii Business Corporation Act, a corporation may indemnify and advance expenses to officers whom to a party to a proceeding because the officer is an officer of the corporation:

  •
  the same extent as director; and

  •
  if the person is an officer but not a director, to such further extent as provided by the articles of incorporation, the bylaws and a resolutions of the board of directors, or contract except for liability arising out of conduct that constitutes: (i) receipt by the officer of a financial benefit to which the officer director is not entitled; (ii) an intentional infliction of harm on the corporation or the shareholders; or an intentional violation of criminal law.

        The above described provision applies to an officer who is also a director if the basis on which officer is made a party to the proceeding is an act of omission solely as an officer. Further, an officer of a corporation who is not a director is entitled to the mandatory indemnification under Section 414-243 of the Hawaii Business Corporation Act and may apply to a court under Section 414-245 of the Hawaii Business Corporation Act for indemnification or and advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance for expenses.

        The Hawaii Business Corporation Act also provides that a corporation may include indemnification provisions in its articles of incorporation that are broader than the foregoing provisions. The Restated Articles of Incorporation of CPF, as amended, do not address the matter of indemnification of directors and officers; however, the provisions of the Amended Bylaws of CPF relating to indemnification directors and officers provide for substantially the same as the provisions of the Hawaii Business Corporation Act described above as related to the corporations obligations and authority to indemnify its directors and officers.

        CPF has purchased insurance on behalf of any person who is or was a director, officer, employee or agent of CPF, or is or was serving at the request of CPF as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not CPF would have the power to indemnify him against such liability under the provisions of the Amended Bylaws of CPF.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)
Exhibits:

Exhibit No.	Document
3.1	Restated Articles of Incorporation of Registrant, as amended(1)
3.2	Amended Bylaws of Registrant.(2)
3.3	Amendment to Articles of Incorporation dated April 22, 2003.
4.1	Rights Agreement dated August 26, 1998 dated as of August 26, 1998 between Registrant and the Rights Agent(3).
*5.1	Form of Opinion of Manatt, Phelps & Phillips, LLP and Devens, Nakano, Saito, Lee, Wong & Ching regarding the validity of the securities being registered.
*8.1	Opinion of Manatt, Phelps & Phillips, LLP regarding certain tax matters.
10.1
Agreement for Sale and Purchase of Partnership Interests, dated June 25, 2001, by and among Kajima Development Corporation, Sumitomo Corporation, Sumitomo Corporation of America, as Sellers, the Registrant as Purchaser, and CPB Properties, Inc.(4)
10.2	Termination of Share Purchase Agreement, dated as of October 22, 2001, by and between the Registrant and The Sumitomo Bank, Limited(4)
10.3
Plan of Merger of CPF Properties, Inc. with and into the Registrant and Articles of Merger as filed with the State of Hawaii Department of Commerce and Consumer Affairs on October 29, 2001, effective at 4:59 p.m. on October 31, 2001(4)

10.4
Certificate of Cancellation of Limited Partnership for CKSS Associates, as filed with the State of Hawaii Department of Commerce and Consumer Affairs on October 29, 2001, effective at 5:00 p.m. on October 31, 2001(4)
10.5	Split Dollar Life Insurance Plan(5)(9)
10.6	Central Pacific Bank and Subsidiaries 2000 Annual Executive Incentive Plan(9)(11)
10.7	Central Pacific Bank Supplemental Executive Retirement Plan(7)(9)
10.8	The Registrant's 1986 Stock Option Plan, as amended(6)(9)
10.9	The Registrant's 1997 Stock Option Plan, as amended(7)(9)
10.10	License and Service Agreement dated July 30, 1997 by and between Registrant and Fiserv Solutions, Inc.(8)
10.11	The Registrant's Directors Deferred Compensation Plan(9)(12)
10.12	Supplemental Retirement Agreement dated February 28, 2002 by and between the Registrant and Naoaki Shibuya(9)(10)
10.13	Supplemental Retirement Agreement dated June 28, 2002 by and between the Registrant and Joichi Saito(2)(9)
10.14	Executive Employment Agreement dated January 1, 2003 by and between the Registrant and Clinton L. Arnoldus(2)(9)
10.15	Executive Employment Agreement dated January 1, 2003 by and between the Registrant and Neal K. Kanda(2)(9)
10.16	Executive Employment Agreement dated January 1, 2003 by and between the Registrant and Sherri Y. Yim(2)(9)
10.17	Executive Employment Agreement dated January 1, 2003 by and between the Registrant and Denis K. Isono(2)(9)
10.18	Executive Employment Agreement dated January 1, 2003 by and between the Registrant and Blenn A. Fujimoto(2)(9)
10.19	Executive Employment Agreement dated January 1, 2003 by and between the Registrant and Alwyn S. Chikamoto(2)(9)
10.20	Executive Employment Agreement dated January 1, 2003 by and between the Registrant and Craig H. Hashimoto(2)(9)
11	Statement Regarding Computation of Per Share Earnings
12	Statement Regarding Computation of Ratios
21	Subsidiaries of Registrant(13)
23.1	Consent of KPMG LLP(13)
*23.2	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1)
*23.3	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 8.1)
23.4	Consent of Devens, Nakano, Saito, Lee, Wong & Ching (included in Exhibit 5.1)
99.1	Press Release issued by the Registrant, dated April 16, 2003 (incorporated by reference to Rule 425 filing filed on April 16, 2003)

99.2	Form of a Letter Invitation to a reception/presentation distributed to shareholders of the Registrant, dated April 16, 2003 (incorporated by reference to Rule 425 filing filed on April 16, 2003)
99.3	Q&A for employees and managers of the Registrant, dated April 16, 2003 (incorporated by reference to Rule 425 filing filed on April 16, 2003)
99.4	Benefits Fact Sheet, dated April 16, 2003 (incorporated by reference to Rule 425 filing filed on April 16, 2003)
99.5	Material presented during a press conference held by the Registrant on April 16, 2003 (incorporated by reference to Rule 425 filing filed on April 16, 2003)
99.6	Customer/Client Call Script used by the Registrant on April 16, 2003 (incorporated by reference to Rule 425 filing filed on April 16, 2003)
99.7	Letter of Clint Arnoldus of the Registrant to employees of the Registrant, dated April 16, 2003 (incorporated by reference to Rule 425 filing filed on April 16, 2003)
99.8	Materials presented during presentations made to employees and managers of the Registrant on April 16, 2003 (incorporated by reference to Rule 425 filing filed on April 16, 2003)
99.9
Materials posted on the Registrant's web site on April 16, 2003 and presented during an investor conference call held by the Registrant on April 17, 2003 (incorporated by reference to Rule 425 filing filed on April 16, 2003)
99.10	Earnings Release issued by the Registrant, dated April 17, 2003 (incorporated by reference to Rule 425 filing filed on April 17, 2003)
99.11	Script used during an investor conference call held by the Registrant on April 17, 2003 (incorporated by reference to Rule 425 filing filed on April 17, 2003)
99.12	Transcript of an investor conference call held by the Registrant on April 17, 2003 (incorporated by reference to Rule 425 filing filed on April 18, 2003)
99.13	Press Release issued by the Registrant, dated April 17, 2003 (incorporated by reference to Rule 425 filing filed on April 18, 2003)
99.14
Advertisement placed in newspapers in Hawaii by the Registrant on April 21, 2003 and posted on the Registrant's web site on April 21, 2003 (incorporated by reference to Rule 425 filing filed on April 21, 2003)
99.15	Materials used at a presentation made to the community by the Registrant, held on April 21, 2003 (incorporated by reference to Rule 425 filing filed on April 21, 2003)
99.16	Materials used at a presentation to the shareholders of the Registrant, held on April 22, 2003 (incorporated by reference to Rule 425 filing filed on April 22, 2003)
99.17
Materials used at a presentation made to the community by the Registrant, held on April 21, 2003 and posted on the Registrant's web site on April 22, 2003 (incorporated by reference to Rule 425 filing filed on April 22, 2003)
99.18	Press Release issued by the Registrant, dated April 22, 2003 (incorporated by reference to Rule 425 filing filed on April 23, 2003)
99.19
Materials used in a presentation made to investors, held by the Registrant on April 24, 2003 and posted on the Registrant's web site on April 24, 2003 (incorporated by reference to Rule 425 filing filed on April 24, 2003)

99.20	Memorandum from Clint Arnoldus of the Registrant to the employees of the Registrant, dated April 24, 2003 (incorporated by reference to Rule 425 filing filed on April 24, 2003)
99.21	Q&A materials used by Registrant and posted on its web site on April 29, 2003 (incorporated by reference to Rule 425 filing filed on April 29, 2003)
99.22	Press release issued by Registrant on April 30, 2003 (incorporated by reference to Rule 425 filing filed on April 30, 2003)
99.23	Press release issued by Registrant on May 1, 2003 (incorporated by reference to Rule 425 filing filed on May 1, 2003)
99.24	Advertisement that Registrant placed in newspapers in Hawaii on May 1, 2003 and posted on its website on May 1, 2003 (incorporated by reference to Rule 425 filing filed on May 1, 2003)
99.25	Press release issued by Registrant on May 5, 2003 (incorporated by reference to Rule 425 filing filed on May 5, 2003)
99.26	Press release issued by Registrant on May 5, 2003 (incorporated by reference to Rule 425 filing filed on May 5, 2003)
99.27	Letter from Clint Arnoldus of the Registrant to the employees of Registrant, dated May 2, 2003 (incorporated by reference to Rule 425 filing filed on May 5, 2003)
99.28	Press release issued by Registrant on May 5, 2003 (incorporated by reference to Rule 425 filing filed on May 6, 2003)
99.29	Advertisement placed in newspapers in Hawaii by the Registrant on May 9, 2003 and posted on the Registrant's website on May 9, 2003 (incorporated by reference to Rule 425 filling filed on May 9, 2003)
99.30	Press release issued by Registrant on May 9, 2003 (incorporated by reference to Rule 425 filing filed on May 9, 2003)

*
To be filed by amendment to this Form S-4.

(1)
Filed as Exhibits 3.1 and 10.7 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the Securities and Exchange Commission on March 30, 1998.

(2)
Filed as Exhibits 3.2, 10.13, 10.14, 10.15, 10.16, 10.17, 10.18, 10.19 and 10.20 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on March 14, 2003.

(3)
Filed as an Exhibit to Registant's Registration Statement on Form 8-A filed by Registrant on September 16, 1998.

(4)
Filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 28, 2002.

(5)
Filed as Exhibit 10.16 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1991, filed with the Securities and Exchange Commission on March 27, 1992.

(6)
Filed as Exhibit 28.1 to the Registrant's Registration Statement on Form S-8 Registration No. 33-11462, filed with the Securities and Exchange Commission on January 22, 1987, which is incorporated herein by this reference.

(7)
Filed as Exhibits 10.6, 10.8 and 10.9 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed with the Securities and Exchange Commission on March 28, 1997.

(8)
Filed as Exhibit 10.11 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the Securities and Exchange Commission on March 30, 1999.

(9)
Denotes management contract or compensation plan or arrangement.

(10)
Filed as Exhibit 10 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the Securities and Exchange Commission on May 10, 2002.

(11)
Filed as Exhibit 10.8 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on March 30, 2001.

(12)
Filed as Exhibit 10.12 to Registrant's Annual Report of Form 10-K for the fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on March 30, 2001.

(13)
Filed as Exhibits 21 and 23.1 to Amendment No. 1 to Form S-4 Registration No. 333-104783 filed with the Securities and Exchange Commission on May 5, 2003.

(b) None

(c) None

ITEM 22. UNDERTAKINGS.

        (A)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (B)  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (C)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2)   The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (i) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (D)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (E)  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (F)  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, or the Securities Act, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Honolulu, State of Hawaii, on May 9, 2003.

Central Pacific Financial Corp. (Registrant)
By:	/s/ CLINT ARNOLDUS Clint Arnoldus
Chairman of the Board, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the registration statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date

* Clint Arnoldus	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer), Director	May 9, 2003
* Neal K. Kanda	Vice President, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 9, 2003
* Joseph F. Blanco	Director	May 9, 2003
* Dennis I. Hirota, Ph.D.	Director	May 9, 2003
* Clayton K. Honbo	Director	May 9, 2003
* Stanley W. Hong	Director	May 9, 2003
* Paul Kosasa	Director	May 9, 2003
* Gilbert J. Matsumoto	Director	May 9, 2003
* Daniel M. Nagamine	Director	May 9, 2003
* By:	/s/ CLINT ARNOLDUS Clint Arnoldus Attorney-in-fact

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
Central Pacific Financial Corp.
CB Bancshares, Inc.
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
Selected Unaudited Pro Forma Condensed Combined Financial Data (In thousands, except per share data)
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA CPF
Selected Consolidated Financial Information (Dollars in thousands, except per share data)
CB Bancshares
Selected Consolidated Financial Information (Dollars in thousands, except per share data)
COMPARATIVE PER SHARE DATA
MARKET PRICE DATA AND DIVIDEND INFORMATION
INFORMATION ABOUT CPF AND CB BANCSHARES
BACKGROUND OF THE EXCHANGE OFFER
REASONS FOR THE EXCHANGE OFFER
THE EXCHANGE OFFER
Minimum Tender Condition
Regulatory Condition
Control Share Condition
Rights Agreement Condition
CPF Shareholder Approval Condition
Due Diligence Condition
Certain Other Conditions to the Exchange Offer
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Unaudited Pro Forma Condensed Combined Statement of Financial Position December 31, 2002
Unaudited Pro Forma Condensed Combined Statement of Income Year Ended December 31, 2002
REGULATION AND SUPERVISION
DESCRIPTION OF CPF CAPITAL STOCK
COMPARISON OF RIGHTS OF HOLDERS OF CPF COMMON STOCK AND CB BANCSHARES COMMON STOCK
WHERE CAN I FIND MORE INFORMATION?
CB BANCSHARES INFORMATION
FORWARD-LOOKING STATEMENTS
LEGAL MATTERS
EXPERTS
DIRECTORS AND EXECUTIVE OFFICERS OF CPF
DISSENTING RIGHTS SECTION UNDER THE HAWAII BUSINESS CORPORATION ACT
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES